     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1998

                                                      REGISTRATION NO. 333-52251
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                   NBTY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                               90 ORVILLE DRIVE                                         11-2228617
(STATE OR OTHER JURISDICTION OF                  BOHEMIA, NEW YORK 11716                        (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)                 TELEPHONE: (516) 567-9500
                                       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

  SCOTT RUDOLPH, CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                   NBTY, INC.
                                90 ORVILLE DRIVE
                            BOHEMIA, NEW YORK 11716
                           TELEPHONE: (516) 567-9500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                       MICHAEL C. DUBAN, ESQ.                                            MICHAEL A. BECKER, ESQ.
                       MICHAEL C. DUBAN, P.C.                                            CAHILL GORDON & REINDEL
                           81 MAIN STREET                                                     80 PINE STREET
                    WHITE PLAINS, NEW YORK 10601                                         NEW YORK, NEW YORK 10005
                      TELEPHONE: 914-681-0606                                            TELEPHONE: 212-701-3412
                       TELECOPY: 914-948-0462                                             TELECOPY: 212-269-5420

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                8,600,000 SHARES

                                    [LOGO]

                                  COMMON STOCK

                            ------------------------

     Of the 8,600,000 shares of Common Stock, $.008 par value per share (the 'Common Stock') being offered hereby (the 'Offering'), 3,000,000 shares are being sold by NBTY, Inc. (the 'Company') and 5,600,000 shares are being sold by the Selling Stockholders (as defined herein). See 'Principal and Selling Stockholders.' The Company will not receive any of the proceeds from the sale of the shares being offered by the Selling Stockholders.


     The Common Stock is traded on the Nasdaq National Market under the symbol 'NBTY.' The reported last sale price of the Company's Common Stock on the Nasdaq National Market on June 30, 1998 was $18.38 per share. See 'Price Range of Common Stock.'


                            ------------------------

     SEE 'RISK FACTORS' BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


                                               UNDERWRITING                          PROCEEDS TO
                                               DISCOUNTS AND      PROCEEDS TO          SELLING
                            PRICE TO PUBLIC    COMMISSIONS(1)     COMPANY(2)       STOCKHOLDERS(2)
Per Share                       $18.00             $.738            $17.262            $17.262
Total(3)                     $154,800,000       $6,346,800        $51,786,000        $96,667,200


  (1) For information regarding indemnification of the Underwriters, see 'Underwriting.'

  (2) Before deducting expenses related to the Offering estimated at $700,000 payable by the Company (including certain expenses payable on behalf of the Selling Stockholders).


  (3) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 1,290,000 shares of Common Stock, solely to cover over-allotments, if any. See 'Underwriting.' If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $178,020,000, $7,298,820, $59,553,900 and
      $111,167,280, respectively.


                            ------------------------


     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about July 7, 1998 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.


                            ------------------------

SALOMON SMITH BARNEY
                     LEHMAN BROTHERS
                              ADAMS, HARKNESS & HILL, INC.
                                             RAYMOND JAMES & ASSOCIATES, INC.
                                                              PIPER JAFFRAY INC.


July 1, 1998

              [COMPANY ARTWORK FOR INSIDE FRONT COVER]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENTS, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH TRANSACTIONS IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

     THE UNDERWRITERS HAVE ADVISED THE COMPANY AND THE SELLING STOCKHOLDERS THAT CERTAIN OF THE UNDERWRITERS CURRENTLY ACT AS MARKET MAKERS FOR THE COMMON STOCK AND CURRENTLY INTEND TO CONTINUE TO ACT AS MARKET MAKERS FOLLOWING THE OFFERING. SINCE THE AVERAGE DAILY TRADING VOLUME OF THE COMMON STOCK EXCEEDS $1 MILLION AND THE COMPANY'S PUBLIC FLOAT EXCEEDS $150 MILLION, THE PROVISIONS OF REGULATION M PERMIT SUCH UNDERWRITERS TO CONTINUE MARKET MAKING ACTIVITIES DURING THE PERIOD OF THE OFFERING. HOWEVER, THE UNDERWRITERS ARE NOT OBLIGATED TO DO SO AND MAY DISCONTINUE ANY MARKET MAKING AT THAT TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Except as otherwise specified, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) gives effect to the recent three-for-one stock split of the Company's Common Stock on April 3, 1998. Unless otherwise indicated, references herein to 'NBTY' or 'the Company' refer to NBTY, Inc. and its subsidiaries. On August 7, 1997, NBTY acquired Holland & Barrett Holdings Ltd. ('Holland & Barrett' or 'H&B') in a transaction accounted for as a purchase and on April 20, 1998, NBTY merged Nutrition Headquarters, Inc., Lee Nutrition, Inc. and Nutro Laboratories, Inc. (collectively 'Nutrition Headquarters Group') into the Company in a transaction accounted for as a pooling of interests. Unless otherwise indicated, the financial information contained herein includes results of Holland & Barrett from the date of acquisition and Nutrition Headquarters Group for all reported periods. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' Fiscal year references are to the fiscal year ended September 30. This Prospectus contains forward-looking statements which involve risks and uncertainties. See 'Risk Factors--Forward Looking Statements' for a discussion of certain risks and their potential impact on the forward-looking statements contained herein.

                                  THE COMPANY

     NBTY is a leading vertically integrated manufacturer, marketer and retailer of a broad line of high quality, value-priced nutritional supplements in the United States and the United Kingdom. The Company offers approximately 900 products under a number of brands, including vitamins, minerals, herbs, amino acids, sports nutrition products, diet aids and other nutritional supplements. NBTY targets the growing value-conscious consumer segment by offering high quality products at a value price point, direct to the consumer. NBTY markets its multi-branded products through a four channel distribution system: (i) the leading U.S. nutritional supplement mail order program under the Company-owned Puritan's Pride and Nutrition Headquarters brands and catalogs; (ii) Company-owned Vitamin World retail stores, of which there are currently approximately 150, located strategically throughout the United States; (iii) Company-owned Holland & Barrett retail stores, of which there are currently 417, located strategically throughout the United Kingdom; and (iv) wholesale distribution to drug store chains, supermarkets, independent pharmacies and health food stores primarily under the Nature's Bounty brand. NBTY currently manufactures approximately 70% of the nutritional supplements it sells and upon completion of a new state-of-the-art manufacturing facility in 1998, the Company expects to manufacture approximately 90%.

     The Company believes that it is well positioned to capitalize on the continued growth in the vitamin, mineral and nutritional supplement ('VMS') industry. The VMS market in the United States has grown at a compound annual rate of approximately 15%, from $3.7 billion in 1992 to $6.5 billion in 1996, according to the 1997 Packaged Facts ('Packaged Facts') survey. Increasing VMS usage has been linked to a number of factors, including: (i) scientific and popular reports on the positive benefits of VMS products; (ii) awareness of healthier lifestyles; (iii) favorable regulatory environment; (iv) new VMS product introductions and (v) wider distribution of VMS products. Vitamins, minerals and nutritional supplements are sold through drug stores, supermarkets and discount stores, health food stores, direct sales organizations and mail order. According to Packaged Facts, drug stores, supermarkets and discount stores, on a combined basis, accounted for approximately 46%, health food stores for approximately 38% and direct and mail order sales for approximately 16% of total industry sales in 1996.

     Since its formation in 1971, the Company has increased sales and operating performance as a result of its well-recognized, value-oriented products; efficient, state-of-the-art production facilities; multiple distribution channels; and strategic acquisitions, as well as from the continuing growth in the VMS market. For the fiscal year ended September 1997, net sales and income from operations increased 34% and 63%, respectively over the prior year, to $355 million and $53 million (excluding $6.4 million of legal settlement costs in fiscal 1997), respectively. For the six months ended March 1998, net sales and income from operations increased 80% and 70%, respectively over the prior year period, to $287 million and $42 million, respectively. NBTY's net sales from mail order, retail-U.S., retail-U.K. and wholesale operations were approximately 32%, 11%, 33% and 24%, respectively, for the six months ended March 1998.

     The Company's position as a leading vertically integrated manufacturer, marketer and retailer of a broad line of high quality, value-priced nutritional supplements enables it to successfully operate a four channel distribution system:

     Mail Order. Through its Puritan's Pride and Nutrition Headquarters brands, NBTY is the leader in the U.S. mail order nutritional supplement industry with over 4.0 million active customers and with response rates which management believes to be in excess of the mail order industry average. Through its catalogs, the Company offers a full line of vitamins and other nutritional supplements at prices which are normally at a discount to retail stores. The Company mails its catalogs approximately eight times a year. NBTY intends to continue to add new customers to its mail order operation through aggressive marketing techniques and selective acquisitions. In addition, in 1996 the Company expanded its mail order operations into the United Kingdom.

     Retail Stores, U.S. The Company currently operates approximately 150 stores in 40 states under the Vitamin World name, primarily in factory outlet malls, and more recently in regional malls. Such stores carry a full line of value-priced products under the Vitamin World brand as well as a limited selection of other brands. The stores generally average 1,200 square feet and offer 1,200 SKUs of vitamins, minerals and nutritional supplements. During calendar 1998, the Company plans to open a total of 120 Vitamin World stores, of which approximately 20 stores have recently been opened and leases have been signed for an additional 26 stores. Vitamin World stores typically turn profitable within the first nine months of operation. Through direct interaction with the retail customer, the Company is better able to identify customer preferences, retail buying trends and pricing than by analyzing sales reports from wholesalers and independent retailers. As a result, the Company is better able to merchandise its products and more quickly respond to changing customer trends.

     Retail Stores, U.K. In August 1997, the Company acquired Holland & Barrett, the largest chain of nutritional supplement and health food stores in the United Kingdom. Holland & Barrett, which has been in business since 1920, is a well known and respected retailer and brand, currently operating 417 stores in prime shopping areas in over 300 cities in the U.K. The stores generally have an average selling area of 1,200 square feet and offer a total of 2,800 SKUs, approximately 56% within the VMS categories and 44% within the health food category. Since the acquisition, NBTY has gradually replaced VMS products manufactured by outside suppliers with lower priced NBTY manufactured products under the Holland & Barrett brand. As of March 31, 1998, NBTY manufactured products comprised approximately 40% of H&B's VMS sales (approximately 21% of total H&B sales) with the goal of reaching 75% of such sales (approximately 40% of total H&B sales) by the end of calendar 1998.

     Wholesale. The Company markets its products under multiple brands to drug stores, supermarkets and discounters as well as independent pharmacies, health food stores and wholesalers. The Company markets products under Nature's Bounty, the Company's signature brand, to chain stores such as Albertsons, CVS, Eckerd Drugs, Genovese, Osco and Target. The Company also sells a full line of products under the Natural Wealth brand to supermarkets and wholesalers, such as Bergen Brunswig Co., Cardinal Health Co. and McKesson Drug Co., a line of products under the Good 'N Natural brand directly to independent health food stores and a specialty line of vitamins under the American Health brand to health food wholesalers.

BUSINESS STRATEGY

     The Company's objective is to increase sales, improve profitability and strengthen its industry leading position through the following key strategies:

     Enhance Vertical Integration. Management believes that vertical integration creates a significant competitive advantage by allowing the Company to: (i) maintain higher quality standards while lowering product costs, a portion of which are passed on to the customer as lower prices; (ii) more quickly respond to scientific and popular reports and consumer buying trends;
(iii) assure delivery schedules; (iv) reduce dependence on outside suppliers; and (v) improve overall operating margins. The Company continually evaluates ways to further enhance its vertical integration. For example, as NBTY becomes the primary supplier of nutritional supplements to the H&B stores by replacing outside suppliers, it will effectively lower the costs of such products sold by H&B stores. Management believes this should increase overall profit margins while improving productivity for NBTY's manufacturing facilities.

     Introduce New Products and Product Innovations. The Company has consistently been among the first in the industry to introduce new products in response to recent scientific and popular reports. Given the changing nature of consumer demands for new products and the growing publicity over the importance of vitamins, minerals and nutritional supplements in the promotion of general health, management believes that NBTY will continue to attract new customers based upon its ability to rapidly respond to consumer demands with high quality, value-oriented products. During fiscal 1997, NBTY introduced more than 100 new products. In addition to expanding the Company's product lines, many of these new specialty products, such as St. John's Wort and glucosamine sulfate, typically provide higher margins.

     Expand Existing Channels of Distribution. In order to increase sales and profitability, enhance overall market share, and leverage manufacturing, distribution, purchasing and marketing capabilities, the Company will continue to expand its existing channels of distribution.

     o Increase mail order sales. NBTY expects to continue to strengthen its mail order sales through a number of initiatives, including: (i) automated picking and packing to fulfill mail order requests with greater speed and accuracy; (ii) increased manufacturing capability to quickly introduce and deliver new products in response to customer demand; and
       (iii) more frequent promotions to further improve response rates. In addition, the Company intends to continue its strategy of acquiring the customer lists, brand names and inventory of other mail order companies which have similar or complementary products and which the Company believes it can integrate into its own operations without adding substantial overhead expenses, such as the recent merger of Nutrition Headquarters Group into the Company.

     o Increase retail sales in the U.S. and U.K. In order to increase retail sales, NBTY is actively expanding its base of Vitamin World stores in the U.S. and selectively expanding its Holland & Barrett stores in the U.K. During calendar 1998, the Company plans to open a total of 120 Vitamin World stores to increase its penetration into factory outlet and regional malls. The Company has recently opened approximately 20 stores and signed leases for an additional 26 stores.

     Integrate Strategic Acquisitions. Since 1986, NBTY has successfully acquired and integrated 12 VMS companies, including Holland & Barrett in August 1997. Most recently NBTY merged Nutrition Headquarters Group into the Company. NBTY is currently in the process of integrating Nutrition Headquarters Group's mail order operations by: (i) merging customer lists into the Company's computerized mailing list; (ii) expanding product lines; (iii) redesigning mail order catalogs; (iv) repricing certain products; and (v) implementing proven marketing techniques. NBTY will continue to manufacture select products in Nutrition Headquarters Group's manufacturing facilities. The Company intends to continue to pursue acquisition opportunities in the VMS sector, both in the U.S. and internationally, that complement or extend its existing product lines, expand its distribution channels or are compatible with its business philosophy and strategic goals.


     Build Infrastructure to Support Growth. NBTY has technologically advanced, state-of-the-art manufacturing and production facilities, with total production capacity of approximately five billion tablets and capsules per year. The Company recently completed construction of a 131,000 square foot state-of-the-art soft gelatin encapsulation manufacturing facility on 62 acres, capable of producing five billion soft gel capsules per year, to enhance its vertical integration, reduce its dependence on outside suppliers and further improve profit margins. NBTY expects to increase its manufacturing capacity to 90% from 70% of the VMS products it sells. The Company regularly evaluates its operations and makes investments in building infrastructure, as necessary to support its continuing growth.


     Experienced Management Team with Significant Equity Stake. The Company's management team has extensive experience in the VMS industry and has developed long-standing relationships with its suppliers and its customers. The executive officers and directors have an average of approximately 17 years with the Company. After giving effect to the Offering, executive officers and directors will own approximately 21.9% of the Company's common stock and employees in the aggregate will own approximately 4.6% through the Company's employee stock ownership plan.

RECENT ACQUISITION


     On April 20, 1998, NBTY merged a group of affiliated, privately held companies, referred to collectively as Nutrition Headquarters Group, into the Company. In connection with such transaction, the Company issued approximately
8.8 million shares of Common Stock and is expected to incur merger related transaction costs of approximately $3.3 million. Nutrition Headquarters Group includes a well known value-oriented catalog offering private label and branded vitamins and nutritional supplements primarily under the Nutrition Headquarters brand. Nutrition Headquarters Group's catalog has been operating for over 20 years and has a customer list including more than 1.5 million active names. Through its manufacturing operations, Nutrition Headquarters Group produces national brand equivalent vitamins and nutritional supplement tablets and capsules, approximately 25% of which are sold under the Nutrition Headquarters brands and the balance are contract manufactured for other nutritional supplement suppliers. Management believes Nutrition Headquarters Group mail order and manufacturing operations will supplement NBTY's operations. Nutrition Headquarters Group reported aggregate sales of approximately $77 million (including $3 million of sales to NBTY) for its fiscal year ended September 1997, of which approximately $50 million was attributable to mail order. The merger was accounted for as a pooling of interests.


     NBTY was incorporated under the laws of the State of Delaware in 1971 and maintains its principal executive offices at 90 Orville Drive, Bohemia, New York 11716. Its telephone number is (516) 567-9500.

     'American Health(Registered),' 'Good 'N Natural(Registered),' 'Holland & Barrett(Registered),' 'Natural Wealth(Registered),' 'Nature's
Bounty(Registered),' 'Nutrition Headquarters(Registered),' 'Puritan's Pride(Registered),' and 'Vitamin World(Registered),' are registered trademarks and service marks of NBTY, Inc.

                                 THE OFFERINGS


Common Stock Offered:

  Company............................................................  3,000,000 shares

  Selling Stockholders...............................................  5,600,000 shares
     Total...........................................................  8,600,000 shares

Common Stock to be outstanding after the Offering....................  67,810,221 shares(1)

Use of Proceeds......................................................  The net proceeds to the Company will be used to reduce borrowings under the
                                                                       Company's bank revolving credit facility
                                                                       (the 'Revolving Credit Facility') and for
                                                                       working capital. The Company will not
                                                                       receive any of the proceeds from the sale
                                                                       of shares by the Selling Stockholders. See
                                                                       'Use of Proceeds' and 'Principal and
                                                                       Selling Stockholders.'

Nasdaq National Market symbol........................................  NBTY


------------------
(1) Excludes 4,326,000 shares of Common Stock which are issuable by the Company upon exercise of options, all of which are held by management, and 450,000 shares of Common Stock issuable by the Company, pursuant to the Underwriters' over-allotment option.

             SUMMARY SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA(1)(2)
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

                                                                                             SIX MONTHS ENDED
                                                  YEAR ENDED SEPTEMBER 30,                       MARCH 31,
                                    ----------------------------------------------------    -------------------
                                      1993       1994       1995       1996       1997        1997       1998
                                    --------   --------   --------   --------   --------    --------   --------
                                                                                                (UNAUDITED)
INCOME STATEMENT DATA:
Net sales.......................... $198,206   $220,821   $250,351   $265,670   $355,336    $159,105   $286,820
Costs & expenses(3)................  175,868    200,671    232,593    233,295    308,862(4)  134,386    244,801
Income from operations.............   22,338     20,150     17,758     32,375     46,474      24,719     42,019
Interest expense, net..............   (2,177)    (1,950)    (2,284)    (2,431)    (7,471)     (1,315)    (9,221)
Income before income taxes.........   20,774     19,615     16,296     31,374     40,820      23,233     34,198
Income taxes.......................    6,072      4,872      3,374      9,168     11,694       7,391     10,565
Net income.........................   14,702     14,743     12,922     22,206     29,126      15,842     23,633

PRO FORMA RELATING TO INCOME
  TAXES:(5)
  Income taxes.....................    7,853      7,454      6,307     12,644     16,328       9,293     13,406
  Net income.......................   12,921     12,161      9,989     18,730     24,492      13,940     20,792

PER SHARE DATA:
Net income per diluted share....... $   0.23   $   0.21   $   0.19   $   0.32   $   0.42    $   0.23   $   0.34
Pro forma net income per diluted
  share(5)......................... $   0.20   $   0.17   $   0.15   $   0.27   $   0.36    $   0.20   $   0.30(6)
Weighted average diluted shares
  outstanding (000)................   63,935     69,544     68,695     68,699     68,935      68,919     68,967

OTHER DATA:
  Vitamin World
     Number of stores..............       31         31         40         68        117          89        143
     Same store sales growth(7)....      8.8%       7.5%      19.5%      18.4%      22.9%       19.4%      25.6%
  Holland & Barrett
     Number of stores(2)...........       --         --         --         --        410          --        417


                                                                                           AS OF MARCH 31, 1998
                                                                                     --------------------------------
                                                                                         ACTUAL        AS ADJUSTED(8)
                                                                                     --------------    --------------

BALANCE SHEET DATA:
Working capital...................................................................      $ 77,902          $ 83,988
Total assets......................................................................       460,557           466,643
Long-term debt and capital lease obligations, less current portion................       215,561           170,561
Total stockholders' equity........................................................       156,421           207,507


------------------
(1) In April 1998, the Company merged Nutrition Headquarters Group into NBTY in a transaction accounted for as a pooling of interests. All financial information has been restated to include the financial position and results of operations of Nutrition Headquarters Group for all periods presented. See
    Note 1 of Notes to the Company's Supplemental Consolidated Financial Statements.

(2) In August 1997, the Company acquired Holland & Barrett which was accounted for under the purchase method of accounting and, accordingly, all financial information of Holland & Barrett has been included since its acquisition date. See Note 3 of Notes to the Company's Supplemental Consolidated Financial Statements.

(3) The Company estimates that Nutrition Headquarters Group incurred expenses of approximately $1.5 million per fiscal year (primarily relating to executive compensation, consulting services and certain related items) that will not be incurred in the future.

(4) In fiscal 1997, the Company agreed to settle a class action lawsuit for approximately $5,600, net of insurance recoveries and also recorded a charge to operations for related legal fees of $768.

(5) Pro forma net income and pro forma net income per Common Share reflect a provision for taxes on the income of Nutrition Headquarters Group, which was an S corporation prior to its merger into NBTY, as if Nutrition Headquarters Group had been subject to corporate income taxes as a C corporation for all periods presented.

(6) Pro forma net income per diluted share, as adjusted for the Offering, is $0.30 for the six months ended March 31, 1998.

(7) Same store sales data for the period reflect stores open throughout that period and the corresponding period of the prior fiscal year.


(8) As adjusted to give effect to the sale by the Company of 3,000 shares of Common Stock offered hereby at $18.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses and the application of the net proceeds therefrom. See 'Use of Proceeds' and 'Capitalization.'

                                  RISK FACTORS

     Investment in the Common Stock offered hereby involves certain risks. Investors should carefully consider the following risk factors in addition to the other information contained, and incorporated by reference, in this Prospectus before making any investment in the Common Stock.

EFFECT OF UNFAVORABLE PUBLICITY; ABSENCE OF CLINICAL STUDIES

     The Company believes the VMS market is affected by national media attention regarding the consumption of nutritional supplements. Future research reports or publicity that are perceived as less favorable or that question such earlier research or publicity could have a material adverse effect on the Company. Because of the Company's dependence upon consumer perceptions, adverse publicity, whether or not accurate, associated with illness or other adverse effects resulting from the consumption of the Company's products or any similar products distributed by other companies could have a material adverse effect on the Company. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately.

     While the Company conducts extensive quality control testing on its products, the Company generally does not conduct or sponsor clinical studies on its products. Concerns or public reports about the quality of VMS products generally, or of the Company's products in particular, could also have a material adverse effect on the Company. In addition, the scientific research to date is preliminary and there can be no assurance that future scientific research or publicity will be favorable to the nutritional supplement market or any particular product or consistent with earlier favorable research or publicity.

GOVERNMENT REGULATION


     United States. The manufacturing, packaging, labeling, advertising, distribution and sale of the Company's products are subject to regulation by Federal, state and local agencies, the most active of which is the U.S. Food and Drug Administration ('FDA'). The FDA regulates the Company's dietary supplements, principally under amendments to the Federal Food, Drug and Cosmetic Act embodied in the Dietary Supplement Health and Education Act ('DSHEA'). Under DSHEA, new dietary ingredients (those not used in dietary supplements marketed before October 15, 1994) require premarket submission to the FDA of evidence of a history of their safe use, or other evidence establishing that they are reasonably expected to be safe. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredient that the Company may decide to use, and the FDA's refusal to accept such evidence could result in regulation of such dietary ingredients as food additives, requiring the FDA pre-approval based on newly conducted, costly safety testing. Also, while DSHEA authorizes the use of statements of nutritional support in the labeling of dietary supplements, the FDA is required to be notified of such statements, and there can be no assurance that the FDA will not consider particular labeling statements used by the Company to be drug claims rather than acceptable statements of nutritional support, necessitating approval of a costly new drug application, or relabeling to delete such statements. In addition, the FDA recently has commenced a case against a vitamin and herbal products manufacturer in which the FDA is challenging the categorization of a certain product as a dietary supplement rather than as a drug. Drugs, but not dietary supplements, are subject to full FDA regulation. No assurance can be given that the FDA will not take a similar position with respect to any of the Company's products.


     DSHEA also authorizes the FDA to promulgate good manufacturing practice ('GMP') regulations for dietary supplements, which would require special quality controls for the manufacture, packaging, storage and distribution of supplements. There can be no assurance, if such GMP rules are issued, that the Company will be able to comply with them without incurring material expense to do so. DSHEA further authorizes the FDA to promulgate regulations governing the labeling of dietary supplements, including claims for supplements pursuant to recommendations made by the Presidential Commission on Dietary Supplement Labels. Such rules are expected to be issued, which will require relabeling of the Company's dietary supplements, and may require additional record keeping and claim substantiation testing, and even reformulation, recall or discontinuance of certain of the Company's supplements, and there can be no assurance that such requirements will not involve material expenses to the Company. Moreover, there can be no assurance that new laws or regulations imposing more stringent regulatory requirements on the dietary supplement industry will not be enacted or issued.

     NBTY is subject to a Federal Trade Commission ('FTC') consent decree and a U.S. Postal Service consent order, prohibiting certain advertising claims for certain of the Company's products. Violations of these orders could result in substantial monetary penalties, which could have a material effect on the Company's business.

     United Kingdom. In the U.K., the manufacture, advertising, sale and marketing of food products is regulated by a number of government agencies including the Ministry of Agriculture, Fisheries and Food ('MAFF') and the Department of Health. In addition, there are various independent committees and agencies that report to the government, such as the Food Advisory Committee, which reports to MAFF and suggests appropriate courses of action by the relevant government department where there are areas of concern relating to food, and the Committee on Toxicity, which reports to the Department of Health. The relevant legislation governing the sale of food includes the Food Safety Act of 1990, which sets out general provisions relating to the sale of food; for example, this law makes it unlawful to sell food that is harmful to human health. In addition, there are various statutory instruments and European Commission ('E.C.') regulations governing specific areas such as the use of sweeteners, coloring and additives in food. Trading standards officers under the control of the U.K. Department of Trade and Industry also regulate matters such as the cleanliness of the properties on which food is produced and sold. There can be no assurance that more stringent regulations will not be promulgated or that, if more stringent regulations are promulgated, the Company will be able to meet such regulations without incurring material expense to do so.

     Food that has medicinal properties may fall under the jurisdiction of the Medicines Control Agency ('MCA'), a regulatory authority whose responsibility is to ensure that all medicines sold or supplied for human use in the U.K. meet acceptable standards of safety, quality and efficacy. These standards are determined by the 1968 Medicines Act together with an increasing number of E.C. regulations and directives laid down by the European Union ('E.U.'). The latter take precedence over national law. The MCA has a 'borderline department' that determines when food should be treated as a medicine and should therefore fall under the relevant legislation relating to medicines. The MCA operates as the agent of the licensing authority (the United Kingdom Health Ministers) and its activities cover every facet of medicines controlled in the U.K., including involvement in the development of common standards of medicines controlled in Europe. The MCA is responsible, for example, for licensing, inspection and enforcement to ensure that legal requirements concerning manufacture, distribution, sale, labeling, advertising and promotion are upheld. Although the general tendency has been to liberalize restrictions on nutritional products and consider them food supplements rather than medicines, there can be no assurance that all new U.K. or E.U. regulations will be favorable for the Company. Any move by the U.K. or E.U. to restrict existing products or potencies, as well as the development of new products or potencies, could have a material adverse effect on the Company. Further, the Company is unable to predict what effect the formation of the E.U. will have on the Company.

     On April 2, 1998, the U.K. Government introduced proposals to limit the free sale of Vitamin B6 products with a daily dose under 10mg. A Parliamentary Select Committee will be carrying out an inquiry and submitting its report. This is expected to involve a consultation period of up to three months, during which time the proposals will also be considered by the European commission. The U.K. Government is expected to review the position before any legislation is introduced. See 'Business--Government Regulation.'

MANAGEMENT OF GROWTH

     The Company has in the past, and intends to continue to actively pursue acquisition opportunities that complement or extend its existing product lines, expand its distribution channels or are compatible with its business philosophy and strategic goals. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. There can be no assurance that the Company will consummate acquisitions on satisfactory terms, if at all, that adequate financing will be available on terms acceptable to the Company, if at all, or be permitted under the Company's financing instruments, that any acquired product lines or businesses, or newly built facilities will be successfully integrated or operated (including the recent acquisition of Nutrition Headquarters Group or the start-up of the Company's new soft gel manufacturing facility) or that such product lines or businesses or newly built facilities will ultimately have a positive impact on the Company, its financial condition or results of operations. In addition, acquisitions could result in substantial equity dilution to existing stockholders. In this regard, the Company will seek approval to increase its authorized capital stock at its next meeting of stockholders. The Company's growth is partially dependent upon its ability to open new stores and to operate them profitably. The Company plans to open additional stores in the United States, as well as selectively open stores in the United Kingdom. The Company's planned expansion is dependent on a number of factors, including the availability of suitable store locations, the negotiation of acceptable lease terms, the Company's financial resources and its ability to control the operational aspects of its growth. The Company competes with other national specialty retailers which seek the same demographics and location characteristics as the Company. Although the Company believes that it can obtain suitable sites for its projected expansion and that its control systems and management are adequate to support this growth, there can be no assurance that the Company's expansion plans will be achieved or that such expansion will be profitable. See 'Business--Business Strategy.'

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success will largely depend on the efforts and abilities of its executive officers including Messrs. Scott Rudolph, Chairman of the Board, Chief Executive Officer and President, and Harvey Kamil, Executive Vice President and Chief Financial Officer, respectively, and certain other key employees. The Company's operations could be adversely affected if, for any reason, such officers or employees did not remain with NBTY. See 'Management.'

COMPETITION

     The market for vitamins and other nutritional supplements is highly competitive in all of the Company's channels of distribution. Numerous companies compete with the Company in the development, manufacture and marketing of vitamins and nutritional supplements. See 'Business--Competition.'

     United States. In the U.S., the Company's Nature's Bounty and Natural Wealth brands compete for sales to drug store chains and supermarkets with heavily advertised national brands manufactured by large pharmaceutical companies, as well as Your Life, Nature Made and Sundown, sold by Leiner Health Products, Inc., Pharmavite Corp. and Rexall Sundown, Inc., respectively. The Vitamin World stores compete with specialty vitamin stores, such as General Nutrition Centers ('GNC') stores, health food stores and other retail stores. With respect to mail order sales, management believes the Company is the largest mail order supplier of vitamins and other nutritional supplements in the U.S. and competes with a large number of smaller, usually less geographically diverse, mail order companies, some of which manufacture their own products and some of which sell products manufactured by others. Increased competition from companies that distribute through the wholesale channel could have a material adverse effect on the Company as they may have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those of the Company.

     United Kingdom. The market for sales of vitamins, minerals and other nutritional supplements in the U.K. is also highly competitive. H&B's principal competitors are large pharmacy chains, including Boots, Lloyds and Superdrug, and major supermarket chains such as ASDA, Sainsbury and Tesco. There are also approximately 1,300 independent retailers of health foods and nutritional supplements in the U.K. market. In addition, GNC has recently entered the U.K. market and currently operates approximately 30 stores in the U.K. The Company expects other large U.S.-based companies to enter the U.K. market as well. There can be no assurance that H&B will be able to effectively compete with such other companies, nor can there be any assurance that unfavorable market trends in the U.K. will not develop.

AVAILABILITY OF RAW MATERIALS; RELIANCE ON CERTAIN SUPPLIERS

     The principal raw materials used in the manufacturing process are natural and synthetic vitamins purchased from bulk manufacturers in the United States, Japan and Europe. One supplier currently supplies approximately 10% of the Company's purchases of raw materials. An unexpected interruption of supply, such as a harvest failure or the loss of a material supplier, could cause the Company's results of operations derived from such products to be adversely affected. Although the Company has generally been able to raise its prices in response to significant increases in the cost of such ingredients, the Company has not always in the past been, and may not in the future always be, able to raise prices quickly enough to offset the effects of such increased raw material costs. See 'Business--Manufacturing and Quality Control.'

CONTROL BY PRINCIPAL STOCKHOLDERS

     Upon completion of the Offering, Messrs. Scott Rudolph and Arthur Rudolph will beneficially own an aggregate of 19.8% of the Common Stock and will have significant influence over all matters requiring approval by the Company's stockholders without the approval of minority stockholders. Such influence could adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company. See 'Principal and Selling Stockholders.'

RISKS RELATING TO INTERNATIONAL OPERATIONS

     The Company has substantial operations and assets located outside the United States, primarily in the United Kingdom. With respect to international operations, principally all of the Company's revenues and a substantial portion of its costs (including borrowing costs) are incurred in the local currency. The Company's financial performance on a U.S. dollar-denominated basis may be affected by changes in currency exchange rates. The Company believes that the matching of revenues and expenses in local currency mitigate the effect of fluctuating currency exchange rates. Nonetheless, changes in certain exchange rates could adversely affect the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

LEVERAGE; RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     As of March 31, 1998, the Company had outstanding long term debt (including capitalized leases) of approximately $216 million and stockholders' equity of approximately $156 million. The degree to which the Company is leveraged could have important consequences to the holders of the Common Stock, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures or acquisitions may be limited; (ii) a portion of the Company's cash flow from operations will be dedicated to the payment of the debt service and interest on its indebtedness, thereby reducing funds available for investments; (iii) certain of the Company's borrowings will be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and (iv) the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures. Certain of the Company's competitors may currently operate on a less leveraged basis and therefore could have significantly greater operating and financing flexibility than the Company.

     The Company's debt instruments contain numerous restrictive covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make certain other payments, investments, loans and guarantees, repay other indebtedness and amend debt instruments and to sell or otherwise dispose of assets and merge or consolidate with another entity. In addition, the Company's Revolving Credit Facility contains a number of financial covenants that require the Company to meet certain financial ratios and certain financial tests. See 'Description of Certain Indebtedness.'

PROTECTION OF TRADEMARKS

     The Company owns trademarks registered with the United States Patent and Trademark Office and many foreign jurisdictions for its Nature's Bounty, Puritan's Pride, Vitamin World, Good 'N Natural, Hudson, American Health, and Natural Wealth brands, among others, and with the appropriate U.K. authorities for its Holland & Barrett trademark, among others, and has rights to use other names essential to its business. The Company's policy is to pursue registrations for all trademarks associated with its key products. U.S. registered trademarks have a perpetual life, as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the trademarks if they claim priority or confusion of usage. The Company regards its trademarks and other proprietary rights as valuable assets and believes they have significant value in the marketing of its products. The Company vigorously protects its trademarks against infringement. There can be no assurance that, to the extent the Company does not have patents or trademarks on its products, another company will not replicate one or more of the Company's products. Further, there can be no assurance that in those foreign jurisdictions in which the Company conducts business the protection available to the Company will be as extensive as the protection available to the Company in the U.S. See 'Business-- Trademarks.'

LEGAL MATTERS

     The Company, like other retailers, distributors and manufacturers of products that are ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. The Company may be subjected to various product liability claims, including among others, that its products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While such claims to date have not been material to the Company and the Company maintains product liability insurance, there can be no assurance that product liability claims and the resulting adverse publicity will not have a material adverse effect on the Company. The Company carries insurance in the types and amounts that management considers reasonably adequate to cover the risks associated with its business. There can be no assurance that such insurance will continue to be available at a reasonable cost, or if available will be adequate to cover liabilities.

     The State of California and the National Resources Defense Council (the 'NRDC') filed lawsuits against a large number of manufacturers of dietary supplements containing calcium, claiming that naturally-occurring lead levels in these supplements exceed acceptable levels under California law ('Proposition 65'). Although the Company is not named in this lawsuit, there can be no assurance that it will not be the subject of future Proposition 65 claims asserted by the State of California or private parties or that any such claim or the existing California lawsuit, if successful, might not have a material adverse effect on the Company's operations.

     The Company is presently engaged in various other legal actions, and, although ultimate liability cannot be determined at the present time, the Company believes that the amount of any such liability, if any, from these other actions, after taking into consideration the Company's insurance coverage, will not have a material adverse effect on its results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

     After the Offering, approximately 67,810,221 shares of Common Stock will be outstanding. The shares of Common Stock offered hereby will be freely tradable by persons who are not affiliates of the Company without restriction or further registration under the Securities Act. Substantially all of the other outstanding shares of Common Stock, other than shares held by officers, directors and other affiliates of the Company, are freely tradable. Pursuant to Rule 144 of the Securities Act ('Rule 144'), shares of Common Stock held by affiliates of the Company are subject to limitations on volume that may be sold other than sales pursuant to a registration statement under the Securities Act or another applicable exemption from registration thereunder.

     Scott Rudolph, Harvey Kamil, and certain other officers are eligible to sell their shares of Common Stock pursuant to Rule 144 under the Securities Act at prescribed times and subject to the manner of sale, volume, notice and information restrictions of Rule 144. The Company has granted Michael C. Slade and former shareholders of the Nutrition Headquarters Group certain demand and piggyback registration rights covering an aggregate of 8,772,084 shares of Common Stock (3,172,084 shares after the consummation of the Offering). The executive officers, directors and the Selling Stockholders, who collectively are the beneficial owners of an aggregate of 24,586,046 shares of Common Stock (18,986,046 shares after the consummation of the Offering), and the Company have agreed with the Underwriters, subject to certain exceptions, not to directly or indirectly, (and, except as may be disclosed herein, will not announce or disclose any intention to) sell, contract to sell, grant any option or warrant for the sale of, register, loan, pledge, grant any rights with respect to or otherwise dispose of, without the prior written consent of Smith Barney Inc., any Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock (including without limitation any of the economic attributes thereof) for a period of 270 days, in the case of the Company and the Selling Stockholders, and for a period of 120 days, in the case of the executive officers and directors who are not Selling Stockholders, after the date of this Prospectus. Upon the expiration or termination of such restrictive period, such holders will, in general, be entitled to dispose of their shares of Common Stock, although the shares of Common Stock held by affiliates of the Company will continue to be subject to the restrictions of Rule 144 under the Securities Act. See 'Shares Eligible for Future Sale' and 'Underwriting.'

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation (the 'Certificate of Incorporation') and its By-laws (the 'By-laws'), as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Certain of these provisions impose various procedural and other requirements, including advance notice and other provisions, that could make it more difficult for stockholders to effect certain corporate actions. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Furthermore, certain of the Company's debt instruments provide for the acceleration of the indebtedness evidenced thereby upon the occurrence of certain change in control events (as defined in such debt instruments), which provisions could also tend to prevent or discourage the acquisition of the Company by a third party. See 'Description of Capital Stock' and 'Description of Certain Indebtedness.'

YEAR 2000

     At the present time, the Company believes that its systems are substantially Year 2000 compliant and does not expect Year 2000 issues to materially affect its products, services, competitive position or financial performance. However, there can be no assurance that this will be the case. The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside the Company's control. There can be no assurance that the failure of such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

FORWARD LOOKING STATEMENTS

     This Prospectus contains certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company, including statements under the captions 'Summary,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business.' All of these forward looking statements are based on estimates and assumptions made by management of the Company which, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such estimates and statements. Factors that may affect such differences include: (i) adverse publicity regarding the consumption of nutritional supplements; (ii) adverse federal, state or foreign legislation or regulation or adverse determinations by regulators; (iii) slow or negative growth in the nutritional supplement industry; (iv) inability of the Company to successfully implement its business strategy; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the Company's cost of borrowings or inability or unavailability of additional debt or equity capital; and (ix) changes in general economic conditions in the markets in which the Company may, from time to time, compete. Many of such factors will be beyond the control of the Company and its management. For further information or other factors which could affect the financial results of the Company and such forward looking statements, see the preceding Risk Factors.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the 3,000,000 shares of Common Stock offered hereby at $18.00 per share are approximately $51 million (approximately $59 million if the Underwriter's over-allotment option is exercised in full). The Company expects to use such net proceeds to reduce borrowings outstanding under the Company's Revolving Credit Facility and for working capital.


     The Company entered into the Revolving Credit Facility with a syndicate of banks and other financial institutions. The Revolving Credit Facility has a maximum availability of $60 million. As of the date of this Prospectus, the Company had outstanding borrowings of $50 million under the Revolving Credit Facility, at interest rates approximating 7.2%, which it intends to reduce with a portion of the net proceeds. The Company may reborrow under its Revolving Credit Facility from time to time. See 'Description of Certain Indebtedness.'

     The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders. See 'Principal and Selling Stockholders.'

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is presently traded on the Nasdaq National Market under the symbol 'NBTY.' The following table sets forth the high and low closing sale prices for the Common Stock as quoted on the Nasdaq National Market for the periods indicated. Such prices have been rounded to the nearest decimal adjusted to reflect the three-for-one stock split of the Company's Common Stock:


                                                                               HIGH      LOW
                                                                              ------    ------
FISCAL YEAR ENDED SEPTEMBER 30, 1996
First Quarter..............................................................   $ 1.88    $ 1.48
Second Quarter.............................................................     2.54      1.54
Third Quarter..............................................................     3.50      2.54
Fourth Quarter.............................................................     5.75      3.42
FISCAL YEAR ENDED SEPTEMBER 30, 1997
First Quarter..............................................................     6.67      4.63
Second Quarter.............................................................     7.79      5.04
Third Quarter..............................................................     9.33      5.00
Fourth Quarter.............................................................    11.50      6.29
FISCAL YEAR ENDED SEPTEMBER 30, 1998
First Quarter..............................................................    11.13      6.88
Second Quarter.............................................................    20.25     10.83
Third Quarter..............................................................    23.44     14.81



     As of April 30, 1998 there were approximately 684 record holders of Common Stock. The Company believes that there were in excess of 10,000 beneficial holders of Common Stock as of such date. On June 30, 1998, the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $18.38 per share.

                                DIVIDEND POLICY

     Since 1973, the Company has not paid cash dividends on its Common Stock. The Company's outstanding Senior Subordinated Notes and its Revolving Credit Facility restrict the payment of cash dividends. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources' and 'Description of Certain Indebtedness.' On April 24, 1992, the Company effected a two-for-one stock split in the form of a 100% stock dividend to stockholders of record on May 8, 1992. In September 1992, the Company effected a three-for-one stock split in the form of a 200% stock dividend to stockholders of record on November 2, 1992. On April 3, 1998, the Company effected a three-for-one stock split in the form of a 200% stock dividend to stockholders of record on March 23, 1998. Any future determination as to the payment of cash or stock dividends will depend upon the Company's results of operations, financial condition and capital requirements and such other factors as the Company's Board of Directors may consider.

                                 CAPITALIZATION

     The following table sets forth the Company's actual capitalization as of March 31, 1998 and as adjusted to reflect the sale of the 3,000,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds to the Company therefrom as described in 'Use of Proceeds.' The information below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Consolidated Financial Statements and related notes included elsewhere in this Prospectus or incorporated herein by reference.


                                                                                            MARCH 31, 1998
                                                                                      --------------------------
                                                                                            (IN THOUSANDS)
                                                                                        ACTUAL       AS ADJUSTED
                                                                                      -----------    -----------
Current portion of long-term debt and capital lease obligations....................   $     3,034    $     3,034
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Long-term debt:
  Revolving Credit Facility........................................................   $    45,000    $        --
  Mortgages and other debt.........................................................        16,833         16,833
  8 5/8% Senior Subordinated Notes due 2007........................................       148,825        148,825
  Promissory Note Payable..........................................................         2,457          2,457
  Capital lease obligations........................................................         2,446          2,446
                                                                                      -----------    -----------
     Total long-term debt..........................................................       215,561        170,561
                                                                                      -----------    -----------
Stockholders' equity:(1)
  Common Stock, $.008 par value, 75,000 shares authorized, 69,255 shares issued,
     64,746 shares outstanding, 72,255 shares issued as adjusted, 67,746 shares
     outstanding as adjusted.......................................................           554            578
  Capital in excess of par.........................................................        56,789        107,851
  Retained earnings................................................................        92,884         92,884
  Less 4,509 treasury shares, at cost..............................................        (3,206)        (3,206)
  Cumulative translation adjustment................................................         9,400          9,400
                                                                                      -----------    -----------
     Total stockholders' equity....................................................       156,421        207,507
                                                                                      -----------    -----------
     Total capitalization..........................................................   $   371,982    $   378,068
                                                                                      -----------    -----------
                                                                                      -----------    -----------


------------------
(1) Excludes 4,326 shares of Common Stock which are issuable by the Company upon exercise of options, all of which are held by management, and 450 shares of Common Stock issuable by the Company pursuant to the Underwriters' over-allotment option.

            SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA(1)(2)
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

     The selected supplemental consolidated financial data in the table for the three years in the period ended September 30, 1997 are derived from the Company's Supplemental Consolidated Financial Statements which have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included elsewhere in this Prospectus. The selected supplemental financial data in the table for the two years in the period ended September 30, 1994 are derived from the audited financial statements of NBTY and the separate entity audited financial statements of Nutrition Headquarters Group. The selected supplemental consolidated financial data in the table for the six months ended March 31, 1997 and 1998 are derived from the Company's interim unaudited supplemental consolidated financial statements included elsewhere in this Prospectus and, in the Company's opinion, contains all adjustments consisting of normal recurring accruals necessary to present fairly its financial position as of March 31, 1998 and the results of its operations for the six month periods ended March 31, 1997 and 1998. The results of these interim periods are not necessarily indicative of the results to be expected for the full year. The following information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Supplemental Consolidated Financial Statements and related notes and other supplemental consolidated financial information included herein.

                                                                                                SIX MONTHS ENDED
                                                     YEAR ENDED SEPTEMBER 30,                       MARCH 31,
                                       ----------------------------------------------------    -------------------
                                         1993       1994       1995       1996       1997        1997       1998
                                       --------   --------   --------   --------   --------    --------   --------
                                                                                                   (UNAUDITED)
SELECTED INCOME STATEMENT DATA:
Net sales............................. $198,206   $220,821   $250,351   $265,670   $355,336    $159,105   $286,820
Costs & expenses:
  Cost of sales.......................   95,659    118,217    137,254    138,186    177,909      79,819    140,414
  Catalog printing, postage &
     promotion........................   20,093     23,297     28,307     26,695     27,932      13,996     13,935
  Selling, general &
     administrative(3)................   60,116     59,157     67,032     68,414     96,653      40,571     90,452
  Litigation settlement costs(4)......                                                6,368
                                       --------   --------   --------   --------   --------    --------   --------
Income from operations................   22,338     20,150     17,758     32,375     46,474      24,719     42,019
Interest expense, net.................   (2,177)    (1,950)    (2,284)    (2,431)    (7,471)     (1,315)    (9,221)
Other, net............................      613      1,415        822      1,430      1,817        (171)     1,400
                                       --------   --------   --------   --------   --------    --------   --------
Income before income taxes............   20,774     19,615     16,296     31,374     40,820      23,233     34,198
Income taxes(5).......................    6,072      4,872      3,374      9,168     11,694       7,391     10,565
                                       --------   --------   --------   --------   --------    --------   --------
Net income............................ $ 14,702   $ 14,743   $ 12,922   $ 22,206   $ 29,126    $ 15,842   $ 23,633
                                       --------   --------   --------   --------   --------    --------   --------
                                       --------   --------   --------   --------   --------    --------   --------

PRO FORMA RELATING TO INCOME TAXES:(6)
  Income taxes........................    7,853      7,454      6,307     12,644     16,328       9,293     13,406
                                       --------   --------   --------   --------   --------    --------   --------
  Net income.......................... $ 12,921   $ 12,161   $  9,989   $ 18,730   $ 24,492    $ 13,940   $ 20,792
                                       --------   --------   --------   --------   --------    --------   --------
                                       --------   --------   --------   --------   --------    --------   --------

PER SHARE DATA:
Net income per common share:
  Basic............................... $   0.29   $   0.24   $   0.21   $   0.35   $   0.45    $   0.25   $   0.37
  Diluted............................. $   0.23   $   0.21   $   0.19   $   0.32   $   0.42    $   0.23   $   0.34
Pro forma net income per common share:
  Basic............................... $   0.25   $   0.20   $   0.16   $   0.29   $   0.38    $   0.22   $   0.32
  Diluted............................. $   0.20   $   0.17   $   0.15   $   0.27   $   0.36    $   0.20   $   0.30
Weighted average common shares
  outstanding (000):
  Basic...............................   51,273     61,428     62,159     64,197     64,611      64,578     64,662
  Diluted.............................   63,935     69,544     68,695     68,699     68,935      68,919     68,967

OTHER DATA:
  Vitamin World
     Number of stores.................       31         31         40         68        117          89        143
     Same store sales growth(7).......      8.8%       7.5%      19.5%      18.4%      22.9%       19.4%      25.6%
  Holland & Barrett
     Number of stores(2)..............       --         --         --         --        410          --        417

                                                                                                           AS OF
                                                                                                           MARCH
                                                              AS OF YEAR ENDED SEPTEMBER 30,                31,
                                                   ----------------------------------------------------   --------
                                                     1993       1994       1995       1996       1997       1998
                                                   --------   --------   --------   --------   --------   --------
SELECTED BALANCE SHEET DATA:
Working capital................................... $ 47,973   $ 44,945   $ 45,556   $ 57,559   $ 70,850   $ 77,902
Total assets(8)...................................  125,485    140,097    148,187    171,948    426,915    460,557
Long-term debt, capital lease obligations and
  promissory note payable, less current
  portion(8)......................................   15,658     13,865     15,683     23,570    171,250    215,561
Total stockholders' equity........................   76,272     85,759     91,393    107,645    131,291    156,421

------------------
(1) In April 1998, the Company merged Nutrition Headquarters Group into NBTY in a transaction accounted for as a pooling of interests. All financial information has been restated to include the financial position and results of operations of Nutrition Headquarters Group for all periods presented. See
    Note 1 of Notes to the Company's Supplemental Consolidated Financial Statements.
(2) In August 1997, the Company acquired Holland & Barrett which was accounted for under the purchase method of accounting and, accordingly, all financial information of Holland & Barrett has been included since its acquisition date. See Note 3 of Notes to the Company's Supplemental Consolidated Financial Statements.
(3) The Company estimates that Nutrition Headquarters Group incurred expenses of approximately $1.5 million per fiscal year (primarily relating to executive compensation, consulting services and certain related items) that will not be incurred in the future.
(4) In fiscal 1997, the Company agreed to settle a class action lawsuit for approximately $5,600, net of insurance recoveries and also recorded a charge to operations for related legal fees of $768.
(5) Prior to the merger, Nutrition Headquarters Group had been treated as an S corporation for federal and state tax purposes. Accordingly, taxable income has been reported to the individual stockholders for their inclusion in their respective income tax returns with no provision for these taxes, other than certain minimum taxes, included in the Company's Supplemental Consolidated Financial Statements.
(6) Pro forma net income and pro forma net income per Common Share reflect a provision for taxes on the income of Nutrition Headquarters Group, which was an S corporation prior to its merger into NBTY, as if Nutrition Headquarters Group had been subject to corporate income taxes as a C corporation for all periods presented.
(7) Same store sales data for the period reflect stores open throughout that period and the corresponding period of the prior fiscal year.
(8) On August 7, 1997, the Company acquired Holland & Barrett. Consideration for such acquisition included the issuance of promissory notes of the Company, due in October 1997, aggregating $170 million (the 'Promissory Notes'). On September 23, 1997, the Company issued $150 million of Senior Subordinated Notes, the cash proceeds of which were placed in escrow to secure the payment of the Promissory Notes. In October 1997, the Promissory Notes were paid with such escrowed cash plus borrowings under the Revolving Credit Facility. Total assets and long-term debt at September 30, 1997, exclude the escrowed cash and the Promissory Notes, respectively.

                    SELECTED CONSOLIDATED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected consolidated financial data in the table for the five years in the period ended September 30, 1997 are derived from the Company's Consolidated Financial Statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The Consolidated Financial Statements as of September 30, 1996 and 1997 and for the three years in the period ended September 30, 1997 and the reports thereon are included elsewhere in this Prospectus. The selected consolidated financial data in the table for the six months ended March 31, 1997 and 1998 are derived from the Company's Interim Unaudited Consolidated Financial Statements included elsewhere in this Prospectus and, in the Company's opinion, contains all adjustments consisting only of normal recurring accruals necessary to present fairly its financial position as of March 31, 1998 and the results of its operations for the six month periods ended March 31, 1997 and 1998. The results of these interim periods are not necessarily indicative of the results to be expected for the full year. The following information should be read in conjunction with the Company's Consolidated Financial Statements and related notes and other consolidated financial information included or incorporated by reference herein.

                                                                                                SIX MONTHS ENDED
                                                      YEAR ENDED SEPTEMBER 30,                      MARCH 31,
                                        ----------------------------------------------------   -------------------
                                          1993       1994       1995       1996       1997       1997       1998
                                        --------   --------   --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
SELECTED INCOME STATEMENT DATA:
Net sales.............................. $138,430   $156,057   $178,760   $194,403   $281,407   $122,347   $244,404
Costs & expenses:
  Cost of sales........................   67,951     79,891     93,875     95,638    135,886     58,247    116,227
  Catalog printing, postage &
     promotion.........................   11,507     14,786     19,262     17,635     19,227      9,942      9,444
  Selling, general & administrative....   42,776     49,208     56,728     58,515     86,588     35,409     84,517
  Litigation settlement costs(2).......                                                6,368
                                        --------   --------   --------   --------   --------   --------   --------
Income from operations.................   16,196     12,172      8,895     22,615     33,338     18,749     34,216
Interest expense, net..................   (1,227)      (914)    (1,084)    (1,445)    (6,655)      (869)    (8,850)
Other, net.............................      743      1,285        571      1,203      2,033        327      1,312
                                        --------   --------   --------   --------   --------   --------   --------
Income before income taxes.............   15,712     12,543      8,382     22,373     28,716     18,207     26,678
Income taxes...........................    5,939      4,767      3,246      9,021     11,486      7,283     10,453
                                        --------   --------   --------   --------   --------   --------   --------
Net income............................. $  9,773   $  7,776   $  5,136   $ 13,352   $ 17,230   $ 10,924   $ 16,225
                                        --------   --------   --------   --------   --------   --------   --------
                                        --------   --------   --------   --------   --------   --------   --------
PER SHARE DATA:
Net income per common share:
  Basic................................ $   0.23   $   0.15   $   0.10   $   0.24   $   0.31   $   0.20   $   0.29
  Diluted.............................. $   0.18   $   0.13   $   0.09   $   0.22   $   0.29   $   0.18   $   0.27
Weighted average common shares
  outstanding (000):
  Basic................................   42,501     52,656     53,387     55,425     55,839     55,806     55,890
  Diluted..............................   55,163     60,772     59,923     59,927     60,163     60,147     60,195

                                                    AS OF YEAR ENDED SEPTEMBER 30,
                                         ----------------------------------------------------     AS OF MARCH 31,
                                           1993       1994       1995       1996       1997             1998
                                         --------   --------   --------   --------   --------   --------------------
SELECTED BALANCE SHEET DATA:
Working capital......................... $ 42,869   $ 39,462   $ 40,665   $ 52,268   $ 63,480         $ 69,747
Total assets(3).........................  102,647    115,112    123,529    145,550    398,476          429,263
Long-term debt, capital lease
  obligations and promissory note
  payable, less current portion(3)......    8,265      7,566     10,924     18,397    166,147          210,664
Total stockholders' equity..............   70,002     78,017     82,615     96,950    117,060          140,731

------------------
(1) In August 1997, the Company acquired Holland & Barrett which was accounted for under the purchase method of accounting and, accordingly, all financial information for Holland & Barrett has been included since its acquisition. See Note 2 of Notes to the Company's Consolidated Financial Statements.

(2) In fiscal 1997 the Company agreed to settle a class action lawsuit for approximately $5,600, net of insurance recoveries and also recorded a charge to operations for related legal fees of $768.

(3) On August 7, 1997, the Company acquired Holland & Barrett. Consideration for such acquisition included the issuance of Promissory Notes of the Company, due in October 1997, aggregating $170 million. On September 23, 1997, the Company issued $150 million of Senior Subordinated Notes, the cash proceeds of which were placed in escrow to secure the payment of the Promissory Notes. In October 1997, the Promissory Notes were paid with such escrowed cash plus borrowings under the Revolving Credit Facility. Total assets and long-term debt at September 30, 1997, exclude the escrowed cash and the Promissory Notes, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with 'Summary Supplemental Consolidated Financial Data' and the audited Supplemental Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The Supplemental Consolidated Financial Statements give retroactive effect (for all periods) to the merger of Nutrition Headquarters Group into the Company which has been accounted for as a pooling of interests.

     NBTY, founded in 1971, is a leading vertically integrated manufacturer, marketer and retailer of a broad line of high quality, value-priced nutritional supplements. NBTY has continued to grow through its aggressive marketing practices and through a series of strategic acquisitions. Since 1986, the Company has successfully acquired and integrated 12 companies participating in the mail order, retail and manufacturing segments of the VMS sector, including Holland & Barrett in August 1997. In April 1998, NBTY merged Nutrition Headquarters Group into the Company.

     In August 1997, NBTY acquired Holland & Barrett, one of the leading nutritional supplement retailers in the U.K., for an aggregate purchase price of approximately $169 million. The acquisition of H&B has been accounted for under the purchase method of accounting and accordingly, the results of its operations are included in the financial statements of the Company from the date of acquisition. The excess of the cost of the acquisition over the fair value of H&B at the date of the acquisition resulted in goodwill of approximately $134 million which is being amortized over 25 years. The Company financed the acquisition of Holland & Barrett through a $150 million offering of Senior Subordinated Notes due in 2007 and borrowings under the Revolving Credit Facility. Additional finance-related costs associated with the H&B acquisition of approximately $6 million are being amortized over ten years. Since the acquisition of H&B, NBTY has gradually replaced products manufactured by outside suppliers, with lower priced NBTY manufactured products under the Holland & Barrett brand. As NBTY becomes the primary supplier of nutritional supplements to the H&B stores, it will effectively lower the cost of such products sold by H&B stores, thereby increasing gross profit margins (to the extent such cost savings are not passed on to the consumer) while improving productivity for the NBTY manufacturing facilities. As of March 31, 1998, NBTY manufactured products comprised approximately 40% of H&B's VMS sales (approximately 21% of total H&B sales), with a goal of reaching 75% of such sales (approximately 40% of total H&B sales).


     In April 1998, NBTY merged a group of affiliated, privately held companies, referred to collectively as Nutrition Headquarters Group, into the Company. In connection with such transaction, the Company issued approximately 8.8 million shares of its Common Stock and is expected to incur merger related transaction costs of approximately $3.3 million. Nutrition Headquarters Group includes Nutrition Headquarters, Inc., a mail order vitamin and nutritional supplement company in Carbondale, Illinois; Lee Nutrition, Inc., a mail order VMS company in Cambridge, Massachusetts and Nutro Laboratories, Inc., a South Plainfield, New Jersey-based vitamin manufacturer. The merger of Nutrition Headquarters Group into the Company was accounted for as a pooling of interests and, accordingly, no goodwill was recorded in this transaction. Financial information has been restated to include the results of operations of Nutrition Headquarters Group for all periods presented. Nutrition Headquarters Group reported aggregate sales of approximately $77 million (including $3 million of sales from the Company) for the fiscal year ended September 30, 1997, of which approximately $50 million was attributable to mail order. The Company is in the process of integrating Nutrition Headquarters Group's mail order operations by: (i) merging customer lists into the Company's computerized mailing list; (ii) expanding product lines; (iii) redesigning mail order catalogs; (iv) repricing certain products; and (v) implementing proven marketing techniques.



     In April 1998, the Company sold certain assets of its cosmetic pencil operation for approximately $6 million, of which $4.5 million was in cash with additional payments of $1.5 million over the next three years. In connection with such sale, the Company realized a pre-tax gain of approximately $1.6 million. The cosmetic pencil operation had sales of approximately $1.9 million and operating losses of approximately $800,000 in fiscal 1997.


     NBTY markets its multi-branded products through four distribution channels:
(i) mail order, (ii) Company-owned Vitamin World retail stores in the U.S.;
(iii) Company-owned Holland & Barrett retail stores in the U.K.;

and (iv) wholesale distribution to drug store chains, supermarkets, discounters, independent pharmacies and health food stores. Management believes that this four channel distribution system enables NBTY to most effectively market its products and lend stability when compared to certain of its competitors. NBTY's net sales from mail order, retail-U.S., retail-U.K. and wholesale operations were approximately 32%, 11%, 33% and 24%, respectively, for the six months ended March 1998. As a result of the Company's efforts to expand its direct to consumer business, wholesale sales as a percentage of total net sales went from approximately 44% in fiscal 1995 to approximately 24% for the six months ended March 31, 1998.

     The Company recognizes revenue upon shipment or, with respect to its own retail stores, upon the sale of products. Net sales are net of all discounts, allowances, returns and credits. Cost of sales includes the cost of raw materials and all labor and overhead associated with the manufacturing and packaging of the products, other than the catalog printing, postage and other costs. The majority of the Company's products are in tablet, soft gel and two-piece capsule forms. The Company currently manufactures 70% of the VMS products it sells. Management believes Company-owned manufacturing typically results in lower product costs than contract manufacturing with outside suppliers. Upon completion of a state-of-the-art soft gel manufacturing facility in 1998, NBTY expects to increase its manufacturing capacity to 90% of the VMS products it sells. Gross margins are affected by, among other things, changes in the relative sales mix among the Company's four distribution channels. Historically, gross margins from the Company's mail order and retail sales have typically been higher than gross margins from wholesale sales. While the Company believes it should be able to raise prices in response to significant increases in the cost of its ingredients, the Company may not always be able to offset the effects of increased raw material or other costs.

RESULTS OF OPERATIONS

     The following table sets forth income statement data of the Company as a percentage of net sales for the periods indicated:

                                                                      YEAR ENDED SEPTEMBER          SIX MONTHS
                                                                               30,                ENDED MARCH 31,
                                                                     -----------------------      ---------------
                                                                     1995     1996     1997       1997      1998
                                                                     -----    -----    -----      -----     -----
Net sales.........................................................   100.0%   100.0%   100.0%     100.0%    100.0%
Cost and expenses:
  Cost of sales...................................................    54.8     52.0     50.0       50.2      49.0
  Catalog printing, postage & promotion...........................    11.3     10.0      7.9        8.8       4.9
  Selling, general & administrative...............................    26.8     25.8     27.2       25.5      31.5
  Litigation......................................................     0.0      0.0      1.8        0.0       0.0
                                                                     -----    -----    -----      -----     -----
                                                                      92.9     87.8     86.9       84.5      85.4
                                                                     -----    -----    -----      -----     -----
Income from operations............................................     7.1     12.2     13.1       15.5      14.6
Interest expense & other, net.....................................    (0.6)    (0.4)    (1.6)      (0.9)     (2.7)
                                                                     -----    -----    -----      -----     -----
Income before income taxes........................................     6.5     11.8     11.5       14.6      11.9
Income taxes......................................................     1.3      3.4      3.3        4.6       3.7
                                                                     -----    -----    -----      -----     -----
Net income........................................................     5.2%     8.4%     8.2%      10.0%      8.2%
                                                                     -----    -----    -----      -----     -----
                                                                     -----    -----    -----      -----     -----

SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31, 1997

     Net Sales. Net sales for the six months ended March 31, 1998 were $287 million, an increase of $128 million or 81% compared with net sales of $159 million in the same period in 1997. Of the $128 million increase, $15 million was attributable to mail order, $14 million to retail-U.S. sales, $95 million to retail-U.K. sales and $4 million to wholesale sales. Over this period, the Company's (i) mail order operations grew 20% as a result of a growing number of names in the Company's mailing list and greater consumer recognition of Puritan's Pride's quality and value; (ii) retail-U.S. operations grew 75% as a result of 26% growth in same store sales, and continued new store openings;
(iii) retail-U.K. operations were presented for the six months ended March 31, 1998 as a result of the acquisition of H&B in August 1997; and (iv) wholesale operations grew moderately at 4% as a result of the Company's objective to focus its efforts on expanding its direct to consumer business. The acquisition of H&B has been accounted for under the purchase method of accounting and accordingly, the results of operations are included in the financial statements from August 1997, the date of the acquisition. Without H&B, sales would have increased approximately 21%.

     Cost of Sales. Cost of sales for the six months ended March 31, 1998 was $140 million, an increase of $60 million or 75% compared with cost of sales of $80 million for the same period in 1997. Gross profit for this period in 1998 was $146 million, an increase of $67 million or 85% compared with $79 million in the same period in 1997. As a percentage of net sales, gross profit increased to 51% in the six months ended March 31, 1998 from 50% for the same period in 1997. Such increase was due to various factors, including (i) generally higher margins on products manufactured by NBTY and sold in H&B stores; (ii) lower manufacturing costs resulting from increased productivity at the Company's manufacturing facilities; (iii) higher percentage of sales direct to the consumer; and (iv) increased sales of new products, which typically have higher gross margins. The Company's strategy is to continue to increase in-house manufacturing while decreasing the use of outside suppliers in both the U.S. and the U.K.

     Catalog Printing, Postage and Promotion. Catalog printing, postage and promotion remained stable at $14 million for the six months ended March 31, in 1998 and 1997. Such costs as a percentage of net sales were 5% in the 1998 period and 9% in the 1997 period. The decrease as a percentage of net sales was due to the increase in retail sales from H&B as well as more efficient printing and mailing methods of the Company's catalog operations.

     Selling, General and Administrative. Selling, general and administrative expenses for the six months ended March 31, 1998 were $90 million, an increase of $50 million compared with $40 million for the same period in 1997. As a percentage of net sales, selling, general and administrative expenses were 32% and 26% in the six months ended March 31, 1998 and 1997, respectively. Of the $50 million increase, $20 million was attributable to rent expense associated with H&B retail locations and additional Vitamin World retail stores, $16 million was attributable to payroll costs for H&B and $14 million was attributable to an increase in depreciation and amortization, including $3 million in goodwill resulting from the acquisition of H&B.

     Interest Expense, Net. Interest expense, net, was $9 million in the six months ended March 31, 1998, an increase of $8 million compared with interest expense, net, of $1 million in the same period in 1997. Such interest expense, net, primarily resulted from the issuance of $150 million of 8 5/8% Senior Subordinated Notes due 2007 to fund the acquisition of H&B.

     Income Taxes. The Company's effective tax rate was 30.9% in the six months ended March 31, 1998 and 31.8% in the same period in 1997. Nutrition Headquarters Group was privately held and had subchapter S status and accordingly, recorded no income tax provision except for certain minimum taxes. It is anticipated that the Company's effective tax rate on an on-going basis will be approximately 40%.

     Net Income. Net income for the six months ended March 31, 1998 was $24 million, an increase of $8 million or 50% compared with $16 million in the same period in 1997. Assuming Nutrition Headquarters Group was taxed at the Company's effective rate, net income would have been $21 million for the six months ended March 31, 1998, an increase of $7 million or 50% compared with $14 million in the same period in 1997.

FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1996

     Net Sales. Net sales for fiscal 1997 were $355 million, an increase of $89 million or 33% compared with net sales of $266 million in fiscal 1996. Of the $89 million increase, $28 million was attributable to mail order, $44 million to retail sales in the U.S. and the U.K. and $17 million to wholesale sales. Over this period, the Company's (i) mail order operations grew 21% as a result of a growing number of names in the Company's mailing list and greater consumer recognition of Puritan's Pride quality and value; (ii) retail-U.S. operations grew 93% as a result of 23% growth in same store sales and 49 net new store openings; (iii) retail-U.K. operations recorded sales of $24 million as a result of the acquisition of Holland & Barrett in August 1997; and (iv) wholesale operations grew 16%. Without Holland & Barrett, sales would have increased 25%.

     Cost of Sales. Cost of sales for fiscal 1997 was $178 million, an increase of $40 million or 29% compared with $138 million for fiscal 1996. Gross profit for fiscal 1997 was $177 million, an increase of $50 million or 39% compared with $127 million in fiscal 1996. As a percentage of net sales, gross profit increased to 50% in fiscal 1997 from 48% in fiscal 1996. Such increase was due to various factors, including increased sales of new products and generally higher margins on products as well as lower manufacturing costs resulting from increased productivity. The Company's strategy is to continue to increase in-house manufacturing while decreasing the use of outside suppliers in both the U.S. and the U.K.

     Catalog Printing, Postage and Promotion. Catalog printing, postage and promotion for fiscal 1997 was $28 million, an increase of $1 million or 4% compared with $27 million in fiscal 1996. Such costs as a percentage of net sales were 8% in fiscal 1997 and 10% in fiscal 1996. The decrease as a percentage of net sales was mainly due to more efficient printing and mailing methods of the Company's catalog operations and increased Company-wide sales.

     Selling, General and Administrative. Selling, general and administrative expenses for fiscal 1997 were $97 million, an increase of $29 million or 43% compared with $68 million in fiscal 1996. As a percentage of net sales, these expenses were 27% and 26% for fiscal 1997 and 1996, respectively. This increase was attributable to increased payroll costs and building costs including rent expense resulting from the acquisition of Holland & Barrett.

     Litigation. In fiscal 1997, the Company agreed to settle a class action lawsuit for approximately $5.6 million, net of insurance recoveries and also recorded a charge to operations for related fees of $768,000. See Note 15 of Notes to Supplemental Consolidated Financial Statements.

     Interest Expense, Net. Interest expense, net, was $7 million in fiscal 1997, an increase of $5 million compared with interest expense, net, of $2 million in fiscal 1996. Increased interest expense, net, associated with the Holland & Barrett acquisition totaled $2 million in fiscal 1997. In addition, the Company recorded a loss of approximately $2 million in connection with the settlement of a treasury-lock instrument.

     Income Taxes. The Company's effective tax rate was 28.7% in fiscal 1997 and 29.2% in fiscal 1996. Nutrition Headquarters Group was privately held and had subchapter S status and accordingly, recorded no income tax provision, except for certain minimum taxes.

     Net Income. Net income for fiscal 1997 was $29 million, an increase of $7 million or 32% compared with $22 million in fiscal 1996. Assuming Nutrition Headquarters Group was taxed at the Company's effective rate, net income would have been $24 million for fiscal 1997, an increase of $5 million or 26% compared with $19 million in fiscal 1996.

FISCAL YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1995

     Net Sales. Net sales for fiscal 1996 were $266 million, an increase of $16 million or 6% compared with net sales of $250 million in fiscal 1995. Of the $16 million increase, $11 million was attributable to increases in wholesale and retail sales and $13 million was attributable to mail order sales, offset by a decrease of $8 million from Beautiful Visions, a cosmetic mail order catalog which was sold in 1995.

     Cost of Sales. Cost of sales for fiscal 1996 was $138 million, an increase of $1 million or 1% compared with $137 million in fiscal 1995. Gross profit for fiscal 1996 was $127 million, an increase of $14 million or 12% compared with $113 million in fiscal 1995. As a percentage of net sales, gross profit increased to 48% in fiscal 1996 from 45% in fiscal 1995. Such increase was due to various factors, including increased sales of higher margin products, long-term purchase commitments of raw materials resulting in lower costs and manufacturing efficiencies.

     Catalog Printing, Postage and Promotion. Catalog printing, postage and promotion for fiscal 1996 was $27 million, a decrease of $1 million compared with $28 million in fiscal 1995. Such costs as a percentage of net sales were 10% in fiscal 1996 compared with 11% in fiscal 1995. This decrease was mainly due to the discontinuation of the Beautiful Visions mail order catalog.

     Selling, General and Administrative. Selling, general and administrative expenses for fiscal 1996 were $68 million, an increase of $1 million or 1% compared with $67 million in fiscal 1995. As a percentage of net sales, these costs were 26% in fiscal 1996 and 27% in fiscal 1995. This decrease was attributable to decreases in payroll fringe benefits and other miscellaneous costs which were offset by increases in outlet store rentals and professional fees.

     Interest Expense, Net. Interest expense, net, in fiscal 1996 and fiscal 1995 remained stable at $2 million.

     Income Taxes. The Company's effective tax rate was 29.2% in fiscal 1996 and 20.7% in fiscal 1995. Nutrition Headquarters Group was privately held and had sub-chapter S status and accordingly, recorded no income tax provision, except for certain minimum taxes.

     Net Income. Net income for fiscal 1996 was $22 million, an increase of $9 million or 69% compared with $13 million in fiscal 1995. Assuming Nutrition Headquarters Group was taxed at the Company's effective rate, net income would have been $19 million for fiscal 1996, an increase of $9 million or 90% compared with $10 million in fiscal 1995.

SEASONALITY

     The Company believes that its business is slightly seasonal. Historically, the Company has slightly lower net sales in its first and third fiscal quarters, slightly higher net sales in its second and fourth fiscal quarters. The Company may have higher net sales in a quarter depending upon when it has engaged in significant promotional activities.

LIQUIDITY AND CAPITAL RESOURCES


     The Company will require liquidity for capital expenditures and working capital needs, including debt service requirements. Total anticipated capital expenditures for the Company are expected to be approximately $55 million for fiscal year 1998, of which $39 million has been spent through March 31, 1998. The Company has recently completed construction of a soft gel manufacturing facility for a total cost of $35 million. For information as to the Company's commitments and contingencies, including future minimal rent payments and other commitments, see Note 12 to Supplemental Consolidated Financial Statements.


     The Company believes that the cash flow generated from its operations and amounts available under the Revolving Credit Facility, after giving effect to the Offering, should be sufficient to fund its debt service requirements, working capital needs, anticipated capital expenditures and other operating expenses for the foreseeable future. The Revolving Credit Facility provides the Company with available borrowings up to an aggregate principal amount of $60 million. The Company's future operating performance will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See 'Risk Factors.'

     The Company's debt instruments impose certain restrictions on the Company's ability to make capital expenditures, limit the Company's ability to incur additional indebtedness, dispose of assets, repay indebtedness or amend other debt instruments, pay distributions, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances and make acquisitions. Such restrictions could limit the Company's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business or acquisition opportunities. See 'Description of Certain Indebtedness.'

                                    BUSINESS


     NBTY is a leading vertically integrated manufacturer, marketer and retailer of a broad line of high quality, value-priced nutritional supplements in the United States and the United Kingdom. The Company offers approximately 900 products under a number of brands, including vitamins, minerals, herbs, amino acids, sports nutrition products, diet aids and other nutritional supplements. NBTY targets the growing value-conscious consumer segment by offering high quality products at a value price point, direct to the consumer. NBTY markets its multi-branded products through a four channel distribution system: (i) the leading U.S. nutritional supplement mail order program under the Company-owned Puritan's Pride and Nutrition Headquarters brands and catalogs; (ii) Company-owned Vitamin World retail stores, of which there are currently approximately 150, located strategically throughout the United States; (iii) Company-owned Holland & Barrett retail stores, of which there are currently 417, located strategically throughout the United Kingdom; and (iv) wholesale distribution to drug store chains, supermarkets, independent pharmacies and health food stores primarily under the Nature's Bounty brand. NBTY currently manufactures approximately 70% of the nutritional supplements it sells and with the completion of a new state-of-the-art manufacturing facility in 1998, the Company expects to manufacture approximately 90%.


BACKGROUND

     Arthur Rudolph, NBTY's former chairman, founded the Company in 1971, as a direct marketer of nutritional supplements under the name Nature's Bounty, Inc. NBTY completed its initial public offering of stock in that same year. NBTY first developed its manufacturing capabilities and began its mail order operation in 1974 and opened its first retail store in 1979. NBTY has continued to grow through its aggressive marketing practices and through a series of strategic acquisitions. Since 1986, the Company has successfully acquired and integrated 12 VMS companies participating in the mail order, retail and manufacturing segments, including Holland & Barrett in August 1997. See 'Prospectus Summary--Recent Acquisition.' The Company changed its name to NBTY, Inc. in 1995.

     In 1986, as part of its acquisition strategy, the Company acquired U.S. Nutrition Co. Inc., ('U.S. Nutrition') a nutritional supplement mail order company which was founded in 1976 by Scott Rudolph, son of Arthur Rudolph. After the acquisition of U.S. Nutrition, Scott Rudolph joined the Company and later was elected Chairman, Chief Executive Officer and President of NBTY. The Company, under the leadership of Scott Rudolph, has achieved record sales and earnings, developed state-of-the-art production facilities, diversified its operations into four distribution channels and completed a number of strategic acquisitions. For the fiscal year ended September 1997, net sales and income from operations increased 34% and 63%, respectively over the prior year, to $355 million and $53 million (excluding $6.4 million of legal settlement costs in fiscal 1997), respectively. For the six months ended March 1998, net sales and income from operations increased 80% and 70%, respectively over the prior year period, to $287 million and $42 million, respectively. NBTY's net sales from mail order, retail-U.S., retail-U.K. and wholesale operations were approximately 32%, 11%, 33% and 24%, respectively, for the six months ended March 1998.

INDUSTRY OVERVIEW

     The vitamin, mineral and nutritional supplement market in the United States has grown at a compound annual rate of approximately 15%, from $3.7 billion in 1992 to $6.5 billion in 1996, according to 1997 Packaged Facts. Increasing VMS usage has been linked to a number of factors, including: (i) scientific and popular reports on the positive benefits of VMS products; (ii) awareness of healthier lifestyles; (iii) favorable regulatory environment; (iv) new VMS product introductions and (v) wider distribution of VMS products. A primary driver in the continuing increase in demand for nutritional supplement products is the aging of the U.S. population, together with an increased focus by this segment on preventative health measures. According to the Simmons Market Research Bureau, only 54% of this U.S. adult population regularly uses vitamins, minerals or supplements. Further, based on the U.S. Bureau of the Census data, the 45-and-older age group, which accounted for approximately 32% of the U.S. population in 1990, is expected to grow to 40% of the U.S. population by 2010. Vitamins, minerals and nutritional supplements are sold through drug stores, supermarkets and discount stores, health food stores, direct sales organizations and mail order. According to the Packaged Facts, drug stores, supermarkets and discount stores, on a combined basis, accounted for approximately 46%, health food stores for approximately 38% and direct and mail order sales for approximately 16% of total industry sales in 1996.

     Drug stores, supermarkets and discount stores traditionally offer more mainstream products, such as multivitamins, individual vitamins (such as Vitamins A, C and E), and minerals (such as calcium, potassium and magnesium). This market has traditionally grown in line with industry sector growth. Health food stores, as well as direct sales and mail order retailers traditionally offer greater product breadth, including more sophisticated supplement products. The health food market is highly fragmented with approximately 11,000 health food and vitamin chain stores in the U.S., of which approximately 70% are independently owned and operated and approximately 30% are associated with one of several regional or national chains. This market has continued to grow as industry participants continue to add stores in new and existing markets.

DISTRIBUTION CHANNELS

     The following table sets forth the percentage of net sales for each of the Company's distribution channels:

                                                                                                SIX MONTHS
                                                                      FISCAL YEARS ENDED          ENDED
                                                                        SEPTEMBER 30,           MARCH 31,
                                                                     --------------------      ------------
                                                                     1995    1996    1997      1997    1998
                                                                     ----    ----    ----      ----    ----
Mail order........................................................    51 %    51 %    46 %      49 %    32 %
Retail--U.S.......................................................     5       8      11        11      11
Retail--U.K.(1)...................................................    --      --       7        --      33
Wholesale.........................................................    44      41      36        40      24
                                                                     ----    ----    ----      ----    ----
                                                                     100 %   100 %   100 %     100 %   100 %
                                                                     ----    ----    ----      ----    ----
                                                                     ----    ----    ----      ----    ----

------------------
(1) Holland & Barrett was acquired in August 1997.

     The Company's position as a leading vertically integrated manufacturer, marketer and retailer of a broad line of high quality, value-priced nutritional supplements enables it to successfully operate a four channel distribution system:

     Mail Order. Through its Puritan's Pride and Nutrition Headquarters brands, NBTY is the leader in the U.S. mail order nutritional supplement industry with over 4.0 million active customers and with response rates which management believes to be in excess of the mail order industry average. Through its catalogs, the Company offers a full line of vitamins and other nutritional supplements at prices which are normally at a discount to retail stores. The Company mails its catalogs approximately eight times a year. NBTY intends to continue to add new customers to its mail order operation through aggressive marketing techniques and selective acquisitions. In addition, in 1996 the Company expanded its mail order operations into the United Kingdom.

     In order to maximize sales per catalog and reduce mailing and printing costs, the Company regularly updates its mail order list to include new customers and to eliminate those who have not placed an order within a designated period of time. In addition, in order to add new customers to its mailing lists and increase average order sizes, the Company places advertisements in Sunday newspaper supplements, conducts insert programs with other mail order companies and has special promotions on a quarterly basis which offer customers combinations of products and quantities at promotional prices. NBTY's use of state-of-the-art equipment in its catalog operations, such as computerized co-mailing, address bar coding and automated picking and packing systems, enables the Company to fill mail orders typically within 48 hours of their receipt. The Company's position as a leading mail order nutritional supplement distributor and its utilization of state-of-the-art systems allows the Company to lower its per customer distribution costs, thereby enhancing margins and enabling the Company to offer its products at lower prices than its competitors.

     Retail Stores, U.S. The Company currently operates approximately 150 stores in 40 states under the Vitamin World name, primarily in factory outlet malls, and more recently in regional malls. Such stores carry a full line of value-priced products under the Vitamin World brand as well as a limited selection of other brands. The stores generally average 1,200 square feet and offer 1,200 SKUs of vitamins, minerals and nutritional supplements. During calendar 1998, the Company plans to open a total of 120 Vitamin World stores, of which approximately 20 stores have recently been opened and leases have been signed for an additional 26 stores. Vitamin World stores typically turn profitable within the first nine months of operation. Through direct interaction with the retail customer, the Company is better able to identify customer preferences, retail buying trends and pricing than by analyzing sales reports from wholesalers and independent retailers. As a result, the Company is better able to merchandise its products and more quickly respond to changing customer trends.

     Retail Stores, U.K. In August 1997, the Company acquired Holland & Barrett, the largest chain of nutritional supplement and health food stores in the United Kingdom. Holland & Barrett, which has been in business since 1920, is a well known and respected retailer and brand, currently operating 417 stores in prime shopping areas in over 300 cities in the U.K. The stores generally have an average selling area of 1,200 square feet and offer a total of 2,800 SKUs, approximately 56% within the VMS categories and 44% within the health food category. Since the acquisition, NBTY has gradually replaced VMS products manufactured by outside suppliers with lower priced NBTY manufactured products under the Holland & Barrett brand. As of March 31, 1998, NBTY manufactured products comprised approximately 40% of H&B's VMS sales (approximately 21% of total H&B sales) with the goal of reaching 75% of such sales (approximately 40%of total H&B sales) by the end of calendar 1998.

     Wholesale. The Company markets its products under multiple brands to drug stores, supermarkets and discounters as well as independent pharmacies, health food stores and wholesalers. The Company markets products under Nature's Bounty, the Company's signature brand, to chain stores such as Albertsons, CVS, Eckerd Drugs, Genovese, Osco and Target. The Company also sells a full line of products under the Natural Wealth brand to supermarkets and wholesalers, such as Bergen Brunswig Co., Cardinal Health Co. and McKesson Drug Co., a line of products under the Good 'N Natural brand directly to independent health food stores and a specialty line of vitamins under the American Health brand to health food wholesalers.

BUSINESS STRATEGY

     The Company's objective is to increase sales, improve profitability and strengthen its industry leading position through the following key strategies:

     Enhance Vertical Integration. Management believes that vertical integration creates a significant competitive advantage by allowing the Company to: (i) maintain higher quality standards while lowering product costs, a portion of which are passed on to the customer as lower prices; (ii) more quickly respond to scientific and popular reports and consumer buying trends;
(iii) assure delivery schedules; (iv) reduce dependence on outside suppliers; and (v) improve overall operating margins. The Company continually evaluates ways to further enhance its vertical integration. For example, as NBTY becomes the primary supplier of nutritional supplements to the H&B stores by replacing outside suppliers, it will effectively lower the costs of such products sold by H&B stores. Management believes this should increase overall profit margins while improving productivity for NBTY's manufacturing facilities.

     Introduce New Products and Product Innovations. The Company has consistently been among the first in the industry to introduce new products in response to recent scientific and popular reports. Given the changing nature of consumer demands for new products and the growing publicity over the importance of vitamins, minerals and nutritional supplements in the promotion of general health, management believes that NBTY will continue to attract new customers based upon its ability to rapidly respond to consumer demands with high quality, value-oriented products. During fiscal 1997, NBTY introduced more than 100 new products. In addition to expanding the Company's product lines, many of these new specialty products, such as St. John's Wort and glucosamine sulfate, typically provide higher margins.

     Expand Existing Channels of Distribution. In order to increase sales and profitability, enhance overall market share, and leverage manufacturing, distribution, purchasing and marketing capabilities, the Company will continue to expand its existing channels of distribution.

          o Increase mail order sales. NBTY expects to continue to strengthen its mail order sales through a number of initiatives, including: (i) automated picking and packing to fulfill mail order requests with greater speed and accuracy; (ii) increased manufacturing capability to quickly introduce and deliver new products in response to customer demand; and (iii) more frequent promotions to further improve response rates. In addition, the Company intends to continue its strategy of acquiring the customer lists, brand names and inventory of other mail order companies which have similar or complementary products and which the Company believes it can integrate into its own operations without adding substantial overhead expenses, such as the recent merger of Nutrition Headquarters Group into the Company.

          o Increase retail sales in the U.S. and U.K. In order to increase retail sales, NBTY is actively expanding its base of Vitamin World stores in the U.S. and selectively expanding its Holland & Barrett stores in the U.K. During calendar 1998, the Company plans to open a total of 120 Vitamin World stores to increase its penetration into factory outlet and regional malls. The Company has recently opened approximately 20 stores and signed leases for an additional 26 stores.

     Integrate Strategic Acquisitions. Since 1986, NBTY has successfully acquired and integrated 12 VMS companies, including Holland & Barrett in August 1997. Most recently NBTY merged Nutrition Headquarters Group into the Company. NBTY is currently in the process of integrating Nutrition Headquarters Group's mail order operations by: (i) merging customer lists into the Company's computerized mailing list; (ii) expanding product lines; (iii) redesigning mail order catalogs; (iv) repricing certain products; and (v) implementing proven marketing techniques. NBTY will continue to manufacture select products in Nutrition Headquarters Group's manufacturing faculties. The Company intends to continue to pursue acquisition opportunities in the VMS sector, both in the U.S. and internationally, that complement or extend its existing product lines, expand its distribution channels or are compatible with its business philosophy and strategic goals.


     Build Infrastructure to Support Growth. NBTY has technologically advanced, state-of-the-art manufacturing and production facilities, with total production capacity of approximately five billion tablets and capsules per year. The Company recently completed construction of a 131,000 square foot state-of-the-art soft gelatin encapsulation manufacturing facility on 62 acres, capable of producing five billion soft gel capsules per year, to enhance its vertical integration, reduce its dependence on outside suppliers and further improve profit margins. NBTY expects to increase its manufacturing capacity to 90% from 70% of the VMS products it sells. The Company regularly evaluates its operations and makes investments in building infrastructure, as necessary to support its continuing growth.


     Experienced Management Team with Significant Equity Stake. The Company's management team has extensive experience in the VMS industry and has developed long-standing relationships with its suppliers and its customers. The executive officers and directors have an average of approximately 17 years with the Company. After giving effect to the Offerings, executive officers and directors will own approximately 18.1% of the Company's common stock and employees in the aggregate will own approximately 4.5% through the Company's profit sharing plan.

PRODUCTS

     The Company manufactures and markets approximately 900 products including vitamins, minerals, herbs, amino acids, sports nutrition products, diet aids and other nutritional supplements such as minerals, amino acids and herbs. The Company's products are available in single vitamins and multi-vitamin combinations, and in varying potency levels, sizes, formulations and delivery forms, including tablets, soft gel and hard shell capsules, chewables, powders and liquids. The Company also offers a selection of personal care products by direct mail and in its retail stores including creams, shampoos and lotions. The Company offers its products under its brands through each of its four distribution channels.

     Mail Order. The Company offers a full line of vitamins and nutritional supplements through its mail order channel in the U.S. under the Puritan's Pride and Nutrition Headquarters brands. The Company began manufacturing and selling VMS products under its Puritan's Pride brand in 1974, originally focusing on single vitamin and multi-vitamin combinations. Puritan's Pride has become the leading domestic mail order brand and has developed a reputation for quality, consistency, innovation and value to the consumer. Through its mail order channel in the U.K. the Company offers similar products under the Vitamin World brand. In April 1998, Nutrition Headquarters Group was merged into the Company. Nutrition Headquarters Group's mail order brands were introduced in 1975 and have reputations for high quality products.

     Retail Stores, U.S. NBTY's Company-owned retail stores in the U.S. offer a full line of VMS products under the Vitamin World brand. The Company began selling vitamins, minerals and nutritional supplements under its Vitamin World brand in 1979. In addition, the Company offers a selection of personal care products including creams, lotions and shampoos under the Vitamin World brand. Vitamin World has become a well known retail brand for vitamins and nutritional supplements and has developed a reputation for a broad selection of high quality products at discount prices.

     Retail Stores, U.K. NBTY's Company-owned retail stores in the U.K. offer a full line of VMS products under the Holland & Barrett brand. Holland & Barrett, which has been in business since 1920, is a well known and respected retailer and brand. NBTY acquired Holland & Barrett in August 1997. Since the acquisition, NBTY has gradually replaced VMS products manufactured by outside suppliers with lower priced NBTY manufactured products under the Holland & Barrett brand. Such products constitute approximately 56% of aggregate sales. The remaining 44% of sales are made up of health food products including dried fruit and nuts. As of March 31, 1998, NBTY manufactured products comprised approximately 40% of H&B's VMS sales (approximately 21% of total H&B sales) with the goal of reaching 75% of such sales (approximately 40% of total H&B sales) by the end of calendar 1998. Since its introduction of NBTY manufactured product under the Holland & Barrett brand the Company has continued to post increasing sales of VMS products in its Holland & Barrett stores.

     Wholesale. The Company markets a selection of VMS products under Nature's Bounty, the Company's signature brand, to drug stores, supermarkets and discounters such as Albertsons, CVS, Eckerd Drugs, Genovese, Osco and Target. The Company began selling select VMS products under its Nature's Bounty brand in 1971 and over time, has expanded its product offerings to include a full line of VMS products. Nature's Bounty has become a leading brand and has developed a reputation for quality, consistency, innovation and value to the consumer. The Company also sells select products under the Natural Wealth brand to supermarkets and wholesalers, such as Bergen Brunswig Co., Cardinal Health Co. and McKesson Drug Co. The Company also sells products under the Good 'N Natural and American Health brands to independent health food stores and health food wholesalers.

     Product Development. The Company introduces new and innovative products on a consistent and timely basis. New product ideas are generated in response to consumer trends and scientific and popular reports. The Company works with both its retail and wholesale customers as well as its vendors to more quickly respond to such changes in consumer buying trends. New products are developed by members of the Company's sales and marketing and purchasing departments working in conjunction with senior management. After a product has been approved for manufacture, the Company produces a sample and conducts quality control studies to ensure that the product meets the Company's standards of quality assurance. Based upon the outcome of these tests, the product becomes available for production. During fiscal 1997, the Company introduced more than 100 new products.

MANUFACTURING AND QUALITY CONTROL

     By manufacturing the majority of its own products, the Company believes it maintains better control over product quality and availability while also reducing production costs. The Company's manufacturing process consists of a number of steps, as follows: (i) purchase high quality bulk raw materials; (ii) mix, blend and granulate the measured ingredients into a mixture with a homogenous consistency; (iii) encapsulate or tablet the blended mixture according to the appropriate dosage; and (iv) coat the completed tablet. When a product is ready for bottling, the automated equipment counts the tablets, inserts them into recyclable plastic bottles, adds a tamper-evident hinged cap with an inner safety seal and affixes a label. Management believes NBTY's products appeal to the needs of today's environmentally and safety conscious consumer. In addition, NBTY assures customer satisfaction by employing rigorous quality assurance programs in its state-of-the-art production facilities.


     During the past five years NBTY has invested approximately $100 million in building state-of-the-art production facilities. NBTY currently manufactures approximately 70% of the nutritional supplements it sells and with the completion of a new state-of-the-art manufacturing facility in 1998, the Company expects to manufacture approximately 90%. As a result of its ongoing manufacturing expansion, NBTY operates technologically advanced manufacturing and production facilities, located on Long Island, New York, consisting of approximately 830,000 square feet in eight modern buildings, of which approximately 290,000 square feet is devoted to manufacturing, approximately 340,000 square feet to warehousing and distribution, and the remaining approximately 200,000 square feet to office space, production, quality assurance and a testing laboratory. NBTY has manufacturing capacity of 1.2 billion tablets, 400 million capsules and 14 million bottles per month. Upon completion of its new soft gel manufacturing plant, the Company will be able to manufacture an additional 420 million capsules per month. The Company's current capacity levels can be expanded by 50%, as necessary, at a small incremental cost. The Company regularly evaluates its operations and makes strategic investments in building manufacturing and distribution capacity, as necessary, to support its continuing growth. NBTY believes that the capacity of its manufacturing and distribution facilities is adequate to meet the requirements of its current business.


     Soft Gelatin Manufacturing Facility. The Company has completed construction of a $35 million, state-of-the-art, 131,000 square foot soft gelatin encapsulation manufacturing facility on 62 acres owned by the Company. The soft gelatin process is the only widely accepted process which facilitates the encapsulation of oils, other liquids and solids in a suspended state, in an oral dose form. With the Company's current mix of products, the facility is capable of producing approximately five billion soft gel capsules per year. This proprietary equipment is designed to allow flexibility in producing different shape and size capsules. The plant can be expanded to double the current capacity, at a small incremental cost, if demand requires.


     Raw Materials. The principal raw materials used in the manufacturing process are natural and synthetic vitamins, purchased from bulk manufacturers in the United States, Japan and Europe. NBTY purchases its raw materials from multiple sources including some of the largest pharmaceutical and chemical companies in the world. Although the Company's raw materials and packaging supplies are readily available from multiple suppliers, one supplier currently provides approximately 10% of NBTY's purchases. NBTY believes that the loss of its largest supplier could have a temporary adverse effect upon its operations but that, over time, NBTY would be able to replace such source of supply. No other supplier accounts for 10% or more of NBTY's raw material purchases.

     Quality Control. NBTY's manufacturing process places significant emphasis on quality control. All raw materials used in production are initially held in quarantine during which time NBTY's laboratory employees assay the product against the manufacturer's certificate of analysis. Once cleared, a lot number is assigned, samples are retained and the material is processed by formulating, mixing and granulating, compression and sometimes coating operations. Such manufacturing operations are conducted in accordance with the good manufacturing practices of the FDA and other applicable regulatory standards. After the tablet is manufactured, laboratory employees test its weight, purity, potency, dissolution and stability.

SALES AND CUSTOMER SERVICE

     The Company's established customer relationships at the mail order, retail and wholesale levels are based upon the Company's long-standing commitment to a high level of customer service. NBTY has approximately 400 employees in its mail order operations, 700 sales employees located throughout the U.S. in its Vitamin World stores, 2,000 sales employees located throughout the U.K. in its Holland & Barrett stores, and 60 commissioned sales associates and brokers who sell to wholesale distributors.

     Mail Order. The Company maintains a highly efficient, state-of-the-art call center at the Company's headquarters in Long Island, New York. The Company offers prompt order entry services through the use of toll-free telephone numbers, which may be called six days a week to place orders, request a catalog or make product inquiries. The Company has 100 customer service stations installed in its call center. Once a call is received by the Company, it is automatically routed to the next available customer service representative. The Company closely tracks forecasted demand and hires and trains new customer service representatives to maintain its service standards. The Company's call center can efficiently handle up to 10,000 calls per day.

     The Company uses an integrated management information system that allows telephone orders to be captured on-line and mail orders to be efficiently entered. As the Company's sales representative processes the order, the Company's on-line data processing system provides, among other things, customer history information, product availability information, expected shipping date and order number. Customers can pay with major credit cards, checks or money orders. All credit charges are pre-authorized prior to shipping the order and credit authorization occurs concurrently with order processing.

     Retail Stores, U.S. The Company's store management structure at its Vitamin World stores consists of one regional manager for approximately every 11 district managers, one district manager for approximately every 11 stores, and at the store level, on average, one store manager, one assistant store manager and two sales personnel. Store managers are expected to customize stores to the demographics of particular markets and to have responsibility for merchandise assortment, promotion and certain advertising and product pricing. Store managers are also responsible for the operations of individual stores including recruiting and hiring store personnel. The Company offers continuing sales and product training for its store personnel. Store personnel are compensated on a salary plus commission basis.

     Retail Stores, U.K. The Company's store management structure, training program and compensation program at its Holland & Barrett stores is very similar to that of its Vitamin World stores. Store management at Holland & Barrett consists of one regional manager for approximately every 20 district managers, one district manager for approximately every 20 stores, and at the store level, on average, one store manager, one assistant store manager and two sales personnel.

     Wholesale. The Company's sales force currently consists of 60 dedicated professionals responsible for accounts located throughout the United States, who are paid on a salary plus commission basis. These personnel work with direct accounts, distributors and individual retailers to enhance knowledge of the Company's products and brands.

     Customer Service. The Company operates an in-house customer service and information department to respond to inquiries requesting information concerning product applications, background data, ingredient compositions and the efficacy of products. The Company maintains a toll-free customer service phone line to answer product questions.

MARKETING

     The Company's marketing strategies are supported by extensive advertising and promotional programs ranging from national television advertising to in-store sales promotions. At the heart of every effort is the Company's mission statement which remains 'to deliver the highest quality nutritional supplements with the best value to the customer.' These advertising and promotional programs are also designed to achieve the specific objectives of each brand that the Company markets.

     The advertising objective of the Company's mail order brands in the U.S. and the U.K. is to increase the mailing list by attracting new customers through special offers on television, radio and in magazines, newspapers and through in-home mailings. National advertising in Sunday newspaper supplements, for example, introduce vitamin users to a smart way to save on their purchases by buying direct from the manufacturer. Television advertising on national cable networks invite viewers to call a toll free number to obtain a free copy of the Puritan's Pride vitamin catalog. Another objective for the mail order division is to increase the average order size through merchandising within the catalog itself. The Company has also introduced a Puritan's Pride web site (www.puritanspride.com) to provide yet another source of lead generation and sales.

     The Company-owned retail outlets in the U.S. and U.K. are supported primarily through consumer print advertising, radio advertising and in-store promotions. The objective for these retail advertising campaigns is to build store traffic and sales. In the U.S., regional advertising in local newspapers and on the radio position Vitamin World as the low price leader on a variety of top quality nutritional supplements. An extensive print campaign in the U.K. is designed to re-position the Company's chain of Holland & Barrett stores as the source for 'everyday low prices' for a broad range of quality supplements. In-store point-of-purchase merchandising materials in the U.S. and the U.K. promote specific products and product groups at special 'direct from the manufacturer prices.' These materials also help to educate the consumer as to the benefits of the Company's products.

     Within the wholesale brands of Nature's Bounty, Natural Wealth, Good 'N Natural and American Health the objectives are to increase brand awareness among the trade and consumers and to introduce and promote the use of new products within the brand. With the rise in demand for high quality nutritional supplements, the Company uses print and broadcast advertising to position its wholesale brands as the leaders in the category. Trade advertising in industry magazines support the 'sell-in' of the Company's products to the drug stores, supermarkets, discounters and health food stores. Print advertising in consumer magazines and newspapers support the 'sell-through' of the new products to the consumer.

     The advertising materials for each brand including point-of-purchase materials, catalogs, nutrition information brochures, in-store signs, product displays and price lists are all produced by the Company's wholly owned in-house advertising agency. With the help of the latest computer design equipment, the 25 graphic art professionals which make up this in-house agency, also design the packaging for the Company's over 900 products. NBTY's in-house graphics capability allows the Company to react quickly to the changing demands of the marketplace with promotional pieces and new products designed to increase sales and profits.

WAREHOUSING AND DISTRIBUTION

     The Company dedicates approximately 440,000 square feet to warehousing and distribution in its Long Island, NY; Carbondale, IL; Reno, NV; and Southampton and Hinckley, U.K. facilities.

     The Company's warehouse and distribution centers are efficiently integrated with the Company's order entry systems to enable the Company to ship out mail orders typically within 48 hours of their receipt. Once a customer's telephone order is completed, the Company's computer system forwards the order to the Company's distribution center, where all necessary distribution and shipping documents are printed to facilitate processing. Thereafter, the orders are prepared, picked, packed and shipped continually through the day. The Company operates a proprietary, state-of-the-art, automated picking and packing system for frequently shipped items. The Company is capable of fulfilling 25,000 orders daily. A system of conveyors automatically routes boxes carrying merchandise throughout the distribution center for fulfillment of orders. Completed orders are bar-coded and scanned and the merchandise and ship date are verified and entered automatically into the customer order file for access by sales associates prior to being shipped. The Company ships its orders primarily through the U.S. Postal Service, serving domestic and international markets.

     The Company currently distributes its products from its distribution centers through contract and common carriers in the U.S. and by Company-owned trucks in the U.K. Deliveries are made directly to Company-owned Vitamin World stores once per week. In addition, the Company ships products overseas by container loads. The Company also operates additional distribution centers in Southampton and Hinckley, U.K. Deliveries are made directly to Company-owned Holland & Barrett stores twice per week. The Company is currently in the process of expanding its distribution capacity in the U.K. The Company delivers products to distribution points in the U.S. through contract and common carriers as directed by its retail customers.

PROPERTIES

     The following is a listing of all properties owned or leased by the
Company:


                                                                      APPROXIMATE    LEASED OR     EXPIRATION OF
              LOCATION                      TYPE OF FACILITY          SQUARE FEET      OWNED           LEASE
------------------------------------   ---------------------------    -----------    ---------    ---------------
UNITED STATES
Bohemia, New York...................   Administration & production      169,000      owned
Bohemia, New York...................   Manufacturing                     80,000      owned
Bohemia, New York...................   Manufacturing                     75,000      owned
Holbrook, New York..................   Warehouse & distribution         230,000      owned
Holbrook, New York..................   Engineering                       17,000      leased         December 1998
Ronkonkoma, New York................   Warehouse & distribution         110,000      owned
Bayport, New York...................   Production                        17,500      owned
Bayport, New York*..................   Manufacturing                    131,000      owned
Reno, Nevada........................   Warehouse                         25,000      leased             June 2001
Carbondale, Illinois................   Administration & production       80,000      owned
Carbondale, Illinois................   Warehousing                       15,000      owned
South Plainfield, New Jersey........   Manufacturing                     66,000      owned
Murphysboro, Illinois...............   Manufacturing                     65,000      owned
Cambridge, Massachusetts............   Administration                       900      leased           August 2020
UNITED KINGDOM
Southampton.........................   Warehouse                          9,000      leased        September 2011
Hinckley............................   Warehouse & administration        50,000      leased          October 2016
Nuneaton............................   Administration                     9,000      leased             June 2012


     NBTY currently operates approximately 150 retail stores under the Vitamin World name. The stores have an average selling area of 1,200 square feet. Generally, NBTY leases the stores for three to five years at annual base rents ranging from $12,000 to $94,000 and percentage rents in the event sales exceed a specified amount. Holland & Barrett leases all of the locations of its 417 retail stores for terms varying between 10 and 25 years at varying rents. The stores have an average selling area of 1,200 square feet. No percentage rents are payable.


* Situated on 62 acres owned by the Company which allows for construction of additional facilities, if required.


COMPETITION

     United States. The market for vitamins and other nutritional supplements is highly competitive in all of NBTY's channels of distribution. With respect to mail order sales, management believes that Puritan's Pride is the largest mail order supplier of vitamins and other nutritional supplements and competes with a large number of smaller, usually less geographically diverse, mail order companies, some of which manufacture their own products and some of which sell products manufactured by other companies. In its retail Vitamin World stores, the Company competes regionally with specialty vitamin stores such as GNC and local drug stores, health food stores, supermarkets, department stores and mass merchandisers. NBTY's Nature's Bounty and Natural Wealth brands compete with numerous vitamin marketers and manufacturers for sales to drug store chains and supermarkets with heavily advertised national brands manufactured by large pharmaceutical companies, as well as Your Life, Nature Made and Sundown, marketed by Leiner Health Products, Inc., Pharmavite Corp. and Rexall Sundown, Inc., respectively. It is not possible to accurately estimate the number of competitors since the nutritional supplement industry is highly fragmented.

     Management believes that NBTY competes favorably with other mail order sellers of similar products on the basis of price and customer service, including speed of delivery and new product offerings. Management believes that NBTY competes favorably with the large pharmaceutical companies and other companies that sell to wholesalers, on the basis of price, breadth of product line, reputation and customer service, including innovative packaging and displays and other services. Management believes that NBTY derives a competitive advantage from its ability to manufacture and package its own vitamin and nutritional supplement products, which affords it the flexibility to respond to the shifting demands of each channel of distribution and, consequently, the ability to achieve the manufacturing and operating efficiencies resulting from larger production runs of products that can be packaged for sale in one or more such channels.

     United Kingdom. As in the U.S., the market for sales of vitamins, minerals and other nutritional supplements is highly competitive. H&B's principal competitors are large pharmacy chains, including Boots, Lloyds and Superdrug and major supermarket chains such as ASDA, Sainsbury and Tesco. There are also approximately 1,300 independent retailers of health foods and nutritional supplements in the U.K. market. In addition, GNC has recently entered the U.K. market where it currently operates approximately 30 stores. As a result of the acquisition, H&B tends to compete more effectively through improved store formats, greater product offerings and value pricing.

MANAGEMENT INFORMATION SYSTEMS

     Inventory Control. The Company has installed inventory and control systems at its facilities that enable it to track each product as it is received from its supply sources, through manufacturing and shipment to its customers. To facilitate this tracking, a significant number of products sold by the Company are bar coded. The Company's inventory control systems report shipping, sales and individual SKU level inventory information. The Company manages the retail sales process by monitoring customer sales and inventory levels by product category. The Company believes that its distribution capabilities enable it to increase flexibility in responding to the delivery requirements of its customers.

     The Company's inventory control systems report purchasing, receiving, shipping, sales and individual SKU level inventory stocking information. Information from the Company's point-of-sale computer system is regularly reviewed and analyzed by the purchasing staff to assist in making merchandise allocation and markdown decisions. The Company uses an automatic reorder system to maintain in-stock positions on key items. This system provides management with the information needed to determine the proper timing and quantity of reorders.

     Year 2000. At the present time, the Company believes that its systems are substantially Year 2000 compliant and does not expect Year 2000 issues to materially affect its products, services, competitive position or financial performance. However, there can be no assurance that this will be the case. Since the ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside the Company's control, there can be no assurance that the failure of such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

     Financial Reporting. The Company's financial reporting systems provide management with detailed financial reporting to support management's operating decisions and cost control efforts. This system provides functions such as scheduling of payments, receiving of payments, general ledger interface, vendor tracking and flexible reporting options.

GOVERNMENT REGULATION

     United States. The manufacturing, packaging, labeling, advertising, distribution and sale of NBTY's products are subject to regulation by one or more federal agencies, the most active of which is the FDA. The Company's products are also subject to regulation by the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture and the Environmental Protection Agency, and by various agencies of the states and localities and foreign countries in which NBTY's products are sold. In particular, the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act ('FDCA'), regulates production, packaging, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, and over-the-counter ('OTC') drugs. In addition, the FTC has jurisdiction to regulate advertising of dietary supplements and OTC drugs, while the U.S. Postal Service regulates advertising claims with respect to such products sold by mail order.

     The FDCA has been amended several times with respect to dietary supplements, most recently by the DSHEA and the Nutrition Labeling and Education Act of 1990 ('NLEA'). DSHEA, enacted on October 15, 1994, introduced a new statutory framework governing the composition and labeling of dietary supplements. With respect to composition, DSHEA creates a new class of 'dietary supplements,' dietary ingredients consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA preapproval and without notifying the FDA. On the other hand, a new dietary ingredient (one not on the market before October 15, 1994) requires proof that it has been used as an article of food without being chemically altered or evidence of a history of use or other evidence of safely establishing that it is reasonably expected to be safe. The FDA must be supplied with such evidence at least 75 days before the initial use of a new dietary ingredient. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that the Company may decide to use, and the FDA's refusal to accept such evidence could result in regulation of such dietary ingredients as food additives requiring FDA pre-approval prior to marketing. In addition, the FDA recently has commenced a case against a vitamin and herbal products manufacturer in which the FDA is challenging the categorization of a certain product as a dietary supplement rather than as a drug. Drugs, but not dietary supplements, are subject to full FDA regulation. No assurance can be given that the FDA will not take a similar position with respect to any of the Company's products.


     As for labeling, DSHEA permits 'statements of nutritional support' for dietary supplements without FDA pre-approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well-being of the body, or the mechanism of action by which dietary ingredient may affect body structure, function or well-being (but may not state that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease). A company making a statement of nutritional support must possess substantiating evidence for the statement, disclose on the label that the FDA has not reviewed that statement and indicate that the product is not intended for use for a disease, and notify the FDA of the statement within 30 days after its initial use. However, there can be no assurance that the FDA will not determine that a given statement of nutritional support that the Company makes is not adequately substantiated as required by DSHEA, or is a drug claim rather than a nutritional support statement requiring the Company's submission, and the FDA's approval, of a new drug application ('NDA'). Either determination could entail costly and time-consuming clinical studies and in either situation, the Company may have to delete or modify the statement or claim involved. In addition, DSHEA allows the dissemination of 'third party literature' publications such as reprints of scientific articles linking particular dietary ingredients with health benefits. Third party literature may be used in connection with the sale of dietary supplements to consumers at retail or by mail order. Such a publication may be so distributed if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is mentioned, and a balanced view of available scientific information on the subject matter is presented. There can be no assurance, however, that all pieces of third party literature that may be disseminated in connection with the Company's products will be determined by the FDA to satisfy each of these requirements, and any such failure could subject the product involved to regulation as a new drug.

     Management anticipates that the FDA may promulgate GMP regulations authorized by DSHEA, which are specific to dietary supplements. GMP regulations would require supplements to be prepared, packaged and held in compliance with such rules, and may require similar quality control provisions contained in the GMP regulations for drugs. There can be no assurance that, if the FDA adopts GMP regulations specific to dietary supplements, NBTY will be able to comply with such GMP rules upon promulgation or without incurring material expense to do so.

     The FDA has finalized regulations to implement certain labeling provisions of DSHEA. In addition, further DSHEA labeling regulations are expected to be proposed by the FDA once the agency receives the final report of the expert Commission on Dietary Supplement Labels, established by DSHEA to provide recommendations on labeling claims for supplements. The Commission on Dietary Supplements issued its draft report in June 1997. It is uncertain when the final report will be issued or when the FDA will propose further regulations. NBTY cannot determine what effect such regulations, when promulgated, will have on its business in the future. There can be no assurance that such regulations will not require expanded or different labeling for NBTY's vitamins and nutritional products or, among other things, require the recall, reformation or discontinuance of certain products, additional record keeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy.

     NLEA prohibits the use of any health claim (as distinguished from 'statements of nutritional support' permitted by DSHEA) for foods, including dietary supplements, unless the health claim is supported by significant scientific agreement and is pre-approved by the FDA. To date, the FDA has approved the use of health claims for dietary supplements only in connection with the use of calcium for osteoporosis and the use of folic acid for neural tube defects.

     The FDA has broad authority to enforce the provisions of the FDCA applicable to dietary supplements, including the power to seize adulterated or misbranded products or unapproved new drugs, to request their recall from the market, to enjoin their further manufacture or sale, to publicize information about a hazardous product, to issue warning letters and to institute criminal proceedings. Although the regulation of dietary supplements is less restrictive than that imposed upon drugs and food additives, there can be no assurance that dietary supplements will continue to be subject to the less restrictive statutory scheme and regulations currently in effect. Further, there can be no assurance that, if more stringent statutes are enacted or regulations are promulgated, the Company will be able to comply with such statutes and regulations without incurring material expense to do so.

     The OTC pharmaceutical products distributed by the Company are subject to regulation by a number of Federal and State governmental agencies. In particular, the FDA regulates the formulation, manufacture, packaging and labeling of all OTC pharmaceutical products pursuant to a monograph system specifying OTC active drug ingredients that are generally recognized as safe and effective for particular therapeutic conditions. Compliance with applicable FDA monographs is required for the lawful interstate sale of OTC drugs. The FDA has the same above-noted enforcement powers for violations of the FDCA by drug manufactures as it does for such violations by dietary supplement producers.

     The FTC, which exercises jurisdiction over the advertising of dietary supplements, has, in the past several years instituted enforcement action against several dietary supplement companies for false and misleading advertising of certain products. These enforcement actions have resulted in consent decrees and the payment of fines by the companies involved. In addition, the FTC has increased its scrutiny of infomercials. The Company is currently subject to an FTC consent decree for past advertising claims for certain of its products, and the Company is required to maintain compliance with this decree under pain of civil monetary penalties. Further, the U.S. Postal Service has issued cease and desist orders against certain mail order advertising claims made by dietary supplement manufacturers, including NBTY, and NBTY is required to maintain compliance with this order, also under pain of civil monetary penalties.

     The Company is also subject to regulation under various international, state and local laws that include provisions regulating, among other things, the marketing of dietary supplements and the operations of direct sales programs. The Company may be subject to additional laws or regulations administered by the FDA or other federal, state, or foreign regulatory authorities, the repeal of laws or regulations that it considers favorable, such as DSHEA, or more stringent interpretations of current laws or regulations, from time to time in the future. The Company is unable to predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. These regulations could, however, require the reformation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all such requirements could have a material adverse effect on the Company's results of operations and financial condition. See 'Risk Factors--Government Regulation.'

     United Kingdom. In the U.K., the manufacture, advertising, sale and marketing of food products is regulated by a number of government agencies including the MAFF and the Department of Health. In addition, there are various independent committees and agencies that report to the government, such as the Food Advisory Committee, which reports to MAFF and suggests appropriate courses of action by the relevant government department where there are areas of concern relating to food, and the Committee on Toxicity, which reports to the Department of Health. The relevant legislation governing the sale of food includes the Food Safety Act of 1990, which sets out general provisions relating to the sale of food; for example, this law makes it unlawful to sell food that is harmful to human health. In addition, there are various statutory instruments and E.C. regulations governing specific areas such as the use of sweeteners, coloring and additives in food. Trading standards officers under the control of the Department of Trade and Industry also regulate matters such as the cleanliness of the properties on which food is produced and sold.

     Food that has medicinal properties may fall under the jurisdiction of the MCA, a regulatory authority whose responsibility is to ensure that all medicines sold or supplied for human use in the U.K. meet acceptable standards of safety, quality and efficacy. These standards are determined by the 1968 Medicines Act together with an increasing number of E.C. regulations and directives laid down by the European Union. The latter take precedence over national law. The MCA has a 'borderline department' which determines when food should be treated as a medicine and should therefore fall under the relevant legislation relating to medicines. The MCA operates as the agent of the licensing authority (the United Kingdom Health Ministers) and its activities cover every facet of medicines controlled in the U.K. including involvement in the development of common standards or medicines controlled in Europe. The MCA is responsible, for example, for licensing, inspection and enforcement to ensure that legal requirements concerning manufacture, distribution, sale, labeling, advertising and promotion are upheld.

     On April 2, 1998, the U.K. Government introduced proposals to limit the free sale of Vitamin B6 products with a daily dose under 10 mg. A Parliamentary Select Committee will be carrying out an inquiry and submitting its report. This will involve a consultation period of up to three months, during which time the proposals will also be considered by the European commission. The U.K. Government will then review the position before any legislation is introduced.

TRADEMARKS

     NBTY owns more than 300 trademarks registered or pending with the United States Patent and Trademark Office and many foreign jurisdictions for its Nature's Bounty, Puritan's Pride, Vitamin World, Holland & Barrett, Good 'N Natural, Hudson, American Health and Natural Wealth brands and has rights to use other names essential to its business. U.S. registered trademarks have a perpetual life, as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks. NBTY regards its trademarks and other proprietary rights as valuable assets and believes they have significant value in the marketing of its products. NBTY vigorously protects its trademarks against infringement.

EMPLOYEES

     As of March 31, 1998, NBTY employed approximately 4,200 persons worldwide, with approximately 2,000 in the U.S. and 2,200 in the U.K. None of NBTY's employees are represented by a labor union. NBTY believes that its relationship with its employees is excellent. For information regarding employment agreements with certain executive officers and other key employees, see
'Management--Employment Agreements.'

LITIGATION

     From time to time, the Company is engaged in various legal actions and proceedings in the ordinary course of its business. These matters relate, among other things, to product liability. The Company does not believe that it is currently a party to any litigation that will have a material adverse effect on its business, results of operations or financial condition. See 'Risk Factors--Legal Matters.'

                                   MANAGEMENT

     Set forth below are the names and other relevant information regarding executive officers and directors of the Company.


                                                                                                            YEARS
                                                                                                          WITH THE
NAME                                              AGE                      POSITION                        COMPANY
-----------------------------------------------   ---   -----------------------------------------------   ---------
Scott Rudolph..................................   40    Chairman of the Board, Chief Executive Officer        12
                                                          and President
Harvey Kamil...................................   54    Executive Vice President, Chief Financial             16
                                                          Officer and Secretary
Barry Drucker..................................   49    Senior Vice President--Sales                          22
James P. Flaherty..............................   41    Vice President, Marketing & Advertising               19
James A. Taylor................................   57    Vice President--Production                            17
Arthur Rudolph.................................   70    Director                                              27
Aram Garabedian................................   62    Director                                              27
Bernard G. Owen................................   69    Director                                              27
Alfred Sacks...................................   70    Director                                              27
Murray Daly....................................   71    Director                                              27
Glenn Cohen....................................   38    Director                                              10
Bud Solk.......................................   64    Director                                               4
Nathan Rosenblatt..............................   41    Director                                               4
Michael L. Ashner..............................   45    Director                                               1


     The Directors of the Company are divided into three classes and are elected to serve a three year term or until their respective successors are elected and qualified. Officers of the Company hold office until the meeting of the Board of Directors immediately following the next annual stockholders' meeting or until removal by the Board, with or without cause.

     Scott Rudolph is the Chairman of the Board of Directors, Chief Executive Officer and President. Mr. Rudolph founded U.S. Nutrition, a mail order vitamin company in 1976, which was purchased by the Company in 1986. He is the Chairman of Dowling College, Long Island, New York. He joined the Company in 1986. He is the son of Arthur Rudolph.

     Harvey Kamil is Executive Vice President, Chief Financial Officer and Secretary. He is on the Board of Directors of the Council for Responsible Nutrition. He joined the Company in 1982. He is a Certified Public Accountant and a Certified Management Accountant.

     Barry Drucker is Senior Vice President--Sales. He joined the Company in
1976.


     James P. Flaherty is Vice President, Marketing & Advertising. He joined the Company in 1979.


     James E. Taylor is Vice President--Production. He joined the Company in
1981.

     Arthur Rudolph founded Arco Pharmaceuticals, Inc., the Company's predecessor, in 1960 and served as the Company's Chief Executive Officer and Chairman of the Board of Directors since that date until his resignation in September 1993. He remains a member of the Board of Directors and was responsible for the formation of the Company in 1971. He is the father of Scott Rudolph.

     Aram Garabedian has been, since 1988, a real estate developer in Rhode Island. He was associated with the Company and its predecessor, Arco Pharmaceuticals, Inc., for 20 years in a sales capacity and as an officer. He has served as a director since 1971.

     Bernard G. Owen has been associated with Cafiero, Cuchel and Owen Insurance Agency, Pitkin, Owen Insurance Agency and Wood-HEW Travel Agency. He currently serves as Chairman of these firms.

     Alfred Sacks has been engaged as President of Al Sacks, Inc., an insurance agency for the past thirty years.

     Murray Daly, formerly a Vice President of J. P. Egan Office Equipment Co., is currently a consultant to the office equipment industry.

     Glenn Cohen has been the President of Glenn-Scott Landscaping and Design for more than five years.

     Bud Solk has been President of Chase/Ehrenberg & Rosene, Inc., an advertising and marketing agency located in Chicago, Illinois since 1995. Previously, Mr. Solk had been President of Bud Solk Associates, Inc., which he founded in 1958.

     Nathan Rosenblatt is the President and Chief Executive Officer of Ashland Maintenance Corp., a commercial maintenance organization located in Long Island, New York.

     Michael L. Ashner is the President and Chief Executive Officer of Winthrop Financial Associates, a firm engaged in the organization and administration of real estate limited partnerships.

EMPLOYMENT AGREEMENTS

     Scott Rudolph, Chairman of the Board, President and Chief Executive Officer of the Company, entered into an employment agreement effective February 1, 1994, as amended, to terminate January 31, 2004. During the period of the employment agreement, the salary payable to Scott Rudolph shall be fixed by the Board of Directors of the Company, provided that in no event will the executive salary be at a rate lower than $600,000 per year, with bonuses, certain fringe benefits accorded other executives of NBTY, and with annual cost of living index increases.

     Harvey Kamil, Executive Vice President, Chief Financial Officer and Secretary of the Company, entered into an employment agreement effective February 1, 1994, as amended, to terminate January 31, 2004. During the period of the employment agreement, the salary payable to Harvey Kamil shall be fixed by the Board of Directors of the Company, provided that in no event will the executive salary be at a rate lower than $300,000 per year, with bonuses, certain fringe benefits accorded other executives of NBTY, and with annual cost of living index increases.

     Each of the above agreements also provides for the immediate acceleration of the payment of all compensation for the term of the contract and the registration and sale of all issued stock, stock options and shares underlying options in the event of certain changes of control, or involuntary (i) termination of employment, (ii) reduction of compensation, or (iii) diminution of responsibilities or authority.

     Effective January 1, 1997, the Company entered into a consulting agreement with Rudolph Management Associates, Inc. for the services of Arthur Rudolph, a director of the Company. The agreement has been renewed to provide services from January 1, 1998 through December 31, 2000 with the consulting fee fixed by the Board of Directors of the Company, provided that in no event will the consulting fee be at a rate lower than $400,000 per year, payable monthly, with certain fringe benefits accorded to other executives of NBTY.

     On April 20, 1998, the Company entered into a one year consulting agreement with Michael C. Slade, one of the former shareholders of Nutrition Headquarters Group. Under the terms of the agreement, Mr. Slade will be the President of Nutrition Headquarters Group subsidiary and will receive an annual compensation of $275,000, renewable at Mr. Slade's option, for up to two additional one-year periods. The agreement also provides for fringe benefits accorded other executives of NBTY.

     Four members of Holland & Barrett's senior executive staff have service contracts, terminable by the Company upon twelve months notice, at salaries ranging between approximately $75,000 per year and $200,000 per year.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The information in the following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of the date of this Prospectus, by (i) each executive officer of the Company, (ii) each director of the Company, (iii) each person who beneficially owns more than 5% of the outstanding shares of the Company's Common Stock, (iv) all directors and executive officers of the Company as a group, and (v) the Selling Stockholders, and as adjusted at that date to reflect the sale by the Company and the Selling Stockholders of the shares of Common Stock offered hereby and assuming the Underwriters' over-allotment option is not exercised. Except as noted below, each person or entity has sole voting and investment power with respect to the shares shown.

                                                          COMMON STOCK OWNED
                                                              BEFORE THE          NUMBER OF     COMMON STOCK OWNED
                                                              OFFERING(1)          SHARES      AFTER THE OFFERING(1)
                                                         ---------------------      BEING      ---------------------
NAME                                                       NUMBER      PERCENT     OFFERED       NUMBER      PERCENT
------------------------------------------------------   ----------    -------    ---------    ----------    -------
Scott Rudolph(2)(3) ..................................   11,901,663      17.6%           --    11,901,663      16.8%
  c/o NBTY, Inc.
  90 Orville Drive
  Bohemia, NY 11716
Harvey Kamil .........................................    1,611,906       2.5%           --     1,611,906       2.3%
  c/o NBTY, Inc.
  90 Orville Drive
  Bohemia, NY 11716
Michael C. Slade .....................................    4,093,639       6.3%    2,100,000     1,993,639       2.9%
    c/o Herrick, Feinstein
     2 Park Avenue
     New York, NY 10016
Abraham Feldman Trust F/B/O ..........................    2,339,222       3.6%    1,750,000       589,222       0.9%
Ruth Slade
  c/o Herrick, Feinstein
  2 Park Avenue
  New York, NY 10016
Abraham Feldman Trust F/B/O ..........................    2,339,223       3.6%    1,750,000       589,223       0.9%
Steven Lenger
  c/o Herrick, Feinstein
  2 Park Avenue
  New York, NY 10016
NBTY Employee Stock Ownership Plan....................    3,117,204       4.8%           --     3,117,204       4.6%
Nicholas-Applegate Capital Mgmt.(4) ..................    3,872,400       6.0%           --     3,872,400       5.7%
  600 West Broadway, 29th Floor
  San Diego, California 92101
Pilgrim Baxter & Associates, Ltd.(5) .................    4,713,900       7.3%           --     4,713,900       7.0%
  825 Duportail Road
  Wayne, Pennsylvania 19087
Directors:
  Arthur Rudolph......................................    2,056,893       3.2%           --     2,056,893       3.0%
  Aram Garabedian.....................................       42,000         *            --        42,000         *
  Bernard G. Owen.....................................       82,500         *            --        82,500         *
  Alfred Sacks........................................            0         *            --             0         *
  Murray Daly.........................................       32,000         *            --        32,000         *
  Glenn Cohen.........................................       87,000         *            --        87,000         *
  Bud Solk............................................            0         *            --             0         *
  Nathan Rosenblatt...................................            0         *            --             0         *
  Michael Ashner......................................            0         *            --             0         *
All Directors and Executive Officers as a group (11      15,813,962      22.9%           --    15,813,962      21.9%
  persons)............................................

                                                        (Footnotes on next page)

(Footnotes on next page)
------------------
(1) Each named person or group is deemed to be the beneficial owner of securities which may be acquired within 60 days through the exercise or conversion of options, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. Such securities are not deemed to be outstanding for the purposes of computing the percentage of securitiesbeneficially owned by any other person or group. Accordingly, the indicated number of shares includes shares issuable upon exercise of options (including employees stock options) and any other beneficial ownership of securities held by such person or group.

(2) Includes shares held in a Trust created by Arthur Rudolph for the benefit of Scott Rudolph and other family members.

(3) Included in the shares beneficially owned by Messrs. Scott Rudolph, Kamil and certain other executive officers and directors, are presently exercisable options with respect to 3,000,000, 840,000 and 486,000 shares, respectively.

(4) As reported in a Schedule 13G dated February 3, 1998.

(5) As reported in a Schedule 13G dated February 12, 1998.

 * Denotes less than one percent.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 75,000,000 shares of Common Stock, $.008 par value per share. As of April 30, 1998, there were approximately 64,810,221 shares of Common Stock issued and outstanding, held of record by approximately 684 stockholders. After giving effect to the Offering, there will be 67,810,221 shares of Common Stock issued and outstanding (which excludes 4,326,000 shares of Common Stock which are issuable by the Company upon exercise of outstanding options, all of which are held by Management, and 450,000 shares of Common Stock pursuant to the Underwriters' over-allotment option). The Company will seek approval to increase its authorized capital stock at its next meeting of stockholders.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The Common Stock does not permit cumulative voting in the election of directors, which means that the holders of a majority of the shares voting for election of directors can elect all members of the Board of Directors. A plurality voice is sufficient for the election of directors, and a majority vote is required for other actions that require the vote or concurrence of stockholders. Dividends may be paid to holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. In the event of dissolution or liquidation of the Company, holders of Common Stock would be entitled to share ratably in the assets of the Company remaining after payment to all creditors.

     The holders of Common Stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares being offered by the Company hereunder will be, upon issuance and sale, fully paid and nonassessable.


TRANSFER AGENT


     The transfer agent of the Common Stock is American Stock Transfer and Trust Company, New York, New York.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW ('DGCL')

     Section 228 of the DGCL allows any action which is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Certificate of Incorporation of the Company contains no such provision, and therefore, pursuant to Section 228 and the By-laws, stockholders holding a majority of the voting power of the Common Stock will be able to effect most corporate matters requiring stockholder approval by written consent, without the need for a duly-noticed and duly-held meeting of stockholders. See 'Risk Factors--Control by Principal Stockholders.'

ANTI-TAKEOVER CONSIDERATIONS

     The Company's Certificate of Incorporation and By-Laws include certain provisions which could be described as anti-takeover provisions.

     The Certificate of Incorporation and By-Laws provide that the Company's Board of Directors, currently compromised of ten members, be divided into three classes, with staggered terms. Each director serves a three year term and holds office until his successor is elected and qualified. Classification of the Board of Directors may have the effect of making the removal of incumbent directors more time-consuming and difficult, and, therefore, may have the effect of discouraging an unsolicited takeover attempt to gain control of the Board through a proxy solicitation.

     The Certificate of Incorporation provides that, unless certain conditions are satisfied, the affirmative vote of not less than 75% of the outstanding shares of Common Stock of the Company entitled to vote, as a class, in elections of directors is required for the adoption or authorization of certain extraordinary corporation actions with Related Persons (as defined in the Certificate of Incorporation). Such extraordinary corporate actions include, but are not limited to, any merger or consolidation of the Company with or into any Related Person or the adoption of any proposal or plan for the liquidation or dissolution of the Company proposed by or on behalf of any Related Person.

     The Certificate of Incorporation provides that no amendment may be made which amends, alters, changes or repeals the provisions mentioned in the above paragraph without the affirmative vote of not less than 75% of the shares of Common Stock of the Company entitled to vote, considered as a class, in elections of directors; provided, however, that such 75% vote is not required for any amendment, alteration, change or repeal recommended to the stockholders by a majority of the Continuing Directors (as defined in the Certificate of Incorporation).

     The above provisions, among others, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of the Common Stock.

     The Company expects that the Board of Directors may in the future review the advisability of adopting other measures which may affect takeovers in the context of applicable law and judicial decisions.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SUBORDINATED NOTES DUE 2007

     On September 23, 1997, the Company issued an aggregate of $150,000,000 principal amount of 8 5/8% Senior Subordinated Notes due 2007 (the 'Notes').

     The Notes are not redeemable, in whole or in part, prior to September 15, 2002. Notwithstanding the foregoing, at any time on or before September 15, 2000, the Company may redeem up to 33 1/3% of the aggregate principal amount of the Notes, in whole or in part, with the net cash proceeds of one or more public equity offerings at a redemption price equal to 108.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a change of control, the Company will be required to make an offer to repurchase all outstanding Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

     The indenture governing the Notes contains certain covenants with respect to the Company that limit the ability of the Company to, among other things, (i) incur additional indebtedness, (ii) pay dividends on, or redeem capital stock of the Company, or make certain other distributions, (iii) make certain investments, (iv) create certain liens, (v) sell certain assets, (vi) enter into certain transactions with affiliates, or (vii) enter into certain mergers or consolidations involving the Company.

DESCRIPTION OF THE REVOLVING CREDIT FACILITY

     The Revolving Credit Facility is provided by a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent (the 'Agent'), and provides for borrowings in an aggregate principal amount of up to $60.0 million. The following summary of the Revolving Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Revolving Credit Facility.

     Security Guarantees. The obligations of the Company under the Revolving Credit Facility are unconditionally and irrevocably guaranteed, jointly and severally, by each direct and indirect domestic subsidiary of the Company and each subsequently acquired or organized subsidiary of the Company. In addition, the obligations of the Company under the Revolving Credit Facility and the guarantees thereunder are secured by substantially all of the non-real estate assets of the Company and the guarantors.

     Interest. The Revolving Credit Facility is a six-year facility and bears interest at a rate per annum equal (at the Company's option) to: (i) the Agent's Eurodollar rate plus an applicable margin, (ii) an alternate base rate plus an applicable margin or (iii) the Agent's Eurocurrency rate plus an applicable margin. Principal amounts under the revolving Credit Facility not paid when due shall bear interest at a default rate equal to 2.00% per annum above the otherwise applicable rate. Other amounts not paid when due under the Revolving Credit Facility shall bear interest at the rate then applicable to alternate base rate loans under the Revolving Credit Facility plus 2.00% per annum.

     Prepayments. Voluntary prepayments of borrowings under the Revolving Credit Facility and voluntary reductions of the unutilized portions of the Revolving Credit Facility are permitted at any time in minimum principal amounts to be agreed upon.

     Covenants. The Revolving Credit Facility contains a number of covenants, that, among other things, restrict the ability of the Company and its subsidiaries, subject to certain exceptions, to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness or amend other debt instruments, make distributions or pay dividends on partnership interest or capital stock, redeem and repurchase partnership interests or capital stock, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain business activities. In addition, the Company is required to comply with specified financial ratios and tests, including minimum fixed charge coverage ratios, maximum leverage ratios and minimum net worth tests.

     The Revolving Credit Facility also contains provisions that prohibit any modification of the indenture in any manner adverse to the lenders and that limit the Company's ability to refinance or otherwise prepay the Exchange Notes without the consent of such lenders.

     Events of Default. The Revolving Credit Facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, Employee Retirement Income Security Act of 1974 events, judgment defaults, actual or asserted invalidity of any security documents or guarantees, change of control, the voluntary creation of security interest relating to partnership interests in the Company or the voluntary creation of any prohibition on the creation of such security interests.

                        SHARES ELIGIBLE FOR FUTURE SALE

     After the Offering, approximately 67,810,221 shares of Common Stock will be issued and outstanding (which excludes 4,326,000 shares of Common Stock which are issuable by the Company upon exercise of outstanding options, all of which are held by management, and 450,000 shares of Common Stock, pursuant to the Underwriters' over-allotment option). The shares of Common Stock offered hereby will be freely tradable by persons who are not affiliates of the Company without restriction or further registration under the Securities Act. Substantially all of the other outstanding shares of Common Stock, other than shares held by officers, directors and other affiliates of the Company, are freely tradable. Pursuant to Rule 144 of the Securities Act ('Rule 144'), shares of Common Stock held by affiliates of the Company are subject to limitations on volume that may be sold other than sales pursuant to a registration statement under the Securities Act or another applicable exemption from registration thereunder.

     Scott Rudolph, Harvey Kamil, and certain other officers are eligible to sell their shares of Common Stock pursuant to Rule 144 under the Securities Act at prescribed times and subject to the manner of sale, volume, notice and information restrictions of Rule 144. The Company has granted Michael C. Slade and former shareholders of the Nutrition Headquarters Group certain demand and piggyback registration rights covering an aggregate of 8,772,084 shares of Common Stock (3,172,084 shares after the consummation of the Offering). The executive officers, directors and the Selling Stockholders, who collectively are the beneficial owners of an aggregate of 24,586,046 shares of Common Stock (18,986,046 shares after the consummation of the Offering), and the Company have agreed with the Underwriters, subject to certain exceptions, not to directly or indirectly, (and, except as may be disclosed herein, will not announce or disclose any intention to) sell, contract to sell, grant any option or warrant for the sale of, register, loan, pledge, grant any rights with respect to or otherwise dispose of, without the prior written consent of Smith Barney Inc., any Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock (including, without limitation, any of the economic attributes thereof) for a period of 270 days, in the case of the Company and the Selling Stockholders, and for a period of 120 days, in the case of the executive officers and directors who are not Selling Stockholders, after the date of this Prospectus. Upon the expiration or termination of such restrictive period, such holders, will, in general be entitled to dispose of their shares of Common Stock, although the shares of Common Stock held by affiliates of the Company will continue to be subject to the restrictions of Rule 144 under the Securities Act. See 'Shares Eligible for Future Sale' and 'Underwriting.'

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement among the Company, the Selling Stockholders and the Underwriters (the 'Underwriting Agreement'), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Smith Barney Inc., Lehman Brothers Inc., Adams, Harkness & Hill, Inc., Raymond James & Associates, Inc. and Piper Jaffray Inc. are acting as the representatives (the 'Representatives'), has severally agreed to purchase the number of shares of Common Stock (the 'Shares') set forth opposite its name below:


                                                                                             UNDERWRITING
UNDERWRITER                                                                                   COMMITMENT
------------------------------------------------------------------------------------------   ------------
Smith Barney Inc..........................................................................     1,720,000
Lehman Brothers Inc.......................................................................     1,720,000
Adams, Harkness & Hill, Inc...............................................................     1,720,000
Raymond James & Associates, Inc...........................................................     1,720,000
Piper Jaffray Inc.........................................................................     1,720,000
                                                                                             ------------
     Total................................................................................     8,600,000
                                                                                             ------------


     The Underwriting Agreement provides that the obligations of the several Underwriters (the 'Underwriters') to pay for and accept delivery of the Shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriting Agreement provides that the obligations of the Underwriters are such that if any of the Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all the Shares (not including the Shares subject to the Underwriters' over-allotment options) agreed to be purchased by the Underwriters must be so purchased.


     The Company has been advised by the Representatives that the several Underwriters initially propose to offer such shares to the public at the price to public set forth on the cover page of this Prospectus and to certain dealers at a price that represents a concession not in excess of $.44 per share below the price to public. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $.10 per share to the other Underwriters or to certain other dealers. After the Offering, the price to public and such concessions may be changed by the Underwriters.


     The Company and the Selling Stockholders have granted to the Underwriters an option excercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate 1,290,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus less the underwriting discount, solely to cover the over-allotment, if any, in connection with the sale of the shares offered hereby. To the extent that the Underwriters exercise such option, the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     Each Underwriter has severally agreed that, as part of the distribution of the Shares offered by the Underwriters, (i) it is not purchasing any Shares for the account of anyone other than a United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute this Prospectus to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and (iii) any dealer to whom it may sell any Shares will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Shares outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any other dealer who does not so represent and agree.

     The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreement, including:
(i) certain purchases and sales between the Underwriters, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion and (iii) other transactions specifically approved by the Representatives. 'United States or Canadian Person' means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or

Canadian federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

     Any offer of the Shares in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made. Purchasers of the Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will jointly and severally indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     Each Underwriter agrees that (i) it will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which will not involve an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 ('the Regulations'); (ii) it will comply with all applicable provisions of the Financial Services Act of 1986 and the Regulations with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and (iii) it will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the shares if that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction by the Company, the Selling Stockholders or the Underwriters that would permit an offering to the general public of the shares offered hereby in any jurisdiction other than the United States.

     The executive officers, directors and the Selling Stockholders, who collectively are the beneficial owners of an aggregate of 24,586,086 shares of Common Stock (17,800,004 shares after the consummation of the Offering), and the Company have agreed with the Underwriters, subject to certain exceptions, not to directly or indirectly, (and, except as may be disclosed herein, will not announce or disclose any intention to) sell, contract to sell, grant any option or warrant for the sale of, register, loan, pledge, grant any rights with respect to or otherwise dispose of, without the prior written consent of Smith Barney Inc., any Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock (including, without limitation, any of the economic attributes thereof) for a period of 270 days, in the case of the Company and the Selling Stockholders, and for a period of 120 days, in the case of the executive officers and directors of the Company after the date of this Prospectus. Upon the expiration of such restrictive period, such holders, will, in general be entitled to dispose of their shares of Common Stock, although the shares of Common Stock held by affiliates of the Company will continue to be subject to the restrictions of Rule 144 under the Securities Act. See 'Shares Eligible for Future Sale.'

     During and after the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the Shares of Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     Smith Barney Inc. and certain of the other Representatives and their affiliates have provided and may continue to provide investment banking or other services to the Company and its affiliates.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Michael C. Duban, Esq., White Plains, New York, a shareholder of the Company's Common Stock. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The supplemental consolidated balance sheets of NBTY, Inc. and Subsidiaries (the 'Company') as of September 30, 1997 and 1996 and the supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997, and the consolidated balance sheets of the Company as of September 30, 1997 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997 included in this Registration Statement and the combined balance sheets of Nutrition Headquarters, Inc. and Lee Nutrition, Inc. as of September 30, 1997 and 1996 and the combined statements of operations, stockholders equity and cash flows for each of the three years in the period ended September 30, 1997 included in the Company's Current Report on Form 8-K/A incorporated by reference in this Registration Statement have been included or incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

     The balance sheets of Nutro Laboratories, Inc. as of September 30, 1997 and 1996 and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997 included in the Company's Current Report on Form 8-K/A incorporated by reference in this Registration Statement have been incorporated herein in reliance on the report of Amper, Politziner & Mattia P.A., independent accountants, given on the authority of that firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') in Washington, D.C. a Registration Statement on Form S-3 (the 'Registration Statement') under the Securities Act with respect to the Common Stock offered hereby. As used herein, the term 'Registration Statement' means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, each such statement being qualified by and subject to such reference in all respects.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the '1934 Act'), and in accordance therewith files reports and other information with the Commission. Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. The Company has been an electronic filer since September 1996.

     The Common Stock is quoted for trading on the Nasdaq National Market, and the Registration Statement and such reports and other information concerning the Company may also be inspected at the offices of the Nasdaq National Market located at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company will furnish holders of the Common Stock with annual reports containing among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. The Company also intends to furnish such other reports as it may determine or as may be required by law.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated and made a part of this Prospectus by reference, except as superseded or modified herein:

     1. The Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 1997.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997 and March 31, 1998.

     3. The Company's Proxy Statement on Schedule 14A, dated February 10, 1998.


     4. The Company's Current Reports on Form 8-K dated August 20, 1997, April 7, 1998, April 28, 1998, June 22, 1998 and Form 8-K/A May 7, 1998.

     5. Pages F-24 through F-37 of the Company's Registration Statement on Form S-4 (Reg. No. 333-39527).

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the Offerings to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents (unless the exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
NBTY, Inc., 90 Orville Drive, Bohemia, New York 11716, Attn: Harvey Kamil, Executive Vice President and Secretary, telephone (516) 567-9500.

                          NBTY, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                     ------------
NBTY, Inc. Supplemental Consolidated Financial Statements: (a)
  Unaudited Supplemental Condensed Consolidated Balance Sheets--September 30, 1997 and March 31,
     1998............................................................................................          F-2
  Unaudited Supplemental Condensed Consolidated Statements of Income--Six Months Ended March 31, 1997
     and 1998........................................................................................          F-3
  Unaudited Supplemental Condensed Consolidated Statements of Cash Flows--Six Months Ended March 31,
     1997 and 1998...................................................................................          F-4
  Notes to Unaudited Supplemental Condensed Consolidated Financial Statements........................   F-5 to F-8

  Report of Independent Accountants..................................................................          F-9
  Supplemental Consolidated Balance Sheets--September 30, 1996 and 1997..............................         F-10
  Supplemental Consolidated Statements of Income--Years Ended
     September 30, 1995, 1996 and 1997...............................................................         F-11
  Supplemental Consolidated Statements of Stockholders' Equity--Years Ended
     September 30, 1995, 1996 and 1997...............................................................         F-12
  Supplemental Consolidated Statements of Cash Flows--Years Ended
     September 30, 1995, 1996 and 1997............................................................... F-13 to F-14
  Notes to Supplemental Consolidated Financial Statements............................................ F-15 to F-27

NBTY, Inc. Consolidated Financial Statements: (b)
  Unaudited Condensed Consolidated Balance Sheets--September 30, 1997
     and March 31, 1998..............................................................................         F-28
  Unaudited Condensed Consolidated Statements of Income--Six Months Ended March 31, 1997 and 1998....         F-29
  Unaudited Condensed Consolidated Statements of Cash Flows--Six Months Ended March 31, 1997 and
     1998............................................................................................         F-30
  Notes to Unaudited Condensed Consolidated Financial Statements..................................... F-31 to F-35

  Report of Independent Accountants..................................................................         F-36
  Consolidated Balance Sheets--September 30, 1996 and 1997...........................................         F-37
  Consolidated Statements of Income--Years Ended September 30, 1995, 1996 and 1997...................         F-38
  Consolidated Statements of Stockholders Equity--Years Ended September 30, 1995,
     1996 and 1997...................................................................................         F-39
  Consolidated Statements of Cash Flows--Years Ended September 30, 1995, 1996 and 1997............... F-40 to F-41
  Notes to Consolidated Financial Statements......................................................... F-42 to F-53

------------------
(a) The supplemental consolidated financial statements give effect to the merger of Nutrition Headquarters Group into NBTY, Inc. through a business combination accounted for by the pooling of interest method.

(b) The consolidated financial statements represent the historical financial statements of NBTY, Inc. prior to the merger with Nutrition Headquarters Group.

                          NBTY, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                       (DOLLARS AND SHARES IN THOUSANDS)
                                     ASSETS

                                                                                                           MARCH 31,
                                                                                                             1998
                                                                                         SEPTEMBER 30,    -----------
                                                                                             1997
                                                                                         -------------    (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................................................     $  20,262       $  19,097
  Short-term investments..............................................................         8,362
  Accounts receivable, less allowance for doubtful accounts of $1,116 in 1997 and
     $1,110 in 1998...................................................................        19,603          20,275
  Inventories.........................................................................        86,440          98,852
  Deferred income taxes...............................................................         6,032           6,032
  Prepaid catalog costs and other current assets......................................        19,111          12,286
                                                                                         -------------    -----------
       Total current assets...........................................................       159,810         156,542
Cash held in escrow...................................................................       144,262
Property, plant and equipment.........................................................       118,184         150,712
Intangible assets, net................................................................       141,303         143,753
Other assets..........................................................................         7,618           9,550
                                                                                         -------------    -----------
       Total assets...................................................................     $ 571,177       $ 460,557
                                                                                         -------------    -----------
                                                                                         -------------    -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt and capital lease obligations.....................     $   1,519       $   3,034
  Demand note payable.................................................................         1,873
  Accounts payable....................................................................        49,857          47,429
  Accrued expenses....................................................................        35,711          28,177
                                                                                         -------------    -----------
       Total current liabilities......................................................        88,960          78,640

Long-term debt........................................................................       168,550         210,658
Obligations under capital leases......................................................         2,700           2,446
Promissory note payable...............................................................       169,909           2,457
Deferred income taxes.................................................................         7,474           7,642
Other liabilities.....................................................................         2,293           2,293
                                                                                         -------------    -----------
       Total liabilities..............................................................       439,886         304,136
                                                                                         -------------    -----------

Commitments and contingencies

Stockholders' equity:
  Common stock, $.008 par; authorized 75,000 shares in 1997 and 1998, respectively;
     issued 69,123 shares in 1997 and 69,255 shares in 1998 and outstanding 64,614
     shares in 1997 and 64,746 shares in 1998.........................................           553             554
  Capital in excess of par............................................................        56,182          56,789
  Retained earnings...................................................................        75,199          92,884
                                                                                         -------------    -----------
                                                                                             131,934         150,227
  Less 4,509 treasury shares at cost, in 1997 and 1998, respectively..................        (3,206)         (3,206)
  Cumulative translation adjustment...................................................         2,563           9,400
                                                                                         -------------    -----------
       Total stockholders' equity.....................................................       131,291         156,421
                                                                                         -------------    -----------
       Total liabilities and stockholders' equity.....................................     $ 571,177       $ 460,557
                                                                                         -------------    -----------
                                                                                         -------------    -----------

     See notes to supplemental condensed consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
            SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              FOR THE SIX MONTHS
                                                                                               ENDED MARCH 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                             --------    --------
Net sales                                                                                    $159,105    $286,820
                                                                                             --------    --------
Costs and expenses:
  Cost of sales...........................................................................     79,819     140,414
  Catalog printing, postage and promotion.................................................     13,996      13,935
  Selling, general and administrative.....................................................     40,571      90,452
                                                                                             --------    --------
                                                                                              134,386     244,801
                                                                                             --------    --------
Income from operations....................................................................     24,719      42,019
                                                                                             --------    --------

Other income (expenses):
  Interest, net...........................................................................     (1,315)     (9,221)
  Miscellaneous, net......................................................................       (171)      1,400
                                                                                             --------    --------
                                                                                               (1,486)     (7,821)
                                                                                             --------    --------
Income before income taxes................................................................     23,233      34,198
Income taxes..............................................................................      7,391      10,565
                                                                                             --------    --------
  Net income..............................................................................   $ 15,842    $ 23,633
                                                                                             --------    --------
                                                                                             --------    --------

Net income per share:
  Basic...................................................................................   $   0.25    $   0.37
  Diluted.................................................................................   $   0.23    $   0.34

Weighted average common shares outstanding:
  Basic...................................................................................     64,578      64,662
  Diluted.................................................................................     68,919      68,967

     See notes to supplemental condensed consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                              FOR THE SIX MONTHS
                                                                                               ENDED MARCH 31,
                                                                                             --------------------
                                                                                              1997        1998
                                                                                             -------    ---------
Net income................................................................................   $15,842    $  23,633
Adjustments to reconcile net income to cash provided by operating activities:
  Loss on sale of property, plant and equipment...........................................        26
  Depreciation and amortization...........................................................     3,664       10,032
  Provision (recovery) for allowance for doubtful accounts................................       206           (5)
  Increase in deferred taxes..............................................................                      7
  Changes in assets and liabilities, net of acquistions:
     Accounts receivable..................................................................    (5,170)        (199)
     Inventories..........................................................................    (8,262)     (11,698)
     Prepaid catalog costs and other current assets.......................................    (1,295)       8,683
     Other assets.........................................................................       288          535
     Accounts payable.....................................................................    10,381       (3,201)
     Accrued expenses.....................................................................     5,112      (12,428)
                                                                                             -------    ---------
       Net cash provided by operating activities..........................................    20,792       15,359
                                                                                             -------    ---------
Cash flow from investing activities:
  Purchase of property, plant and equipment...............................................    (9,488)     (38,942)
  Proceeds from sale of property, plant and equipment.....................................        20
  Proceeds from sale of short-term investments............................................                  8,362
  Purchase of short-term investments......................................................    (4,651)
  Receipt of payments from direct-mail cosmetics business.................................       322
                                                                                             -------    ---------
       Net cash used in investing activities..............................................   (13,797)     (30,580)
                                                                                             -------    ---------
Cash flows from financing activities:
  Dividends paid..........................................................................    (2,610)      (5,950)
  Borrowings under long-term debt agreements..............................................                 45,000
  Cash held in escrow.....................................................................                144,730
  Principal payments under long-term debt agreements and capital leases...................    (2,079)      (1,153)
  Purchase of treasury stock..............................................................       (15)
  Proceeds from stock options exercised...................................................        23           40
  Repayment of promissory note............................................................               (168,770)
                                                                                             -------    ---------
       Net cash provided by (used in) financing activities................................    (4,681)      13,897
                                                                                             -------    ---------
Effect of Exchange Rate Changes on Cash and Cash Equivalents..............................                    159
                                                                                             -------    ---------
Net (decrease) increase in cash and cash equivalents......................................     2,314       (1,165)
Cash and cash equivalents at beginning of quarter.........................................    12,814       20,262
                                                                                             -------    ---------
Cash and cash equivalents at end of quarter...............................................   $15,128    $  19,097
                                                                                             -------    ---------
                                                                                             -------    ---------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for interest................................................   $ 1,295    $  12,129
  Cash paid during the period for taxes...................................................   $ 4,817    $  10,243

     See notes to supplemental condensed consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     1. BASIS OF PRESENTATION


     The supplemental consolidated financial statements of NBTY, Inc. and Subsidiaries, formerly Nature's Bounty, Inc. ('NBTY'), have been prepared to give retroactive effect to the merger with Nutrition Headquarters Group, Inc., Lee Nutrition, Inc. and Nutro Laboratories, Inc. (collectively, the 'Nutrition Headquarters Group' and with NBTY collectively, the 'Company') on April 20, 1998, which has been accounted for as a pooling of interests. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling- of-interest methods in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.


     During 1998, NBTY entered into a definitive agreement to merge with Nutrition Headquarters Group. On April 20, 1998, Nutrition Headquarters Group was merged with and into NBTY. Under terms of the merger agreement, each share of Nutrition Headquarters Group common stock was exchanged for one share of NBTY's common stock with approximately 8,722 shares of NBTY's common stock exchanged for all the outstanding stock of Nutrition Headquarters Group.

     2. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly its financial position as of March 31, 1998 and results of operations for the six months ended March 31, 1998 and 1997 and statements of cash flows for the six months ended March 31, 1998 and 1997. The consolidated condensed balance sheet as of September 30, 1997 has been derived from the audited balance sheet as of that date. This report should be read in conjunction with the Company's supplemental consolidated financial statements for the fiscal years end September 30, 1995, 1996 and 1997 included elsewhere in this Prospectus and Form S-3.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Foreign currency translation

     The financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for revenues, expenses, and gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholder's equity.

  Common shares and earnings per share

     On March 9, 1998, the Company's Board of Directors declared a three-for-one stock split in the form of a 200% stock dividend effective March 23, 1998. In addition, the Company's Certificate of Incorporation was amended to authorize the issuance of up to 75,000 shares of common stock, par value $.008 per share.

     All per common share amounts have been retroactively restated to account for the above stock split. In addition, stock options and respective exercise prices have been amended to reflect these transactions (see Note 8).

  Accounting changes

     Effective October 1, 1996, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards ('SFAS') No. 123, 'Accounting for Stock-Based Compensation.' As permitted by SFAS No. 123, the Company continues to measure compensation cost in accordance with Accounting Principles

                          NBTY, INC. AND SUBSIDIARIES
                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Board Opinion ('APB') No. 25, 'Accounting for Stock Issued to Employees.' As the Company has not granted any options during the six months ended March 31, 1998, nor fiscal 1997 or 1996, there would not have been any impact on the Company's financial position or results of operations on a pro forma basis.

     Effective October 1, 1996, the Company adopted SFAS No. 121,'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' This statement requires that certain assets be reviewed for impairment and, if impaired, be measured at fair value, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The adoption of SFAS No. 121 at October 1, 1996 and its application during fiscal 1997 and the six months ended March 31, 1998 had no material impact on the Company's financial position or results of operations.

  New accounting standards

     In February 1997, the Financial Accounting Standards Board ('FASB') issued SFAS No. 128, 'Earnings Per Share.' The statement simplifies the standards for computing earnings per share ('EPS') and makes them comparable to international EPS standards. The statement requires the presentation of both 'basic' and 'diluted' EPS on the face of the income statement with a supplementary reconciliation of the amounts used in the calculations (see note 8).

     In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income,' which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distribution to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     In addition, in June 1997, the FASB issued SFAS No. 131, 'Disclosures About Segments of an Enterprise and Related Information,' which establishes standards for reporting information about operating segments. It also establishes standards for disclosures regarding products and services, geographic areas and major customers.

     Both of these new standards are effective for fiscal years beginning after December 15, 1997 and require comparative information for earlier years to be restated. The implementation of these new standards will not affect the Company's results of operations and financial position, but may have an impact on future financial statement disclosures.

  Year 2000 Software Compatibility

     The Company is continually updating its information systems, and has evaluated significant computer software applications for compatibility with the year 2000. With the system changes implemented to date and other planned changes, the Company anticipates that its computer software applications will be compatible with the year 2000. Expenditures specifically related to software modifications for year 2000 compatibility are not expected to be material.

     3. The results of operations and statements of cash flows for the six months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

     4. ACQUISITION OF HOLLAND & BARRETT HOLDINGS LTD.

     On August 7, 1997, the Company acquired all of the issued and outstanding capital stock of Holland & Barrett Holdings Ltd. ('H&B') from Lloyds Chemist's plc ('Lloyds') for an aggregate purchase price of approximately $169,000 plus acquisition costs of approximately $811. The acquisition has been accounted for under the purchase method and, accordingly, the results of operations are included in the financial statements from the date of acquisition. H&B markets a broad line of nutritional supplement products, including vitamins,

                          NBTY, INC. AND SUBSIDIARIES
                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

minerals and other nutritional supplements and food products. At the date of acquisition, H&B operated approximately 410 retail stores in the United Kingdom.

     The Company issued to Lloyds two promissory notes (the 'Promissory Notes') totaling approximately $170,000 as consideration for the purchase of capital stock of H&B. The Promissory Notes, which are collateralized by two letters of credit issued by a lending institution, were paid in full in October 1997.

     In connection with the Acquisition, the Company (i) entered into a $50,000 credit and guarantee agreement (the 'Credit and Guarantee Agreement'), which provides borrowings for working capital and general corporate purposes, and (ii) issued $150,000 in Senior Subordinated Notes due 2007.

     Assets acquired and liabilities assumed included cash ($5,580), inventory ($18,045), other current assets ($11,078), property, plant and equipment ($31,554), and current and long-term liabilities ($27,154 and $4,058, respectively). The excess cost of investment over the net book value of H&B at the date of acquisition resulted in an increase in goodwill of $133,725 which will be amortized over 25 years. Additionally, finance related costs of approximately $5,600 will be amortized over 10 years.

     5. Inventories have been estimated by using the gross profit method for the interim periods. The components of the inventories are as follows:

                                                                     SEPTEMBER 30,    MARCH 31,
                                                                         1997            1998
                                                                     -------------   -----------
                                                                                     (UNAUDITED)
Raw materials and Work-in-process.................................     $  37,347       $  42,714
Finished goods....................................................        49,093          56,138
                                                                     -------------    -----------
                                                                       $  86,440       $  98,852
                                                                     -------------    -----------
                                                                     -------------    -----------

     6. Intangible assets, at cost, acquired at various dates are as follows:

                                                                     SEPTEMBER 30,     MARCH 31,
                                                                         1997            1998
                                                                     -------------    -----------
                                                                                      (UNAUDITED)
Goodwill..........................................................     $ 136,972       $ 142,510
Customer lists....................................................        12,732          12,731
Trademark and licenses............................................         1,201           1,201
Covenants not to compete..........................................         1,305           1,305
                                                                     -------------    -----------
                                                                         152,210         157,747
Less, accumulated Amortization....................................        10,907          13,994
                                                                     -------------    -----------
                                                                       $ 141,303       $ 143,753
                                                                     -------------    -----------
                                                                     -------------    -----------

     7. ACCRUED EXPENSES

                                                                     SEPTEMBER 30,     MARCH 31,
                                                                         1997            1998
                                                                     -------------    -----------
                                                                                      (UNAUDITED)
Litigation settlement costs.......................................      $ 5,600
Payroll and related payroll taxes.................................        4,622         $ 4,285
Customer deposits.................................................        2,568             885
Accrued purchases.................................................        2,800           5,639
Income taxes payable..............................................        7,597           7,476
Other.............................................................       12,524           9,892
                                                                     -------------    -----------
                                                                        $35,711         $28,177
                                                                     -------------    -----------
                                                                     -------------    -----------

                          NBTY, INC. AND SUBSIDIARIES
                  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     8. Basic earnings per share are based on the weighted average number of common shares outstanding during the six month periods ended March 31, 1998 and 1997. Diluted earnings per share include the effect of outstanding stock options, if exercised. The following is a reconciliation between the basic and diluted earnings per share:

                                                                           FOR THE SIX MONTHS
                                                                               MARCH 31,
                                                                           ------------------
                                                                            1997       1998
                                                                           -------    -------
                                                                              (UNAUDITED)
Numerator:
  Numerator for basic earnings per share--income available to common
     stockholders.......................................................   $15,842    $23,633
                                                                           -------    -------
                                                                           -------    -------
  Numerator for dilutive earnings per share--income available to common
     stockholders.......................................................   $15,842    $23,633
                                                                           -------    -------
                                                                           -------    -------
Denominator:
  Denominator for basic earnings per share--weighted-average Shares.....    64,578     64,662
  Effective of dilutive securities:
     Stock options......................................................     4,341      4,305
                                                                           -------    -------
  Denominator for diluted earnings per share--weighted-average Shares...    68,919     68,967
                                                                           -------    -------
                                                                           -------    -------

Basic earnings per share................................................   $  0.25    $  0.37
                                                                           -------    -------
                                                                           -------    -------

Diluted earnings per share..............................................   $  0.23    $  0.34
                                                                           -------    -------
                                                                           -------    -------

     9. SHAREHOLDER LITIGATION

     In October 1994, two lawsuits were commenced in the U.S. District Court, Eastern District of New York, against the Company and two of its officers. On October 17, 1997, a Memorandum of Understanding was entered into between the Company and the attorneys representing the Plaintiff class agreeing to an $8,000 ($4,400 cash, $3,600 stock) settlement of the lawsuit. Subsequently, the Company entered into a Capital Stipulation of Settlement calling for, among other things, a total cash payment of $8,000. Cash payments aggregating $8,000 were made in November and December 1997. The Company had been notified by its insurance carrier that it was willing to reimburse the Company to the extent of $2,400. The Company recorded a $5,600 provision for its portion of the settlement in fiscal 1997, which, along with related legal fees of approximately $768, has been reflected separately in the fiscal 1997 statements of income (refer to the Company's 10-K). In January 1998, an insurance carrier paid the Company $2,650.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of NBTY, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of NBTY, Inc. and Subsidiaries as of September 30, 1996 and 1997 and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of NBTY, Inc. and Subsidiaries and Nutrition Headquarters, Inc., Lee Nutrition, Inc. and Nutro Laboratories, Inc. on April 20, 1998, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of NBTY, Inc. and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NBTY, Inc. and Subsidiaries at September 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                          COOPERS & LYBRAND L.L.P.

Melville, New York
April 24, 1998

                          NBTY, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1996 AND 1997
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                                               1996        1997
                                                                                             --------    --------
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................   $ 12,814    $ 20,262
  Short-term investments..................................................................     11,024       8,362
  Accounts receivable, less allowance for doubtful accounts of $919 in 1996 and
     $1,116 in 1997.......................................................................     14,580      19,603
Inventories...............................................................................     47,241      86,440
Deferred income taxes.....................................................................      3,155       6,032
Prepaid catalog costs and other current assets............................................      5,857      19,111
                                                                                             --------    --------
       Total current assets...............................................................     94,671     159,810
Cash held in escrow.......................................................................                144,262
Property, plant and equipment, net........................................................     70,423     118,184
Intangible assets, net....................................................................      5,376     141,303
Other assets..............................................................................      1,478       7,618
                                                                                             --------    --------
       Total assets.......................................................................   $171,948    $571,177
                                                                                             --------    --------
                                                                                             --------    --------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capital lease obligations.........................   $  2,767    $  1,519
  Demand note payable.....................................................................      2,633       1,873
  Accounts payable........................................................................     15,584      49,857
  Accrued expenses........................................................................     16,128      35,711
                                                                                             --------    --------
       Total current liabilities..........................................................     37,112      88,960
Long-term debt............................................................................     20,298     168,550
Obligations under capital leases..........................................................      3,272       2,700
Promissory note payable...................................................................                169,909
Deferred income taxes.....................................................................      2,827       7,474
Other liabilities.........................................................................        794       2,293
                                                                                             --------    --------
       Total liabilities..................................................................     64,303     439,886
                                                                                             --------    --------
Commitments and contingencies

Stockholders' equity:
  Common stock, $.008 par; authorized 25,000 shares in 1996 and 75,000 shares in 1997;
     issued 23,004 shares in 1996 and 69,123 shares in 1997 and outstanding 21,517 shares
     in 1996 and 64,614 shares in 1997....................................................        184         553
  Capital in excess of par................................................................     56,260      56,182
  Retained earnings.......................................................................     54,433      75,199
                                                                                             --------    --------
                                                                                              110,877     131,934
  Less 1,487 and 4,509 treasury shares at cost, in 1996 and 1997, respectively............     (2,648)     (3,206)
  Stock subscriptions receivable..........................................................       (584)
  Cumulative translation adjustment.......................................................                  2,563
                                                                                             --------    --------
       Total stockholders' equity.........................................................    107,645     131,291
                                                                                             --------    --------
       Total liabilities and stockholders' equity.........................................   $171,948    $571,177
                                                                                             --------    --------
                                                                                             --------    --------

          See notes to supplemental consolidated financial statements.

                           NBTY INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  1995        1996        1997
                                                                                --------    --------    --------
Net sales....................................................................   $250,351    $265,670    $355,336
                                                                                --------    --------    --------
Costs and expenses:
  Cost of sales..............................................................    137,254     138,186     177,909
  Catalog printing, postage and promotion....................................     28,307      26,695      27,932
  Selling, general and administrative........................................     67,032      68,414      96,653
  Litigation settlement costs................................................                              6,368
                                                                                --------    --------    --------
                                                                                 232,593     233,295     308,862
                                                                                --------    --------    --------
Income from operations.......................................................     17,758      32,375      46,474
                                                                                --------    --------    --------

Other income (expense):
  Interest, net..............................................................     (2,284)     (2,431)     (7,471)
  Miscellaneous, net.........................................................        822       1,430       1,817
                                                                                --------    --------    --------
                                                                                  (1,462)     (1,001)     (5,654)
                                                                                --------    --------    --------
Income before income taxes...................................................     16,296      31,374      40,820
Income taxes.................................................................      3,374       9,168      11,694
                                                                                --------    --------    --------
     Net income..............................................................   $ 12,922    $ 22,206    $ 29,126
                                                                                --------    --------    --------
                                                                                --------    --------    --------

Net income per share:
  Basic......................................................................   $   0.21    $   0.35    $   0.45
  Diluted....................................................................   $   0.19    $   0.32    $   0.42

Weighted average common shares outstanding:
  Basic......................................................................     62,159      64,197      64,611
  Diluted....................................................................     68,695      68,699      68,935

          See notes to supplemental consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                       (DOLLARS AND SHARES IN THOUSANDS)

                                      COMMON STOCK                                TREASURY STOCK
                                    -----------------                           ------------------      STOCK      CUMULATIVE
                                    NUMBER OF           CAPITAL IN    RETAINED  NUMBER OF           SUBSCRIPTIONS  TRANSLATION
                                     SHARES    AMOUNT  EXCESS OF PAR  EARNINGS   SHARES    AMOUNT    RECEIVABLE    ADJUSTMENT
                                    ---------  ------  -------------  --------  ---------  -------  -------------  ----------
Balance, September 30, 1994......     21,702    $174      $53,455     $32,990     1,213    $ (863 )
  Net income for year ended
    September 30, 1995...........                                      12,922
  S corporation distributions....                                      (6,750 )
  Exercise of stock options......        430       3          212
  Tax benefit from exercise of
    stock options................                             731
  Purchase of treasury stock,
    at cost......................                                                   228    (1,483 )
                                    ---------  ------  -------------  --------  ---------  -------     ------      ----------
Balance, September 30, 1995......     22,132     177       54,398      39,162     1,441    (2,346 )
  Net income for year ended
    September 30, 1996...........                                      22,206
  S corporation distributions....                                      (6,935 )
  Exercise of stock options......        872       7          588                                       $(584)
  Tax benefit from exercise of
    stock options................                           1,274
  Purchase of treasury stock,
    at cost......................                                                    46      (302 )
                                    ---------  ------  -------------  --------  ---------  -------     ------      ----------
Balance, September 30, 1996......     23,004     184       56,260      54,433     1,487    (2,648 )      (584)
  Net income for year ended
    September 30, 1997...........                                      29,126
  S corporation distributions....                                      (8,360 )
  Gain on foreign currency
    translation..................                                                                                    $2,563
  Exercise of stock options......         37       1           33
  Tax benefit from exercise of
    stock options................                             257
  Repayment of stock
    subscriptions receivable for
    options exercised............                                                                          96
  Stock tendered as payment for
    options exercised............                                                    16      (558 )       488
  April 3, 1998 three-for-one
    stock split effected in the
    form of a 200% stock
    dividend.....................     46,082     368         (368)                3,006
                                    ---------  ------  -------------  --------  ---------  -------     ------      ----------
Balance, September 30, 1997......     69,123    $553      $56,182     $75,199     4,509    $(3,206)     $  --        $2,563
                                    ---------  ------  -------------  --------  ---------  -------     ------      ----------
                                    ---------  ------  -------------  --------  ---------  -------     ------      ----------


                                    TOTAL
                                   --------
Balance, September 30, 1994......  $ 85,756
  Net income for year ended
    September 30, 1995...........    12,922
  S corporation distributions....    (6,750)
  Exercise of stock options......       215
  Tax benefit from exercise of
    stock options................       731
  Purchase of treasury stock,
    at cost......................    (1,483)
                                   --------
Balance, September 30, 1995......    91,391
  Net income for year ended
    September 30, 1996...........    22,206
  S corporation distributions....    (6,935)
  Exercise of stock options......        11
  Tax benefit from exercise of
    stock options................     1,274
  Purchase of treasury stock,
    at cost......................      (302)
                                   --------
Balance, September 30, 1996......   107,645
  Net income for year ended
    September 30, 1997...........    29,126
  S corporation distributions....    (8,360)
  Gain on foreign currency
    translation..................     2,563
  Exercise of stock options......        34
  Tax benefit from exercise of
    stock options................       257
  Repayment of stock
    subscriptions receivable for
    options exercised............        96
  Stock tendered as payment for
    options exercised............       (70)
  April 3, 1998 three-for-one
    stock split effected in the
    form of a 200% stock
    dividend.....................
                                   --------
Balance, September 30, 1997......  $131,291
                                   --------
                                   --------

          See notes to supplemental consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                                    1995        1996        1997
                                                                                  --------    --------    ---------
Cash flows from operating activities:
  Net income...................................................................   $ 12,922    $ 22,206    $  29,126
  Adjustments to reconcile net income to cash provided by operating activities:
    (Gain) loss on disposal/sale of property, plant and equipment..............        374         (43)        (194)
    Depreciation and amortization..............................................      6,171       7,091        9,627
    Provision (recovery) for allowance for doubtful accounts...................        (18)        283          197
    Deferred income taxes......................................................        685        (642)      (2,750)
    Changes in assets and liabilities, net of acquisitions:
       Accounts receivable.....................................................     (2,207)      1,441       (4,841)
       Inventories.............................................................      4,657      (1,054)     (20,877)
       Prepaid catalog costs and other current assets..........................       (527)        665       (4,461)
       Other assets............................................................      1,175         603           36
       Accounts payable........................................................      2,857      (6,399)      14,586
       Accrued expenses........................................................      3,063       5,565       14,553
       Other liabilities.......................................................        275          24        1,500
       Income tax receivable...................................................      1,300
                                                                                  --------    --------    ---------
         Net cash provided by operating activities.............................     30,727      29,740       36,502
                                                                                  --------    --------    ---------
Cash flows from investment activities:
  Increase in intangible assets................................................     (1,064)        (67)      (1,843)
  Purchase of property, plant and equipment....................................    (12,707)    (16,809)     (23,712)
  Proceeds from sale of property, plant and equipment..........................                    155          293
  Proceeds from sale of short-term investments.................................                               2,662
  Purchase of short-term investments...........................................                (11,024)
  Receipt of payments on notes from sale of direct mail cosmetics business.....                    741        1,047
  Proceeds from sale of direct mail cosmetics business.........................                    350
  Other........................................................................        (85)        181         (263)
  Cash from acquisition........................................................                               5,580
                                                                                  --------    --------    ---------
         Net cash used in investing activities.................................    (13,856)    (26,473)     (16,236)
                                                                                  --------    --------    ---------
Cash flows from financing activities:
  Net payments under line of credit agreement..................................     (5,000)
  Proceeds from bond offering, net of discount.................................                             148,763
  Cash held in escrow..........................................................                            (144,262)
  Bond issue costs.............................................................                              (5,575)
  Borrowings under long-term debt agreements...................................      3,197       6,000           99
  Principal payments under long-term debt agreements and capital leases........     (2,768)     (2,802)      (3,628)
  Purchase of treasury stock...................................................     (1,292)       (302)         (70)
  Proceeds from stock options exercised........................................         24          11           34
  Distributions to stockholders................................................     (6,750)     (6,935)      (8,360)
  Repayment of stock subscription receivable...................................                                  96
                                                                                  --------    --------    ---------
         Net cash used in financing activities.................................    (12,589)     (4,028)     (12,903)
                                                                                  --------    --------    ---------
Effect of exchange rate changes on cash and cash equivalents...................                                  85
                                                                                  --------    --------    ---------
Net increase (decrease) in cash and cash equivalents...........................      4,282        (761)       7,448
Cash and cash equivalents at beginning of year.................................      9,293      13,575       12,814
                                                                                  --------    --------    ---------
Cash and cash equivalents at end of year.......................................   $ 13,575    $ 12,814    $  20,262
                                                                                  --------    --------    ---------
                                                                                  --------    --------    ---------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.....................................   $  2,211    $  2,493    $   3,568
  Cash paid during the period for income taxes.................................   $  1,763    $  5,496    $  14,206

          See notes to supplemental consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

  Non-cash investing and financing information

     On October 9, 1995, NBTY sold certain assets of its direct-mail cosmetics business for $2,495. The Company received $350 in cash and non-interest bearing notes aggregating $2,145 for inventory, a customer list and other intangible assets. The inventory note was repaid in full in October 1996. In April 1997, the Company received the final payment of the customer list note. (See Note 4)

     During fiscal 1996, the Company entered into capital leases for machinery and equipment aggregating $2,635.

     During fiscal 1995, 1996 and 1997, options were exercised with shares of common stock issued to certain officers and directors. Accordingly, the tax benefit of approximately $731, $1,274 and $257 for the years ended September 30, 1995, 1996 and 1997, respectively, was recorded as an increase in capital in excess of par and a reduction in taxes currently payable. In addition, during fiscal 1997, common stock was surrendered to the Company in satisfaction of $488 of the stock subscription outstanding at September 30, 1996. (See Note 13)

     In connection with the acquisition of Holland & Barrett Holdings Ltd. on August 7, 1997, NBTY issued two promissory notes aggregating $170,000 as consideration for the purchase of capital stock. Such notes were paid in October 1997 from the cash held in escrow at September 30, 1997. (See Note 3)

          See notes to supplemental consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

     The supplemental consolidated financial statements of NBTY, Inc. and Subsidiaries, formerly Nature's Bounty, Inc. ('NBTY'), have been prepared to give retroactive effect to the merger with Nutrition Headquarters, Inc., Lee Nutrition, Inc. and Nutro Laboratories, Inc. (collectively, the 'Nutrition Headquarters Group' and with NBTY collectively, the 'Company') on April 20, 1998, which has been accounted for as a pooling of interests. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests methods in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     During 1998, NBTY entered into a definitive agreement to merge with Nutrition Headquarters Group. On April 20, 1998, Nutrition Headquarters Group was merged with and into NBTY. Under terms of the merger agreement, each share of Nutrition Headquarters Group common stock was exchanged for approximately 30,000 shares of NBTY's common stock with approximately 8,772 shares of NBTY's common stock exchanged for all the outstanding stock of Nutrition Headquarters Group.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

     In March 1998, the Company's board of directors declared a three-for-one stock split payable in the form of a 200% stock dividend. This distribution has been reflected in the fiscal 1997 supplemental consolidated financial statements and all per common share amounts have been retroactively restated to account for the stock split. In addition, stock options and the related exercise prices have been amended to reflect this transaction. Also, in March 1998, the Company's certificate of incorporation was amended to authorize the issuance of up to 75,000 shares of common stock, par value $.008 per share.

2. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business operations

     The Company manufactures and distributes vitamins, food supplements and health and beauty aids primarily in the United States and the United Kingdom. The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Environmental Protection Agency and the United States Postal Service.

     Within the United Kingdom, the manufacturing, advertising, sales and marketing of food products is regulated by a number of governmental agencies including the Ministry of Agriculture, Fisheries and Food, the Department of Health, the Food Advisory Committee and the Committee on Toxicity, among others.

  Revenue recognition

     The Company recognizes revenue upon shipment or, with respect to its own retail store operations, upon the sale of products. The Company has no single customer that represents more than 10% of annual net sales or accounts receivable as of and for the years ended September 30, 1995, 1996 and 1997.

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES--(CONTINUED)

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on the weighted average method which approximates first-in, first-out basis. The cost elements of inventory include materials, labor and overhead. In fiscal 1995, no one supplier provided more than 10% of purchases. One supplier provided approximately 12% of the Company's purchases in 1996 and 1997.

  Prepaid catalog costs

     Mail order production and mailing costs are capitalized as prepaid catalog costs and charged to expense over the catalog period, which typically approximates three months.

  Advertising expense

     All media (television, radio, magazine) and cooperative advertising costs are generally expensed as incurred. Total expenses relating to advertising and promotion for fiscal 1995, 1996 and 1997 were $17,409, $17,885 and $19,782, respectively.

  Property, plant and equipment

     Property, plant and equipment are carried at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Expenditures which significantly improve or extend the life of an asset are capitalized.

     Maintenance and repairs are charged to expense in the year incurred. Cost and related accumulated depreciation for property, plant and equipment are removed from the accounts upon sale or disposition and the resulting gain or loss is reflected in earnings.

  Intangible assets

     Goodwill represents the excess of purchase price over the fair value of identifiable net assets of companies acquired. Goodwill and other intangibles are amortized on a straight-line basis over periods not exceeding 40 years.

  Foreign currency translation

     The financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for revenues, expenses, and gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholder's equity.

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES--(CONTINUED)

  Income taxes

     NBTY recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Prior to the merger, Nutrition Headquarters Group had been treated as an S corporation for federal and state tax purposes. Accordingly, taxable income has been reported to the individual stockholders for inclusion in their respective income tax returns with no provision for these taxes, other than certain minimum taxes, included in the supplemental consolidated financial statements.

  Cash and cash equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Short-term investments

     Short-term interest bearing investments are those with maturities of less than one year but greater than three months when purchased. These investments are readily convertible to cash and are stated at market value, which approximates cost. Realized gains and losses are included in other income on a specific identification basis in the period they are realized.

  Common shares and earnings per share

     In February 1997, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards ('SFAS') No. 128, 'Earnings Per Share.' The statement requires the presentation of both 'basic' and 'diluted' earnings per share ('EPS') on the face of the income statement. Basic EPS is based on the weighted average number of shares of common stock outstanding during each period while diluted EPS is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Common stock equivalents included in diluted EPS, which consisted of common shares issuable upon the exercise of outstanding stock options, were 6,536, 4,502 and 4,324 for the years ended September 30, 1995, 1996 and 1997, respectively.

  Reclassifications

     Certain reclassifications have been made to conform prior year amounts to the current year presentation.

  Accounting changes

     Effective October 1, 1996, the Company adopted the disclosure-only provisions of SFAS No. 123, 'Accounting for Stock-Based Compensation.' As permitted by SFAS No. 123, the Company continues to measure compensation cost in accordance with Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees.' As the Company has not granted any options during fiscal 1996 or 1997, there would not have been any impact on the Company's financial position or results of operations on a pro forma basis.

     Effective October 1, 1996, the Company adopted SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' This statement requires that certain assets be reviewed for impairment and, if impaired, be measured at fair value, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The adoption of SFAS

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES--(CONTINUED)

No. 121 at October 1, 1996 and its application during fiscal 1997 had no material impact on the Company's financial position or results of operations.

  New accounting standards

     In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income,' which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distribution to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     In addition, in June 1997, the FASB issued SFAS No. 131, 'Disclosures About Segments of an Enterprise and Related Information,' which establishes standards for reporting information about operating segments. It also establishes standards for disclosures regarding products and services, geographic areas and major customers.

     Both of these new standards are effective for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. The implementation of these new standards will not affect the Company's results of operations and financial position, but may have an impact on future financial statement disclosures.

3. ACQUISITION OF HOLLAND & BARRETT HOLDINGS LTD.

     On August 7, 1997, NBTY acquired all of the issued and outstanding capital stock of Holland & Barrett Holdings Ltd. ('H&B') from Lloyds Chemist's plc ('Lloyds') for an aggregate purchase price of approximately $169,000 plus acquisition costs of approximately $811. The acquisition has been accounted for under the purchase method and, accordingly, the results of operations are included in the financial statements from the date of acquisition. H&B markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements and food product. At the date of acquisition, H&B operated approximately 410 retail stores in the United Kingdom.

     NBTY issued to Lloyds two promissory notes (the 'Promissory Notes') totaling approximately $170,000 as consideration for the purchase of capital stock of H&B. The Promissory Notes, which are collateralized by two letters of credit issued by a lending institution, were paid in full in October 1997.

     In connection with the Acquisition, NBTY (i) entered into a $50,000 revolving credit facility (the 'Revolving Credit Facility'), which provides borrowings for working capital and general corporate purposes, and (ii) issued $150,000 in Senior Subordinated Notes due 2007.

     Assets acquired and liabilities assumed include cash ($5,580), inventory ($18,045), other current assets ($11,078), property, plant and equipment ($31,554), and current and long-term liabilities ($27,154 and $4,058, respectively). The excess cost of investment over the net book value of H&B at the date of acquisition resulted in an increase in goodwill of $133,725 which will be amortized over 25 years. Additionally, finance related costs of approximately $5,600 will be amortized over 10 years.

     The following unaudited condensed pro forma information presents a summary of consolidated results of operations of the Company and H&B as if the acquisition had occurred at the beginning of fiscal 1996, with pro forma adjustments to give effect to the amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related income tax effects. The pro forma information, which does not give

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. ACQUISITION OF HOLLAND & BARRETT HOLDINGS LTD.--(CONTINUED)

effect to anticipated intercompany product sales, is not necessarily indicative of the results of operations had H&B been acquired as of the earliest period presented below.

                                                                    SEPTEMBER 30,       SEPTEMBER 30,
                                                                         1996                1997
                                                                   ----------------    ----------------
Net sales.......................................................       $421,049            $506,326
Net income......................................................       $ 14,964            $ 24,354
Net income per diluted share....................................       $   0.22            $   0.35

4. SALE OF DIRECT-MAIL COSMETICS BUSINESS

     On October 9, 1995, NBTY sold certain assets of its direct-mail cosmetics business for $2,495. NBTY received $350 in cash and non interest bearing notes aggregating $2,145 for inventory, a customer list and other intangible assets. Revenues applicable to this marginally unprofitable business were $8,284 and $137 for fiscal 1995 and 1996, respectively. The inventory note was repaid in full in October 1996 and, in April 1997, NBTY received the final payment of the customer list note.

5. INVENTORIES

                                                                             SEPTEMBER 30,
                                                                           ------------------
                                                                            1996       1997
                                                                           -------    -------
Raw materials...........................................................   $19,482    $32,712
Work-in-process.........................................................     2,484      4,635
Finished goods..........................................................    25,275     49,093
                                                                           -------    -------
                                                                           $47,241    $86,440
                                                                           -------    -------
                                                                           -------    -------

6. PROPERTY, PLANT AND EQUIPMENT

                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1996        1997
                                                                         --------    --------
Land..................................................................   $  5,641    $  5,836
Buildings and leasehold improvements..................................     42,527      51,423
Machinery and equipment...............................................     36,938      43,858
Furniture and fixtures................................................      9,241      54,385
Transportation equipment..............................................        737       2,511
Computer equipment....................................................      9,320      15,434
                                                                         --------    --------
                                                                          104,404     173,447
  Less accumulated depreciation and amortization......................     33,981      55,263
                                                                         --------    --------
                                                                         $ 70,423    $118,184
                                                                         --------    --------
                                                                         --------    --------

     Depreciation and amortization of property, plant and equipment for the years ended September 30, 1995, 1996 and 1997 was approximately $4,216, $6,205 and $8,363, respectively.

     Property, plant and equipment includes approximately $4,293 and $4,392 for assets recorded under capital leases for fiscal 1996 and 1997, respectively.

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. INTANGIBLE ASSETS

     Intangible assets, at cost, acquired at various dates are as follows:

                                                                         SEPTEMBER 30,
                                                                      -------------------    AMORTIZATION
                                                                       1996        1997         PERIOD
                                                                      -------    --------    ------------
Goodwill...........................................................   $   469    $136,972       20-40
Customer lists.....................................................    12,044      12,732        6-15
Trademark and licenses.............................................     1,201       1,201        2-3
Covenants not to compete...........................................     1,305       1,305        5-7
                                                                      -------    --------
                                                                       15,019     152,210
  Less accumulated amortization....................................     9,643      10,907
                                                                      -------    --------
                                                                      $ 5,376    $141,303
                                                                      -------    --------
                                                                      -------    --------

     Amortization included in the supplemental consolidated statements of income under the caption 'selling, general and administrative expenses' in 1995, 1996 and 1997 was approximately $1,056, $886 and $1,264, respectively.

8. ACCRUED EXPENSES

                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1996        1997
                                                                         --------    --------
Litigation settlement costs...........................................               $  5,600
Payroll and related payroll taxes.....................................   $  3,090       4,622
Customer deposits.....................................................      2,199       2,568
Accrued purchases and interest........................................                  2,800
Income taxes payable..................................................      2,801       7,597
Other.................................................................      8,038      12,524
                                                                         --------    --------
                                                                         $ 16,128    $ 35,711
                                                                         --------    --------
                                                                         --------    --------

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. DEBT

                                                                             SEPTEMBER 30,
                                                                          -------------------
                                                                           1996        1997
                                                                          -------    --------
Senior debt:
  8-5/8% Senior subordinated notes due 2007, net of unamortized
     discount of $1,237 (a)............................................              $148,763
Senior bank debt (b)...................................................   $   576          44
First subordinated promissory notes; payable in 8 monthly installments
  of $108 (c)..........................................................       867
Second subordinated promissory notes, principal payable on April 1,
  2011 (d).............................................................     2,245       2,245
Note payable to a bank due in monthly payments of $16, including
  interest, maturing April 2016 (e)....................................     1,852       1,814
Note payable due in monthly payments of $9, including interest at 8%,
  maturing March 2001..................................................       422         341
Mortgages:
  First mortgage, payable in monthly principal and interest (10.375%)
     installments (f)..................................................     7,447       7,317
  First mortgage payable in monthly principal and interest (9.73%)
     installments of $25 (g)...........................................     2,258       2,169
  First mortgage, payable in monthly principal and interest (7.375%)
     installments of $55 (h)...........................................     5,926       5,693
Other (i)..............................................................       928       1,107
Revolving credit agreement (j).........................................
                                                                          -------    --------
                                                                           22,521     169,493
  Less current portion.................................................     2,223         943
                                                                          -------    --------
                                                                          $20,298    $168,550
                                                                          -------    --------
                                                                          -------    --------

------------------

(a) In September 1997, the Company issued 10-year Senior Subordinated Notes due 2007. The Notes are unsecured and subordinated in right of payment for all existing and future indebtedness of the Company. The Company has registered these Notes under the Securities Act of 1933 through an exchange offer with terms substantially identical to the original Notes.

(b) Interest on the senior bank debt was payable monthly at the prime rate which was 8.5% at September 30, 1997. The balance of $44 was paid on October 1, 1997. On April 30, 1997, an agreement for an additional term loan for $1,100 was executed. The terms of the loan agreement provide for repayment in sixty monthly installments with interest at 8.5% per annum. As of September 30, 1997, no funds were advanced under this agreement.

(c) The promissory notes were entered into on October 31, 1996 and ended on May 31, 1997. Interest is payable per annum at the lower of 10% or the prime rate plus 2% (prime at September 30, 1997 was 8.5% per annum). These promissory notes are collateralized by a first subordinated pledge of the capital stock of the Company and are guaranteed by certain stockholders.

(d) Interest on the second promissory notes is payable per annum at the lower of 10% or the prime rate plus 2%. These promissory notes, payable to a relative of a stockholder, are collateralized by a second subordinated pledge of capital stock of the Company and are guaranteed by certain stockholders.

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. DEBT--(CONTINUED)

(e) Interest on this note payable to a bank is fixed at 8.15% per annum through April 2001. Thereafter, interest will be adjusted every five years. The note is collateralized by a building and land.

(f) In September 1990, the Company obtained an $8,000 first mortgage, collateralized by the underlying building, issued through the Town of Islip, New York Industrial Development Agency. The taxable bond, held by an insurance company, has monthly principal and interest payments of $75 for ten years through 2000, with a final payment of $6,891 in September 2000.

(g) In November 1994, the Company purchased a building which it previously occupied under a long-term lease. The purchase price of approximately $3,090 was funded with $690 in cash and the balance through a 15-year mortgage note payable. This agreement contains various restrictive covenants which require the maintenance of certain financial ratios and limits capital expenditures.

(h) In April 1996, the Company obtained a $6,000 first mortgage with a fixed interest rate of 7.375%, collateralized by the underlying real estate. The mortgage has monthly principal and interest payments of $55 for fifteen years through 2011.

(i) Included in other is approximately $301 and $617 as of September 30, 1996 and 1997, respectively, relating to loans made to a stockholder. These notes are at fixed interest rates ranging from 8.0% to 10.0% and mature at various dates through June 2017.

(j) In September 1997, the Company entered into a Revolving Credit Agreement (the 'Agreement') with five banks that provides for borrowings up to $50,000, which expires September 23, 2003. Virtually all of the Company's assets serve as collateral under the Agreement, which is subject to normal banking terms and conditions. The Agreement provides that loans may be made under a selection of rate formulas, including Prime or Euro currency rates. The Agreement provides for the maintenance of various financial ratios and covenants. As of September 30, 1997, there were no outstanding borrowings under the Agreement.

     Required principal payments of long-term debt are as follows:

                         YEARS ENDED
                        SEPTEMBER 30,
--------------------------------------------------------------
   1998.......................................................   $    943
   1999.......................................................      1,196
   2000.......................................................      7,687
   2001.......................................................        602
   2002.......................................................        567
   Thereafter.................................................    158,498
                                                                 --------
                                                                 $169,493
                                                                 --------
                                                                 --------

     The Company also has outstanding a demand note payable, bearing interest at prime plus 0.75%, in the amount of $2,633 and $1,873 at September 30, 1996 and 1997, respectively. The loan agreement has a maximum borrowing limit of 85% of qualified accounts receivable and 35% of qualified inventory, with an overall borrowing limit of $5,000.

     In August 1997, in connection with the promissory notes issued as consideration for the purchase of H&B, NBTY was issued two standby letters of credit aggregating $170,000. At September 30, 1997, there were no borrowings outstanding under the letters of credit. As of October 17, 1997, upon payment of the promissory notes, the letters of credit were cancelled.

     In 1997, the Company recorded a loss of $2,265 in connection with an interest rate lock which was settled on October 28, 1997.

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. CAPITAL LEASE OBLIGATIONS

     The Company enters into various capital leases for machinery and equipment which provide the Company with bargain purchase options at the end of such lease terms. Future minimum payments under capital lease obligations as of September 30, 1997 are as follows:

1998.............................................................   $  814
1999.............................................................      759
2000.............................................................      759
2001.............................................................      759
2002.............................................................      692
Thereafter.......................................................      174
                                                                    ------
                                                                     3,957
Less, amount representing interest...............................      681
                                                                    ------
Present value of minimum lease payments (including $576 due
  within one year)...............................................   $3,276
                                                                    ------
                                                                    ------

11. INCOME TAXES

     Provision (benefit) for income taxes consists of the following:

                                                                              YEAR ENDED SEPTEMBER 30,
                                                                             ---------------------------
                                                                              1995      1996      1997
                                                                             ------    ------    -------
Federal
  Current.................................................................   $2,225    $7,551    $14,207
  Deferred................................................................      637      (501)    (2,530)
State
  Current.................................................................      464     2,259      1,426
  Deferred................................................................       48      (141)      (220)
Foreign benefit...........................................................                        (1,189)
                                                                             ------    ------    -------
Total provision...........................................................   $3,374    $9,168    $11,694
                                                                             ------    ------    -------
                                                                             ------    ------    -------

     The following is a reconciliation of the income tax expense computed using the statutory federal income tax rate to the actual income tax expense and its effective income tax rate.

                                                               YEAR ENDED SEPTEMBER 30,
                                        ----------------------------------------------------------------------
                                                1995                    1996                     1997
                                        --------------------    ---------------------    ---------------------
                                                  PERCENT OF               PERCENT OF               PERCENT OF
                                                    PRETAX                   PRETAX                   PRETAX
                                        AMOUNT      INCOME      AMOUNT       INCOME      AMOUNT       INCOME
                                        ------    ----------    -------    ----------    -------    ----------
Income tax expense at statutory
  rate...............................   $5,541         34.0%    $10,981         35.0%    $14,287         35.0%
State income taxes, net of federal
  income tax benefit.................     382           2.3%      1,428          4.6%        857          2.1%
S corporation earnings not subject to
  income taxes (a)...................   (2,691)      (16.5)%     (3,150)      (10.0)%     (4,236)      (10.4)%
Other, individually less than 5%.....     142           0.9%        (91)       (0.2)%        786          1.9%
                                        ------    ----------    -------    ----------    -------    ----------
Actual income tax provision..........   $3,374         20.7%    $ 9,168         29.2%    $11,694         28.6%
                                        ------    ----------    -------    ----------    -------    ----------
                                        ------    ----------    -------    ----------    -------    ----------

------------------
(a) Prior to the merger, Nutrition Headquarters Group had been treated as an S corporation for federal and state tax purposes. Accordingly, taxable income has been reported to the individual stockholders for inclusion in their respective income tax returns with no provision for these taxes, other than certain minimum taxes, included in the supplemental consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. INCOME TAXES--(CONTINUED)

     The components of deferred tax assets and liabilities are as follows:

                                                                             1996       1997
                                                                            -------    -------
Deferred tax assets:
  Current:
     Inventory capitalization............................................   $   243    $   351
     Accrued expenses and reserves not currently deductible..............     2,591      5,350
     Tax credits.........................................................       321        331
                                                                            -------    -------
          Current deferred tax assets....................................     3,155      6,032
                                                                            -------    -------
  Noncurrent:
     Intangibles.........................................................       335        333
     Reserves not currently deductible...................................       200        188
                                                                            -------    -------
          Total noncurrent...............................................       535        521
                                                                            -------    -------
Deferred tax liabilities:
  Property, plant and equipment..........................................    (3,362)    (7,995)
                                                                            -------    -------
          Net deferred tax (liability) asset.............................   $   328    $(1,442)
                                                                            -------    -------
                                                                            -------    -------

     Available state tax credits of $321 and $331 in 1996 and 1997, respectively, are scheduled to expire through fiscal 2002. Federal net operating loss carryforwards of $177 will expire in 2004 and available investment tax credits of $58 are scheduled to expire in 2001.

12. COMMITMENTS

  Leases

     The Company conducts retail operations under operating leases which expire at various dates through 2020. Some of the leases contain renewal options and provide for additional rentals based upon sales plus certain tax and maintenance costs.

     Future minimal rental payments under the retail location and other leases that have initial or noncancelable lease terms in excess of one year at September 30, 1997 are as follows:

                         YEAR ENDING
                        SEPTEMBER 30,
--------------------------------------------------------------
   1998.......................................................   $ 25,322
   1999.......................................................     24,501
   2000.......................................................     23,522
   2001.......................................................     22,176
   2002.......................................................     20,804
   Thereafter.................................................    161,623
                                                                 --------
                                                                 $277,948
                                                                 --------
                                                                 --------

     Operating lease rental expense, including real estate tax and maintenance costs, and leases on a month to month basis were approximately $1,358, $2,092 and $7,852 for the years ended September 30, 1995, 1996 and 1997, respectively.

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. COMMITMENTS--(CONTINUED)

  Purchase commitments

     The Company was committed to make future purchases under various purchase order arrangements with fixed price provisions aggregating approximately $12,923 and $26,152 at September 30, 1996 and 1997, respectively.

  Capital commitments

     The Company had approximately $15,800 in open capital commitments related to a manufacturing facility and computer hardware and software at September 30, 1997.

  Employment and consulting agreements

     NBTY has employment agreements with two of its officers. The agreements, which expire in January 2004, provide for minimum salary levels, including cost of living adjustments, and also contain provisions regarding severance and changes in control of the Company. The commitment for salaries as of September 30, 1997 was approximately $749 per year.

     Effective April 20, 1998, the Company entered into an employment agreement with a former stockholder and officer of Nutrition Headquarters Group who is currently an employee of the Company. Such agreement is for a one-year term, subject to extension at the sole option of the officer for two additional one-year terms, and requires an annual payment of $275.

     The Company also has a two-year consulting agreement with its former chairman and current director which expired on December 31, 1997. Such agreement required annual payments of approximately $350. The parties have renewed the agreement to provide services from January 1, 1998 through December 31, 2000. During this period, the consulting fee payable shall be fixed by the Board of Directors of the Company, provided that in no event will the consulting fee be at a rate lower than $400 per year with certain fringe benefits accorded other executives of NBTY. In addition, an entity owned by a relative of an officer received sales commissions of $510, $417 and $541 in 1995, 1996 and 1997, respectively.

13. STOCK OPTION PLANS

     The Board of Directors approved the issuance of 6,660 non-qualified options on September 23, 1990, exercisable at $0.21 per share, which options terminate on September 23, 2000. In addition, on March 11, 1992, the Board approved the issuance of an aggregate of 5,400 non-qualified stock options to directors and officers, exercisable at $0.31 per share, and expiring on March 10, 2002. The exercise price of each of the aforementioned issuances was in excess of the market price at the date such options were granted.

     During fiscal 1997, options were exercised with 37 shares of common stock issued (prior to the aforementioned stock split) to certain officers and a director for $23. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $643 and a tax benefit of approximately $257 which was credited to capital in excess of par.

     During fiscal 1996, options were exercised with 872 shares of common stock issued (prior to the aforementioned stock split) to certain officers and directors for $11 and interest bearing notes in the amount of $584. As a result of the exercise of these options, the Company was entitled to a compensation deduction for tax purposes of approximately $3,145 and a tax benefit of approximately $1,274 which was credited to capital in excess of par.

     During fiscal 1995, options were exercised with 430 shares of common stock issued (prior to the aforementioned stock split) to certain officers and directors for $24 and an interest bearing note in the amount of

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. STOCK OPTION PLANS--(CONTINUED)

$191. The promissory note, including interest, was paid by the surrender of 23 NBTY common shares to the Company at the prevailing market price. As a result of the exercise of these options, the Company was entitled to a compensation deduction of approximately $1,828 which resulted in a tax benefit of approximately $731 which was credited to capital in excess of par.

     A summary of stock option activity is as follows:

                                                1995                     1996                     1997
                                        ---------------------    ---------------------    ---------------------
                                                     WEIGHTED                 WEIGHTED                 WEIGHTED
                                                     AVERAGE                  AVERAGE                  AVERAGE
                                         NUMBER      EXERCISE     NUMBER      EXERCISE     NUMBER      EXERCISE
                                        OF SHARES     PRICE      OF SHARES     PRICE      OF SHARES     PRICE
                                        ---------    --------    ---------    --------    ---------    --------
Outstanding at beginning of year.....     8,475        $.24        7,185        $.25        4,569        $.25
Exercised............................     1,290         .17        2,616         .23          111         .31
                                        ---------    --------    ---------    --------    ---------    --------
Outstanding at end of year...........     7,185        $.25        4,569        $.25        4,458        $.25
                                        ---------    --------    ---------    --------    ---------    --------
                                        ---------    --------    ---------    --------    ---------    --------
Exercisable at end of year...........     7,185        $.25        4,569        $.25        4,458        $.25
                                        ---------    --------    ---------    --------    ---------    --------
                                        ---------    --------    ---------    --------    ---------    --------

     As of September 30, 1997, the weighted average remaining contractual life of outstanding options was 4 years. In addition, there were no options available for grant at September 30, 1995, 1996 or 1997.

14. EMPLOYEE BENEFIT PLANS

     The Company maintains defined contribution savings plans and an employee stock ownership plan. The accompanying financial statements reflect contributions to these plans in the approximate amount of $498, $489 and $1,209 for the years ended September 30, 1995, 1996 and 1997, respectively.

15. LITIGATION

  L-tryptophan

     The Company and certain other companies in the industry have been named as defendants in cases arising out of the ingestion of products containing L-tryptophan. The Company had been named in more than 265 lawsuits, of which four are still pending against the Company. The other 261 lawsuits have been settled at no cost to the Company. The Company's supplier of L-tryptophan agreed to indemnify the Company and the other companies named in the lawsuits through the final resolution of all cases involving L-tryptophan. In addition, the supplier has posted, for the benefit of the Company and the other companies named in the lawsuits, a revolving, irrevocable letter of credit of $20,000 to be used in the event that the supplier is unable or unwilling to satisfy any claims or judgments. While not all of these suits quantify the amount demanded, the Company believes that the amount required to either settle these cases or to pay judgments rendered therein will be paid by the supplier or by the Company's product liability insurance carrier.

     While the outcome of any litigation is uncertain, it is the opinion of management and legal counsel of the Company that it is remote that the Company will incur a material loss as a result of the L-tryptophan litigation and claims. Accordingly, no provision for liability, if any, that may result therefrom has been made in the Company's financial statements.

                          NBTY, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. LITIGATION--(CONTINUED)

  Shareholder litigation

     In October 1994, two lawsuits were commenced in the U.S. District Court, Eastern District of New York, against the Company and two of its officers. On October 17, 1997, a Memorandum of Understanding was entered into between the Company and the attorneys representing the Plaintiff class agreeing to an $8,000 ($4,400 cash, $3,600 stock) settlement of the lawsuit. Subsequently, the Company entered into a Capital Stipulation of Settlement calling for, among other things, a total cash payment of $8,000. The Company has been notified by its insurance carrier that it is willing to reimburse the Company to the extent of $2,400. Accordingly, as of September 30, 1997, the Company recorded a $5,600 provision for its portion of the settlement which, along with related legal fees of approximately $768, has been reflected separately in the statement of income.

  Other litigation

     The Company is also involved in miscellaneous claims and litigation which management believes, taken individually or in the aggregate, would not have a material adverse effect on the Company's financial position or its business.

16. FOREIGN OPERATIONS

     In connection with NBTY's recent acquisition of H&B which operates primarily in the United Kingdom, the Company has significantly expanded its operations outside of the United States. The following information has been summarized by geographic area as of September 30, 1997 and for the year then ended.

                                                                      IDENTIFIABLE                OPERATING
                                                                         ASSETS        SALES       INCOME
                                                                      ------------    --------    ---------
United States......................................................     $356,987      $328,839     $49,755
United Kingdom.....................................................      214,190        26,497      (3,281)
                                                                      ------------    --------    ---------
                                                                        $571,177      $355,336     $46,474
                                                                      ------------    --------    ---------
                                                                      ------------    --------    ---------

17. RELATED PARTY TRANSACTIONS

     Nutrition Headquarters Group has outstanding promissory notes of $2,245, as described in Note 9, which are payable to a relative of a stockholder. Interest on the obligation amounted to approximately $224 for each of the three years ended September 30, 1995, 1996 and 1997.

     Nutrition Headquarters Group has outstanding loans to a stockholder in the aggregate amount of $301 and $617, as described in Note 9 as of September 30, 1996 and 1997, respectively. Interest on these loans amounted to approximately $29, $30 and $56 for the years ended September 30, 1995, 1996 and 1997, respectively.

     For the years ended September 30, 1995, 1996 and 1997, Nutrition Headquarters Group provided distributions to its stockholders in the aggregate amount of $6,750, $6,935 and $8,360, respectively.

18. SUBSEQUENT EVENTS


     In April 1998, the Company sold certain assets of its cosmetic pencil operation for approximately $6,000. The Company will receive $4,500 in cash with additional payments of $1,500 over the next three years. In connection with such sale, the Company realized a pre-tax gain of approximately $1.6 million. Revenues applicable to this business were $581, $577 and $1,875 for fiscal 1995, 1996 and 1997, respectively, and the related results of operations were insignificant.

                          NBTY, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                                         SEPTEMBER 30,     MARCH 31,
                                                                                             1997            1998
                                                                                         -------------    -----------
                                                                                                          (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents...........................................................     $  18,419       $  16,350
  Short-term investments..............................................................         8,362              --
  Accounts receivable, less allowance for doubtful accounts of $991 in 1997 and $985
     in 1998..........................................................................        15,701          15,623
  Inventories.........................................................................        75,936          87,762
  Deferred income taxes...............................................................         6,032           6,032
  Prepaid catalog costs and other current assets......................................        18,885          11,913
                                                                                         -------------    -----------
       Total current assets...........................................................       143,335         137,680

Cash held in escrow...................................................................       144,262              --

Property, plant and equipment.........................................................       155,611         194,760
  Less accumulated depreciation and amortization......................................        47,438          53,651
                                                                                         -------------    -----------
                                                                                             108,173         141,109

Intangible assets, net................................................................       140,447         142,959

Other assets..........................................................................         6,521           7,515
                                                                                         -------------    -----------
       Total assets...................................................................     $ 542,738       $ 429,263
                                                                                         -------------    -----------
                                                                                         -------------    -----------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capital lease obligations.....................     $   1,016       $   1,060
  Accounts payable....................................................................        44,514          40,445
  Accrued expenses....................................................................        34,325          26,428
                                                                                         -------------    -----------
       Total current liabilities......................................................        79,855          67,933
Long-term debt........................................................................       163,447         208,218
Obligations under capital leases......................................................         2,700           2,446
Promissory note payable...............................................................       169,909              --
Deferred income taxes.................................................................         7,474           7,642
Other liabilities.....................................................................         2,293           2,293
                                                                                         -------------    -----------
       Total liabilities..............................................................       425,678         288,532
                                                                                         -------------    -----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.008 par; authorized 25,000 in 1997 and 75,000 shares in 1998;
     issued 60,351 in 1997 and 60,483 in 1998 and outstanding 55,842 shares in 1997
     and 55,974 shares in 1998........................................................           483             484
  Capital in excess of par............................................................        55,982          56,589
  Retained earnings...................................................................        61,238          77,464
                                                                                         -------------    -----------
                                                                                             117,703         134,537
  Less 4,509 treasury shares at cost, in 1997 and 1998................................        (3,206)         (3,206)
  Cumulative translation adjustment...................................................         2,563           9,400
                                                                                         -------------    -----------
       Total stockholders' equity.....................................................       117,060         140,731
                                                                                         -------------    -----------
       Total liabilities and stockholders' equity.....................................     $ 542,738       $ 429,263
                                                                                         -------------    -----------
                                                                                         -------------    -----------

           See notes to condensed consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              FOR THE SIX MONTHS
                                                                                               ENDED MARCH 31,
                                                                                             --------------------
                                                                                               1997        1998
                                                                                             --------    --------
Net sales.................................................................................   $122,347    $244,404
                                                                                             --------    --------
Costs and expenses:
  Cost of sales...........................................................................     58,247     116,227
  Catalog printing, postage and promotion.................................................      9,942       9,444
  Selling, general and administrative.....................................................     35,409      84,517
                                                                                             --------    --------
                                                                                              103,598     210,188
                                                                                             --------    --------
Income from operations....................................................................     18,749      34,216
                                                                                             --------    --------

Other income (expenses):
  Interest, net...........................................................................       (869)     (8,850)
  Miscellaneous, net......................................................................        327       1,312
                                                                                             --------    --------
                                                                                                 (542)     (7,538)
                                                                                             --------    --------
Income before income taxes................................................................     18,207      26,678
Income taxes..............................................................................      7,283      10,453
                                                                                             --------    --------
  Net income..............................................................................   $ 10,924    $ 16,225
                                                                                             --------    --------
                                                                                             --------    --------

Net income per share:
  Basic...................................................................................   $   0.20    $   0.29
  Diluted.................................................................................   $   0.18    $   0.27

Weighted average common shares outstanding:
  Basic...................................................................................     55,806      55,890
  Diluted.................................................................................     60,147      60,195

           See notes to condensed consolidated financial statements.

                           NBTY INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                             FOR THE SIX MONTHS
                                                                                               ENDED MARCH 31,
                                                                                            ---------------------
                                                                                              1997        1998
                                                                                            --------    ---------
Net income...............................................................................   $ 10,924    $  16,225
Adjustments to reconcile net income to cash provided by operating activities:
  Loss on sale of property, plant and equipment..........................................         26
  Depreciation and amortization..........................................................      2,966        9,366
  Provision (recovery) for allowance for doubtful accounts...............................        206           (5)
  Increase in deferred taxes.............................................................                       7
  Changes in assets and liabilities, net of acquisitions:
     Decrease (increase) in accounts receivable..........................................     (4,155)         685
     Increase in inventories.............................................................     (8,331)     (11,111)
     Decrease (increase) in prepaid catalog costs and other current assets...............       (948)       9,104
     Decrease in other assets............................................................        288          535
     (Decrease) increase in accounts payable.............................................      8,680       (4,976)
     (Decrease) increase in accrued expenses.............................................      4,904      (12,791)
                                                                                            --------    ---------
     Net cash provided by operating activities...........................................     14,560        7,039
                                                                                            --------    ---------
Cash flow from investing activities:
  Purchase of property, plant and equipment..............................................     (9,328)     (38,133)
  Proceeds from sale of property, plant and equipment....................................         20
  Proceeds from sale of short-term investments...........................................                   8,362
  Purchase of short-term investments.....................................................     (4,651)
  Receipt of payments from direct-mail cosmetics business................................        322
                                                                                            --------    ---------
     Net cash used in investing activities...............................................    (13,637)     (29,771)
                                                                                            --------    ---------
Cash flows from financing activities:
  Borrowings under long term debt agreements.............................................                  45,000
  Cash held in escrow....................................................................                 144,730
  Principal payments under long-term debt agreements and capital leases..................       (456)        (496)
  Purchase of treasury stock.............................................................        (15)
  Proceeds from stock options exercised..................................................         23           40
     Repayment of promissory note........................................................                (168,770)
                                                                                            --------    ---------
     Net cash provided by (used in) financing activities.................................       (448)      20,504
                                                                                            --------    ---------
Effect of Exchange Rate Changes on Cash and Cash Equivalents.............................                     159
                                                                                            --------    ---------
Net (decrease) increase in cash and cash equivalents.....................................        475       (2,069)
Cash and cash equivalents at beginning of quarter........................................      9,292       18,419
                                                                                            --------    ---------
Cash and cash equivalents at end of quarter..............................................   $  9,767    $  16,350
                                                                                            --------    ---------
                                                                                            --------    ---------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for interest...............................................   $    869    $  11,777
  Cash paid during the period for taxes..................................................   $  4,677    $  10,082

           See notes to condensed consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     1. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly its financial position as of March 31, 1998 and results of operations and statements of cash flows for the six months ended March 31, 1997 and 1998. The consolidated condensed balance sheet as of September 30, 1997 has been derived from the audited balance sheet as of that date. This report should be read in conjunction with the Company's annual report filed on Form 10-K for the fiscal year ended September 30, 1997.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Foreign currency translation

     The financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for revenues, expenses, and gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholder's equity.

  Common shares and earnings per share

     On March 9, 1998, the Company's Board of Directors declared a three-for-one stock split in the form of a 200% stock dividend effective March 23, 1998. In addition, the Company's Certificate of Incorporation was amended to authorize the issuance of up to 75,000 shares of common stock, par value $.008 per share.

     All per common share amounts have been retroactively restated to account for the above stock split. In addition, stock options and respective exercise prices have been amended to reflect these transactions (see Note 7).

  Accounting changes

     Effective October 1, 1996, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards ('SFAS') No. 123, 'Accounting for Stock-Based Compensation.' As permitted by SFAS No. 123, the Company continues to measure compensation cost in accordance with Accounting Principles Board Opinion ('APB') No. 25, 'Accounting for Stock Issued to Employees.' As the Company has not granted any options during the six months ended March 31, 1998, nor fiscal 1997 or 1996, there would not have been any impact on the Company's financial position or results of operations on a pro forma basis.

     Effective October 1, 1996, the Company adopted SFAS No. 121,'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' This statement requires that certain assets be reviewed for impairment and, if impaired, be measured at fair value, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The adoption of SFAS No. 121 at October 1, 1996 and its application during fiscal 1997 and the six months ended March 31, 1998 had no material impact on the Company's financial position or results of operations.

                          NBTY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  New accounting standards

     In February 1997, the Financial Accounting Standards Board ('FASB') issued SFAS No. 128, 'Earnings Per Share.' The statement simplifies the standards for computing earnings per share ('EPS') and makes them comparable to international EPS standards. The statement requires the presentation of both 'basic' and 'diluted' EPS on the face of the income statement with a supplementary reconciliation of the amounts used in the calculations (see note 7).

     In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income,' which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distribution to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     In addition, in June 1997, the FASB issued SFAS No. 131, 'Disclosures About Segments of an Enterprise and Related Information,' which establishes standards for reporting information about operating segments. It also establishes standards for disclosures regarding products and services, geographic areas and major customers.

     Both of these new standards are effective for fiscal years beginning after December 15, 1997 and require comparative information for earlier years to be restated. The implementation of these new standards will not affect the Company's results of operations and financial position, but may have an impact on future financial statement disclosures.

  Year 2000 Software Compatibility

     The Company is continually updating its information systems, and has evaluated significant computer software applications for compatibility with the year 2000. With the system changes implemented to date and other planned changes, the Company anticipates that its computer software applications will be compatible with the year 2000. Expenditures specifically related to software modifications for year 2000 compatibility are not expected to be material.

     2. The results of operations and statements of cash flows for the six months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

     3. ACQUISITION OF HOLLAND & BARRETT HOLDINGS LTD.

     On August 7, 1997, the Company acquired all of the issued and outstanding capital stock of Holland & Barrett Holdings Ltd. ('H&B') from Lloyds Chemist's plc ('Lloyds') for an aggregate purchase price of approximately $169,000 plus acquisition costs of approximately $811. The acquisition has been accounted for under the purchase method and, accordingly, the results of operations are included in the financial statements from the date of acquisition. H&B markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements and food products. At the date of acquisition, H&B operated approximately 410 retail stores in the United Kingdom.

     The Company issued to Lloyds two promissory notes (the 'Promissory Notes') totaling approximately $170,000 as consideration for the purchase of capital stock of H&B. The Promissory Notes, which are collateralized by two letters of credit issued by a lending institution, were paid in full in October 1997.

     In connection with the Acquisition, the Company (i) entered into a $50,000 credit and guarantee agreement (the 'Credit and Guarantee Agreement'), which provides borrowings for working capital and general corporate purposes, and (ii) issued $150,000 in Senior Subordinated Notes due 2007.

                          NBTY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Assets acquired and liabilities assumed included cash ($5,580), inventory ($18,045), other current assets ($11,078), property, plant and equipment ($31,554), and current and long-term liabilities ($27,154 and $4,058, respectively). The excess cost of investment over the net book value of H&B at the date of acquisition resulted in an increase in goodwill of $133,725 which will be amortized over 25 years. Additionally, finance related costs of approximately $5,600 will be amortized over 10 years.

     4. Inventories have been estimated by using the gross profit method for the interim periods. The components of the inventories are as follows:

                                                                      SEPTEMBER 30,       MARCH 31,
                                                                           1997             1998
                                                                     ----------------    -----------
                                                                                         (UNAUDITED)
Raw materials and work-in-process.................................       $ 33,408          $32,367
Finished goods....................................................         42,528           55,395
                                                                     ----------------    -----------
                                                                         $ 75,936          $87,762
                                                                     ----------------    -----------
                                                                     ----------------    -----------

     5. Intangible assets, at cost, acquired at various dates are as follows:

                                                                     SEPTEMBER 30,       MARCH 31,
                                                                          1997             1998
                                                                    ----------------    ------------
                                                                                        (UNAUDITED)
Goodwill.........................................................       $136,972          $142,510
Customer lists...................................................          9,816             9,816
Trademark and licenses...........................................          1,201             1,201
Covenants not to compete.........................................          1,305             1,305
                                                                    ----------------    ------------
                                                                         149,294           154,832
Less, accumulated amortization...................................          8,847            11,873
                                                                    ----------------    ------------
                                                                        $140,447          $142,959
                                                                    ----------------    ------------
                                                                    ----------------    ------------

     6. ACCRUED EXPENSES:

                                                                     SEPTEMBER 30,       MARCH 31,
                                                                          1997             1998
                                                                    ----------------    ------------
                                                                                         (UNAUDITED)
Litigation settlement costs.......................................       $  5,600
Payroll and related payroll taxes.................................          4,185         $   3,149
Customer deposits.................................................          2,363               885
Accrued purchases.................................................          2,800             5,639
Income taxes payable..............................................          7,456             7,431
Other.............................................................         11,921             9,324
                                                                     ----------------    -----------
                                                                         $ 34,325         $  26,428
                                                                     ----------------    -----------
                                                                     ----------------    -----------

                          NBTY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     7. Basic earnings per share are based on the weighted average number of common shares outstanding during the six month periods ended March 31, 1997 and 1998. Diluted earnings per share include the effect of outstanding stock options, if exercised. The following is a reconciliation between the basic and diluted earnings per share:

                                                                           FOR THE SIX MONTHS
                                                                               MARCH 31,
                                                                           ------------------
                                                                            1997       1998
                                                                           -------    -------
                                                                              (UNAUDITED)
Numerator:
  Numerator for basic earnings per share--income available to common
     stockholders.......................................................   $10,924    $16,225
                                                                           -------    -------
                                                                           -------    -------
  Numerator for dilutive earnings per share--income available to common
     stockholders.......................................................   $10,924    $16,225
                                                                           -------    -------
                                                                           -------    -------

Denominator:
  Denominator for basic earnings per share--weighted-average shares.....    55,806     55,890
  Effective of dilutive securities:
     Stock options......................................................     4,341      4,305
                                                                           -------    -------
  Denominator for diluted earnings per share--weighted-average shares...    60,147     60,195
                                                                           -------    -------
                                                                           -------    -------

Basic earnings per share................................................   $  0.20    $  0.29
                                                                           -------    -------
                                                                           -------    -------
Diluted earnings per share..............................................   $  0.18    $  0.27
                                                                           -------    -------
                                                                           -------    -------

     8. SHAREHOLDER LITIGATION

     In October 1994, two lawsuits were commenced in the U.S. District Court, Eastern District of New York, against the Company and two of its officers. On October 17, 1997, a Memorandum of Understanding was entered into between the Company and the attorneys representing the Plaintiff class agreeing to an $8,000 ($4,400 cash, $3,600 stock) settlement of the lawsuit. Subsequently, the Company entered into a Capital Stipulation of Settlement calling for, among other things, a total cash payment of $8,000. Cash payments aggregating $8,000 were made in November and December 1997. The Company had been notified by its insurance carrier that it was willing to reimburse the Company to the extent of $2,400. The Company recorded a $5,600 provision for its portion of the settlement in fiscal 1997, which, along with related legal fees of approximately $768, has been reflected separately in the fiscal 1997 statements of income (refer to the Company's 10-K). In January 1998, an insurance carrier paid the Company $2,650.

     9. SUBSEQUENT EVENT

     In April 1998, the Company acquired Nutrition Headquarters, Inc., Lee Nutrition, Inc., Nutro Laboratories, Inc. and Brunswick Laboratories, Inc. in an exchange of approximately 8,772 shares of NBTY common stock, $0.008 par value, fair market value approximates $185 million. The merger constituted a tax-free reorganization in accordance with Section 368(a)(1)(A) of the Internal Revenue Service and has been accounted for as a pooling

                          NBTY, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

of interests under APB No. 16. The financial statements presented, herein, have not been restated to include the combined results of operations, financial position and cash flows.

     Nutrition Headquarters, Inc. and Lee Nutrition, Inc. are mail order vitamin and nutritional supplement companies and Nutro Laboratories, Inc. and Brunswick Laboratories, Inc. are vitamin and nutritional supplement manufacturers.

     The following table, represents the combined results of operations for the six month periods ended March 31, 1997 and 1998 as if the companies had been pooled:

                                                                          FOR THE SIX MONTHS
                                                                           ENDED MARCH 31,
                                                                         --------------------
                                                                           1997        1998
                                                                         --------    --------
                                                                             (UNAUDITED)
Revenues:
  NBTY................................................................   $122,347    $244,404
  Nutrition Headquarters, Lee Nutrition, Brunswick Laboratories and
     Nutro Laboratories...............................................     36,758      42,416
                                                                         --------    --------
          Combined....................................................   $159,105    $286,820
                                                                         --------    --------
                                                                         --------    --------
Net income
  NBTY................................................................   $ 10,924    $ 16,225
  Nutrition Headquarters, Lee Nutrition, Brunswick Laboratories and
     Nutro Laboratories...............................................      4,918       7,408
                                                                         --------    --------
          Combined....................................................   $ 15,842    $ 23,633
                                                                         --------    --------
                                                                         --------    --------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of NBTY, Inc.:

We have audited the accompanying consolidated balance sheets of NBTY, Inc. and Subsidiaries as of September 30, 1996 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NBTY, Inc. and Subsidiaries as of September 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Melville, New York
November 6, 1997,
  except as to Note 1
  the date of which is
  April 3, 1998

                          NBTY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1996 AND 1997
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                                               1996        1997
                                                                                             --------    --------
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................   $  9,292    $ 18,419
  Short-term investments..................................................................     11,024       8,362
  Accounts receivable, less allowance for doubtful accounts of $794 in 1996 and $991 in
     1997.................................................................................     11,625      15,701
  Inventories.............................................................................     38,070      75,936
  Deferred income taxes...................................................................      3,155       6,032
  Prepaid catalog costs and other current assets..........................................      5,683      18,885
                                                                                             --------    --------
       Total current assets...............................................................     78,849     143,335
Cash held in escrow.......................................................................                144,262
Property, plant and equipment, net........................................................     61,732     108,173
Intangible assets, net....................................................................      3,975     140,447
Other assets..............................................................................        994       6,521
                                                                                             --------    --------
       Total assets.......................................................................   $145,550    $542,738
                                                                                             --------    --------
                                                                                             --------    --------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capital lease obligations.........................   $    935    $  1,016
  Accounts payable........................................................................     10,943      44,514
  Accrued expenses........................................................................     14,705      34,325
                                                                                             --------    --------
       Total current liabilities..........................................................     26,583      79,855
Long-term debt............................................................................     15,178     163,447
Obligations under capital leases..........................................................      3,219       2,700
Promissory note payable...................................................................                169,909
Deferred income taxes.....................................................................      2,827       7,474
Other liabilities.........................................................................        793       2,293
                                                                                             --------    --------
       Total liabilities..................................................................     48,600     425,678
                                                                                             --------    --------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.008 par; authorized 25,000 shares in 1996 and 75,000 in 1997; issued
     20,080 shares in 1996 and 60,351 shares in 1997 and outstanding 18,593 shares in 1996
     and 55,842 shares in 1997............................................................        160         483
  Capital in excess of par................................................................     56,014      55,982
  Retained earnings.......................................................................     44,008      61,238
                                                                                             --------    --------
                                                                                              100,182     117,703
  Less 1,487 and 4,509 treasury shares at cost, in 1996 and 1997, respectively............     (2,648)     (3,206)
  Stock subscriptions receivable..........................................................       (584)
  Cumulative translation adjustment.......................................................                  2,563
                                                                                             --------    --------
       Total stockholders' equity.........................................................     96,950     117,060
                                                                                             --------    --------
       Total liabilities and stockholders' equity.........................................   $145,550    $542,738
                                                                                             --------    --------
                                                                                             --------    --------

                See notes to consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  1995        1996        1997
                                                                                --------    --------    --------
Net sales....................................................................   $178,760    $194,403    $281,407
                                                                                --------    --------    --------
Costs and expenses:
  Cost of sales..............................................................     93,875      95,638     135,886
  Catalog printing, postage and promotion....................................     19,262      17,635      19,227
  Selling, general and administrative........................................     56,728      58,515      86,588
  Litigation settlement costs................................................                              6,368
                                                                                --------    --------    --------
                                                                                 169,865     171,788     248,069
                                                                                --------    --------    --------
Income from operations.......................................................      8,895      22,615      33,338
                                                                                --------    --------    --------

Other income (expense):
  Interest, net..............................................................     (1,084)     (1,445)     (6,655)
  Miscellaneous, net.........................................................        571       1,203       2,033
                                                                                --------    --------    --------
                                                                                    (513)       (242)     (4,622)
                                                                                --------    --------    --------
Income before income taxes...................................................      8,382      22,373      28,716
Income taxes.................................................................      3,246       9,021      11,486
                                                                                --------    --------    --------
     Net income..............................................................   $  5,136    $ 13,352    $ 17,230
                                                                                --------    --------    --------
                                                                                --------    --------    --------

Net income per share:
  Basic......................................................................   $   0.10    $   0.24    $   0.31
  Diluted....................................................................   $   0.09    $   0.22    $   0.29

Weighted average common shares outstanding:
  Basic......................................................................     53,387      55,425      55,839
  Diluted....................................................................     59,923      59,927      60,163

                See notes to consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                       (DOLLARS AND SHARES IN THOUSANDS)

                                   COMMON STOCK                                   TREASURY STOCK
                                ------------------                              -------------------       STOCK       CUMULATIVE
                                NUMBER OF             CAPITAL IN     RETAINED   NUMBER OF             SUBSCRIPTIONS   TRANSLATION
                                 SHARES     AMOUNT   EXCESS OF PAR   EARNINGS    SHARES     AMOUNT     RECEIVABLE     ADJUSTMENT
                                ---------   ------   -------------   --------   ---------   -------   -------------   ----------
Balance, September 30, 1994...    18,778     $150       $53,209      $25,520      1,213     $ (863 )
  Net income for year ended
    September 30, 1995........                                         5,136
  Exercise of stock options...       430        3           212
  Tax benefit from exercise of
    stock options.............                              731
  Purchase of treasury stock,
    at cost...................                                                      228     (1,483 )
                                ---------   ------   -------------   --------   ---------   -------   -------------   ----------
Balance, September 30, 1995...    19,208      153        54,152       30,656      1,441     (2,346 )
  Net income for year ended
    September 30, 1996........                                        13,352
  Exercise of stock options...       872        7           588                                          $  (584)
  Tax benefit from exercise of
    stock options.............                            1,274
  Purchase of treasury stock,
    at cost...................                                                       46       (302 )
                                ---------   ------   -------------   --------   ---------   -------   -------------   ----------
Balance, September 30, 1996...    20,080      160        56,014       44,008      1,487     (2,648 )        (584)
  Net income for year ended
    September 30, 1997........                                        17,230
  Gain on foreign currency
    translation...............                                                                                          $2,563
  Exercise of stock options...        37        1            33
  Tax benefit from exercise of
    stock options.............                              257
  Repayment of stock
    subscriptions receivable
    for options exercised.....                                                                                96
  Stock tendered as payment
    for options exercised.....                                                       16       (558 )         488
  April 3, 1998 three-for-one
    stock split effected in
    the form of a 200% stock
    dividend..................    40,234      322          (322)                  3,006
                                ---------   ------   -------------   --------   ---------   -------   -------------   ----------
Balance, September 30, 1997...    60,351     $483       $55,982      $61,238      4,509     $(3,206)     $    --        $2,563
                                ---------   ------   -------------   --------   ---------   -------   -------------   ----------
                                ---------   ------   -------------   --------   ---------   -------   -------------   ----------


                                 TOTAL
                                --------
Balance, September 30, 1994...  $ 78,016
  Net income for year ended
    September 30, 1995........     5,136
  Exercise of stock options...       215
  Tax benefit from exercise of
    stock options.............       731
  Purchase of treasury stock,
    at cost...................    (1,483)
                                --------
Balance, September 30, 1995...    82,615
  Net income for year ended
    September 30, 1996........    13,352
  Exercise of stock options...        11
  Tax benefit from exercise of
    stock options.............     1,274
  Purchase of treasury stock,
    at cost...................      (302)
                                --------
Balance, September 30, 1996...    96,950
  Net income for year ended
    September 30, 1997........    17,230
  Gain on foreign currency
    translation...............     2,563
  Exercise of stock options...        34
  Tax benefit from exercise of
    stock options.............       257
  Repayment of stock
    subscriptions receivable
    for options exercised.....        96
  Stock tendered as payment
    for options exercised.....       (70)
  April 3, 1998 three-for-one
    stock split effected in
    the form of a 200% stock
    dividend..................
                                --------
Balance, September 30, 1997...  $117,060
                                --------
                                --------

                See notes to consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                                   1995       1996        1997
                                                                                  -------    -------    ---------
Cash flows from operating activities:
  Net income...................................................................   $ 5,136    $13,352    $  17,230
  Adjustments to reconcile net income to cash provided by operating activities:
     Loss on disposal/sale of property, plant and equipment....................       374                      31
     Depreciation and amortization.............................................     4,840      5,623        8,167
     Provision (recovery) for allowance for doubtful accounts..................       (18)       216          197
     Deferred income taxes.....................................................       685       (642)      (2,750)
     Changes in assets and liabilities, net of acquisitions:
       Accounts receivable.....................................................    (2,120)     1,616       (4,048)
       Inventories.............................................................     4,454     (2,036)     (19,545)
       Prepaid catalog costs and other current assets..........................      (264)       487       (4,499)
       Other assets............................................................     1,124        675           47
       Accounts payable........................................................     3,160     (5,468)      13,694
       Accrued expenses........................................................     2,810      5,690       14,590
       Other liabilities.......................................................       275         24        1,500
       Income tax receivable...................................................     1,300
                                                                                  -------    -------    ---------
          Net cash provided by operating activities............................    21,756     19,537       24,614
                                                                                  -------    -------    ---------
Cash flows from investment activities:
  Increase in intangible assets................................................    (1,064)       (67)      (1,843)
  Purchase of property, plant and equipment....................................   (11,548)   (15,750)     (21,092)
  Proceeds from sale of property, plant and equipment..........................                    4           20
  Proceeds from sale of short-term investments.................................                             2,662
  Purchase of short-term investments...........................................              (11,024)
  Receipt of payments on notes from sale of direct mail cosmetics business.....                  741        1,047
  Proceeds from sale of direct mail cosmetics business.........................                  350
  Cash from acquisition........................................................                             5,580
                                                                                  -------    -------    ---------
          Net cash used in investing activities................................   (12,612)   (25,746)     (13,626)
                                                                                  -------    -------    ---------
Cash flows from financing activities:
  Net payments under line of credit agreement..................................    (5,000)
  Proceeds from bond offering, net of discount.................................                           148,763
  Cash held in escrow..........................................................                          (144,262)
  Bond issue costs.............................................................                            (5,575)
  Borrowings under long-term debt agreements...................................     2,400      6,000
  Principal payments under long-term debt agreements and capital leases........      (798)      (586)        (932)
  Purchase of treasury stock...................................................    (1,292)      (302)         (70)
  Proceeds from stock options exercised........................................        24         11           34
  Repayment of stock subscription receivable...................................                                96
                                                                                  -------    -------    ---------
          Net cash (used in) provided by financing activities..................    (4,666)     5,123       (1,946)
                                                                                  -------    -------    ---------
Effect of exchange rate changes on cash and cash equivalents...................                                85
                                                                                  -------    -------    ---------
Net increase (decrease) in cash and cash equivalents...........................     4,478     (1,086)       9,127
Cash and cash equivalents at beginning of year.................................     5,900     10,378        9,292
                                                                                  -------    -------    ---------
Cash and cash equivalents at end of year.......................................   $10,378    $ 9,292    $  18,419
                                                                                  -------    -------    ---------
                                                                                  -------    -------    ---------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.....................................   $ 1,086    $ 1,454    $   2,717
  Cash paid during the period for income taxes.................................   $ 1,649    $ 5,387    $  14,008

                See notes to consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

  Non-cash investing and financing information

     On October 9, 1995, the Company sold certain assets of its direct-mail cosmetics business for $2,495. The Company received $350 in cash and non-interest bearing notes aggregating $2,145 for inventory, a customer list and other intangible assets. The inventory note was repaid in full in October 1996. In April 1997, the Company received the final payment of the customer list note. (See Note 3)

     During fiscal 1996, the Company entered into capital leases for machinery and equipment aggregating $2,635.

     During fiscal 1995, 1996 and 1997, options were exercised with shares of common stock issued to certain officers and directors. Accordingly, the tax benefit of approximately $731, $1,274 and $257 for the years ended September 30, 1995, 1996 and 1997, respectively, was recorded as an increase in capital in excess of par and a reduction in taxes currently payable. In addition, during fiscal 1997, common stock was surrendered to the Company in satisfaction of $488 of the stock subscription outstanding at September 30, 1996. (See Note 12)

     In connection with the acquisition of Holland & Barrett Holdings Ltd. on August 7, 1997, the Company issued two promissory notes aggregating $170,000 as consideration for the purchase of capital stock. Such notes were paid in October 1997 from the cash held in escrow at September 30, 1997. (See Note 2)

                See notes to consolidated financial statements.

                          NBTY, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business operations

     NBTY, Inc., formerly Nature's Bounty, Inc. (the 'Company'), manufactures and distributes vitamins, food supplements and health and beauty aids primarily in the United States and the United Kingdom. The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Environmental Protection Agency and the United States Postal Service.

     Within the United Kingdom, the manufacturing, advertising, sales and marketing of food products is regulated by a number of governmental agencies including the Ministry of Agriculture, Fisheries and Food, the Department of Health, the Food Advisory Committee and the Committee on Toxicity, among others.

  Principles of consolidation and basis of presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

  Revenue recognition

     The Company recognizes revenue upon shipment or, with respect to its own retail store operations, upon the sale of products. The Company has no single customer that represents more than 10% of annual net sales or accounts receivable as of and for the years ended September 30, 1995, 1996 and 1997.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on the weighted average method which approximates first-in, first-out basis. The cost elements of inventory include materials, labor and overhead. In fiscal 1995, no one supplier provided more than 10% of purchases. One supplier provided approximately 12% of the Company's purchases in 1996 and 1997.

  Prepaid catalog costs

     Mail order production and mailing costs are capitalized as prepaid catalog costs and charged to expense over the catalog period, which typically approximates three months.

  Advertising expense

     All media (television, radio, magazine) and cooperative advertising costs are generally expensed as incurred. Total expenses relating to advertising and promotion for fiscal 1995, 1996 and 1997 were $8,823, $9,098 and $11,338, respectively.

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES--(CONTINUED)

  Property, plant and equipment

     Property, plant and equipment are carried at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Expenditures which significantly improve or extend the life of an asset are capitalized.

     Maintenance and repairs are charged to expense in the year incurred. Cost and related accumulated depreciation for property, plant and equipment are removed from the accounts upon sale or disposition and the resulting gain or loss is reflected in earnings.

  Intangible assets

     Goodwill represents the excess of purchase price over the fair value of identifiable net assets of companies acquired. Goodwill and other intangibles are amortized on a straight-line basis over appropriate periods not exceeding 40 years.

  Foreign currency translation

     The financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for revenues, expenses, and gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholder's equity.

  Income taxes

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Cash and cash equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Short-term investments

     Short-term interest bearing investments are those with maturities of less than one year but greater than three months when purchased. These investments are readily convertible to cash and are stated at market value, which approximates cost. Realized gains and losses are included in other income on a specific identification basis in the period they are realized.

  Common shares and earnings per share

     In February 1997, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards ('SFAS') No. 128, 'Earnings Per Share.' The statement requires the presentation of both 'basic' and 'diluted' earnings per share ('EPS') on the face of the income statement. Basic EPS is based on the weighted average number of shares of common stock outstanding during each period while diluted EPS is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Common stock equivalents included in diluted EPS, which consisted of common shares issuable upon the exercise of outstanding stock options, were 6,536, 4,502 and 4,324 for the years ended

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES--(CONTINUED)

September 30, 1995, 1996 and 1997, respectively. The financial statements and related footnotes have been restated to reflect the adoption of SFAS No. 128.

     In March 1998, the Company's board of directors declared a three-for-one stock split payable in the form of a 200% stock dividend. This distribution has been reflected in the fiscal 1997 consolidated financial statements and all per common share amounts have been retroactively restated to account for the stock split. In addition, stock options and the related exercise prices have been amended to reflect this transaction. Also, in March 1998, the Company's certificate of incorporation was amended to authorize the issuance of up to 75,000 shares of common stock, par value $.008 per share.

  Reclassifications

     Certain reclassifications have been made to conform prior year amounts to the current year presentation.

  Accounting changes

     Effective October 1, 1996, the Company adopted the disclosure-only provisions of SFAS No. 123, 'Accounting for Stock-Based Compensation'. As permitted by SFAS No. 123, the Company continues to measure compensation cost in accordance with Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees.' As the Company has not granted any options during fiscal 1996 or 1997, there would not have been any impact on the Company's financial position or results of operations on a pro forma basis.

     Effective October 1, 1996, the Company adopted SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' This statement requires that certain assets be reviewed for impairment and, if impaired, be measured at fair value, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The adoption of SFAS No. 121 at October 1, 1996 and its application during fiscal 1997 had no material impact on the Company's financial position or results of operations.

  New accounting standards

     In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income,' which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distribution to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     In addition, in June 1997, the FASB issued SFAS No. 131, 'Disclosures About Segments of an Enterprise and Related Information,' which establishes standards for reporting information about operating segments. It also establishes standards for disclosures regarding products and services, geographic areas and major customers.

     Both of these new standards are effective for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. The implementation of these new standards will not affect the Company's results of operations and financial position, but may have an impact on future financial statement disclosures.

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. ACQUISITION OF HOLLAND & BARRETT HOLDINGS LTD.

     On August 7, 1997, the Company acquired all of the issued and outstanding capital stock of Holland & Barrett Holdings Ltd. ('H&B') from Lloyds Chemist's plc ('Lloyds') for an aggregate purchase price of approximately $169,000 plus acquisition costs of approximately $811. The acquisition has been accounted for under the purchase method and, accordingly, the results of operations are included in the financial statements from the date of acquisition. H&B markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements and food product. At the date of acquisition, H&B operated approximately 410 retail stores in the United Kingdom.

     The Company issued to Lloyds two promissory notes (the 'Promissory Notes') totaling approximately $170,000 as consideration for the purchase of capital stock of H&B. The Promissory Notes, which are collateralized by two letters of credit issued by a lending institution, were paid in full in October 1997.

     In connection with the Acquisition, the Company (i) entered into a $50,000 revolving credit facility (the 'Revolving Credit Facility'), which provides borrowings for working capital and general corporate purposes, and (ii) issued $150,000 in Senior Subordinated Notes due 2007.

     Assets acquired and liabilities assumed include cash ($5,580), inventory ($18,045), other current assets ($11,078), property, plant and equipment ($31,554), and current and long-term liabilities ($27,154 and $4,058, respectively). The excess cost of investment over the net book value of H&B at the date of acquisition resulted in an increase in goodwill of $133,725 which will be amortized over 25 years. Additionally, finance related costs of approximately $5,600 will be amortized over 10 years.

     The following unaudited condensed pro forma information presents a summary of consolidated results of operations of the Company and H&B as if the acquisition had occurred at the beginning of fiscal 1996, with pro forma adjustments to give effect to the amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related income tax effects.

     The pro forma information, which does not give effect to anticipated intercompany product sales, is not necessarily indicative of the results of operations had H&B been acquired as of the earliest period presented below.

                                                                   SEPTEMBER 30,    SEPTEMBER 30,
                                                                       1996             1997
                                                                   -------------    -------------
Net sales.......................................................     $ 345,305        $ 428,953
Net income......................................................     $   6,110        $  12,458
Net income per diluted share....................................     $    0.10        $    0.21

3. SALE OF DIRECT-MAIL COSMETICS BUSINESS

     On October 9, 1995, the Company sold certain assets of its direct-mail cosmetics business for $2,495. The Company received $350 in cash and non interest bearing notes aggregating $2,145 for inventory, a customer list and other intangible assets. Revenues applicable to this marginally unprofitable business were $8,284 and $137 for fiscal 1995 and 1996, respectively. The inventory note was repaid in full in October 1996 and, in April 1997, the Company received the final payment of the customer list note.

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. INVENTORIES

                                                                             SEPTEMBER 30,
                                                                           ------------------
                                                                            1996       1997
                                                                           -------    -------
Raw materials...........................................................   $17,132    $29,892
Work-in-process.........................................................     1,523      3,516
Finished goods..........................................................    19,415     42,528
                                                                           -------    -------
                                                                           $38,070    $75,936
                                                                           -------    -------
                                                                           -------    -------

5. PROPERTY, PLANT AND EQUIPMENT

                                                                             SEPTEMBER 30,
                                                                          -------------------
                                                                           1996        1997
                                                                          -------    --------
Land...................................................................   $ 4,765    $  5,050
Buildings and leasehold improvements...................................    38,088      47,819
Machinery and equipment................................................    28,560      33,540
Furniture and fixtures.................................................     8,484      53,552
Transportation equipment...............................................       641       1,015
Computer equipment.....................................................     8,545      14,635
                                                                          -------    --------
                                                                           89,083     155,611
  Less accumulated depreciation and amortization.......................    27,351      47,438
                                                                          -------    --------
                                                                          $61,732    $108,173
                                                                          -------    --------
                                                                          -------    --------

     Depreciation and amortization of property, plant and equipment for the years ended September 30, 1995, 1996 and 1997 was approximately $3,190, $4,974 and $7,104, respectively.

     Property, plant and equipment includes approximately $4,051 for assets recorded under capital leases for fiscal 1996 and 1997.

6. INTANGIBLE ASSETS

     Intangible assets, at cost, acquired at various dates are as follows:

                                                                         SEPTEMBER 30,
                                                                      -------------------    AMORTIZATION
                                                                       1996        1997         PERIOD
                                                                      -------    --------    ------------
Goodwill...........................................................   $   469    $136,972        20-40
Customer lists.....................................................     8,784       9,816         6-15
Trademark and licenses.............................................     1,201       1,201          2-3
Covenants not to compete...........................................     1,305       1,305          5-7
                                                                      -------    --------
                                                                       11,759     149,294
  Less accumulated amortization....................................     7,784       8,847
                                                                      -------    --------
                                                                      $ 3,975    $140,447
                                                                      -------    --------
                                                                      -------    --------

     Amortization included in the consolidated statements of income under the caption 'selling, general and administrative expenses' in 1995, 1996 and 1997 was approximately $776, $649 and $1,063, respectively.

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. ACCRUED EXPENSES

                                                                             SEPTEMBER 30,
                                                                           ------------------
                                                                            1996       1997
                                                                           -------    -------
Litigation settlement costs.............................................              $ 5,600
Payroll and related payroll taxes.......................................   $ 2,731      4,185
Customer deposits.......................................................     1,863      2,363
Accrued purchases and interest..........................................                2,800
Income taxes payable....................................................     2,670      7,456
Other...................................................................     7,441     11,921
                                                                           -------    -------
                                                                           $14,705    $34,325
                                                                           -------    -------
                                                                           -------    -------

8. LONG-TERM DEBT

                                                                             SEPTEMBER 30,
                                                                          -------------------
                                                                           1996        1997
                                                                          -------    --------
Senior debt:
  8 5/8% Senior subordinated notes due 2007, net of unamortized
     discount of $1,237 (a)............................................              $148,763
Mortgages:
  First mortgage, payable in monthly principal and interest (10.375%)
     installments (b)..................................................   $ 7,447       7,317
  First mortgage payable in monthly principal and interest (9.73%)
     installments of $25 (c)...........................................     2,258       2,169
  First mortgage, payable in monthly principal and interest (7.375%)
     installments of $55 (d)...........................................     5,926       5,693
Revolving credit agreement (e).........................................
                                                                          -------    --------
                                                                           15,631     163,942
  Less current portion.................................................       453         495
                                                                          -------    --------
                                                                          $15,178    $163,447
                                                                          -------    --------
                                                                          -------    --------

------------------
(a) In September 1997, the Company issued 10-year Senior Subordinated Notes due 2007. The Notes are unsecured and subordinated in right of payment for all existing and future indebtedness of the Company. The Company is in the process of registering these Notes under the Securities Act of 1933 through an exchange offer. Such Exchange Notes, once issued, will have terms substantially identical to the original Notes.

(b) In September 1990, the Company obtained an $8,000 first mortgage, collateralized by the underlying building, issued through the Town of Islip, New York Industrial Development Agency. The taxable bond, held by an insurance company, has monthly principal and interest payments of $75 for ten years through 2000, with a final payment of $6,891 in September 2000.

(c) In November 1994, the Company purchased a building which it previously occupied under a long-term lease. The purchase price of approximately $3,090 was funded with $690 in cash and the balance through a 15-year mortgage note payable. This agreement contains various restrictive covenants which require the maintenance of certain financial ratios and limits capital expenditures.

(d) In April 1996, the Company obtained a $6,000 first mortgage with a fixed interest rate of 7.375%, collateralized by the underlying real estate. The mortgage has monthly principal and interest payments of $55 for fifteen years through 2011.

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. LONG-TERM DEBT--(CONTINUED)

(e) In September 1997, the Company entered into a Revolving Credit Agreement (the 'Agreement') with five banks that provides for borrowings up to $50,000, which expires September 23, 2003. Virtually all of the Company's assets serve as collateral under the Agreement, which is subject to normal banking terms and conditions. The Agreement provides that loans may be made under a selection of rate formulas including Prime or Euro currency rates. The Agreement provides for the maintenance of various financial ratios and covenants. As of September 30, 1997, there were no outstanding borrowings under the Agreement.

     Required principal payments of long-term debt are as follows:

YEARS ENDED
SEPTEMBER 30,
--------------------------------------------------------------
  1998........................................................   $    495
  1999........................................................        539
  2000........................................................      7,420
  2001........................................................        444
  2002........................................................        481
  Thereafter..................................................    154,563
                                                                 --------
                                                                 $163,942
                                                                 --------
                                                                 --------

     In August 1997, in connection with the promissory notes issued as consideration for the purchase of H&B, the Company was issued two standby letters of credit aggregating $170,000. At September 30, 1997, there were no borrowings outstanding under the letters of credit. As of October 17, 1997, upon payment of the promissory notes, the letters of credit were cancelled.

     In 1997, the Company recorded a loss of $2,265 in connection with an interest rate lock which was settled on October 28, 1997.

9. CAPITAL LEASE OBLIGATIONS

     The Company enters into various capital leases for machinery and equipment which provide the Company with bargain purchase options at the end of such lease terms. Future minimum payments under capital lease obligations as of September 30, 1997 are as follows:

  1998...........................................................   $  759
  1999...........................................................      759
  2000...........................................................      759
  2001...........................................................      759
  2002...........................................................      692
  Thereafter.....................................................      172
                                                                    ------
                                                                     3,900
  Less, amount representing interest.............................      679
                                                                    ------
  Present value of minimum lease payments (including $521 due
     within one year)............................................   $3,221
                                                                    ------
                                                                    ------

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. INCOME TAXES

     Provision (benefit) for income taxes consists of the following:

                                                                              YEAR ENDED SEPTEMBER 30,
                                                                             ---------------------------
                                                                              1995      1996      1997
                                                                             ------    ------    -------
Federal
  Current.................................................................   $2,225    $7,551    $14,207
  Deferred................................................................      637      (501)    (2,530)
State
  Current.................................................................      336     2,112      1,218
  Deferred................................................................       48      (141)      (220)
Foreign benefit...........................................................                        (1,189)
                                                                             ------    ------    -------
Total provision...........................................................   $3,246    $9,021    $11,486
                                                                             ------    ------    -------
                                                                             ------    ------    -------

     The following is a reconciliation of the income tax expense computed using the statutory federal income tax rate to the actual income tax expense and its effective income tax rate.

                                                               YEAR ENDED SEPTEMBER 30,
                                         ---------------------------------------------------------------------
                                                 1995                    1996                    1997
                                         --------------------    --------------------    ---------------------
                                                   PERCENT OF              PERCENT OF               PERCENT OF
                                                     PRETAX                  PRETAX                   PRETAX
                                         AMOUNT      INCOME      AMOUNT      INCOME      AMOUNT       INCOME
                                         ------    ----------    ------    ----------    -------    ----------
Income tax expense at statutory
  rate................................   $2,850       34.0%      $7,831       35.0%      $10,051       35.0%
State income taxes, net of federal
  income tax benefit..................     254         3.0%      1,281         5.7%          649        2.3%
Other, individually less than 5%......     142         1.7%        (91 )      (0.4%)         786        2.7%
                                         ------    ----------    ------    ----------    -------    ----------
Actual income tax provision...........   $3,246       38.7%      $9,021       40.3%      $11,486       40.0%
                                         ------    ----------    ------    ----------    -------    ----------
                                         ------    ----------    ------    ----------    -------    ----------

     The components of deferred tax assets and liabilities are as follows:

                                                                             1996       1997
                                                                            -------    -------
Deferred tax assets:
  Current:
     Inventory capitalization............................................   $   243    $   351
     Accrued expenses and reserves not currently deductible..............     2,591      5,350
     Tax credits.........................................................       321        331
                                                                            -------    -------
       Current deferred tax assets.......................................     3,155      6,032
                                                                            -------    -------
  Noncurrent:
     Intangibles.........................................................       335        333
     Reserves not currently deductible...................................       200        188
                                                                            -------    -------
       Total noncurrent..................................................       535        521
                                                                            -------    -------
Deferred tax liabilities:
  Property, plant and equipment..........................................    (3,362)    (7,995)
                                                                            -------    -------
       Net deferred tax (liability) asset................................   $   328    $(1,442)
                                                                            -------    -------
                                                                            -------    -------

     Available state tax credits of $321 and $331 in 1996 and 1997, respectively, are scheduled to expire through fiscal 2002.

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. COMMITMENTS

  Leases

     The Company conducts retail operations under operating leases which expire at various dates through 2020. Some of the leases contain renewal options and provide for additional rentals based upon sales plus certain tax and maintenance costs.

     Future minimal rental payments under the retail location and other leases that have initial or noncancelable lease terms in excess of one year at September 30, 1997 are as follows:

YEAR ENDING
SEPTEMBER 30,
--------------------------------------------------------------
  1998........................................................   $ 25,322
  1999........................................................     24,501
  2000........................................................     23,522
  2001........................................................     22,176
  2002........................................................     20,804
  Thereafter..................................................    161,623
                                                                 --------
                                                                 $277,948
                                                                 --------
                                                                 --------

     Operating lease rental expense, including real estate tax and maintenance costs, and leases on a month to month basis were approximately $1,248, $1,979 and $7,750 for the years ended September 30, 1995, 1996 and 1997, respectively.

  Purchase commitments

     The Company was committed to make future purchases under various purchase order arrangements with fixed price provisions aggregating approximately $12,923 and $26,102 at September 30, 1996 and 1997, respectively.

  Capital commitments

     The Company had approximately $15,800 in open capital commitments related to a manufacturing facility and computer hardware and software at September 30, 1997.

  Employment and consulting agreements

     The Company has employment agreements with two of its officers. The agreements, which expire in January 2004, provide for minimum salary levels, including cost of living adjustments, and also contain provisions regarding severance and changes in control of the Company. The commitment for salaries as of September 30, 1997 was approximately $749 per year.

     The Company also has a two-year consulting agreement with its former chairman and current director which expires on December 31, 1997. Such agreement requires annual payments of approximately $350. The parties are presently negotiating a renewal of the agreement under substantially comparable terms. In addition, an entity owned by a relative of an officer received sales commissions of $510, $417 and $541 in 1995, 1996 and 1997, respectively.

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. STOCK OPTION PLANS

     The Board of Directors approved the issuance of 6,660 non-qualified options on September 23, 1990, exercisable at $0.21 per share, which options terminate on September 23, 2000. In addition, on March 11, 1992, the Board approved the issuance of an aggregate of 5,400 non-qualified stock options to directors and officers, exercisable at $0.31 per share, and expiring on March 10, 2002. The exercise price of each of the aforementioned issuances was in excess of the market price at the date such options were granted.

     During fiscal 1997, options were exercised with 37 shares of common stock issued (prior to the aforementioned stock split) to certain officers and a director for $23. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $643 and a tax benefit of approximately $257 which was credited to capital in excess of par.

     During fiscal 1996, options were exercised with 872 shares of common stock issued (prior to the aforementioned stock split) to certain officers and directors for $11 and interest bearing notes in the amount of $584. As a result of the exercise of these options, the Company was entitled to a compensation deduction for tax purposes of approximately $3,145 and a tax benefit of approximately $1,274 which was credited to capital in excess of par.

     During fiscal 1995, options were exercised with 430 shares of common stock issued (prior to the aforementioned stock split) to certain officers and directors for $24 and an interest bearing note in the amount of $191. The promissory note, including interest, was paid by the surrender of 23 NBTY common shares to the Company at the prevailing market price. As a result of the exercise of these options, the Company was entitled to a compensation deduction of approximately $1,828 which resulted in a tax benefit of approximately $731 which was credited to capital in excess of par.

     A summary of stock option activity is as follows:

                                                      WEIGHTED                 WEIGHTED                 WEIGHTED
                                                      AVERAGE                  AVERAGE                  AVERAGE
                                         NUMBER OF    EXERCISE    NUMBER OF    EXERCISE    NUMBER OF    EXERCISE
                                          SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                         ---------    --------    ---------    --------    ---------    --------
Outstanding at beginning of year......     8,475       $  .24       7,185       $  .25       4,569       $  .25
Exercised.............................     1,290          .17       2,616          .23         111          .31
                                         ---------    --------    ---------    --------    ---------    --------
Outstanding at end of year............     7,185       $  .25       4,569       $  .25       4,458       $  .25
                                         ---------    --------    ---------    --------    ---------    --------
                                         ---------    --------    ---------    --------    ---------    --------
Exercisable at end of year............     7,185       $  .25       4,569       $  .25       4,458       $  .25
                                         ---------    --------    ---------    --------    ---------    --------
                                         ---------    --------    ---------    --------    ---------    --------

     As of September 30, 1997, the weighted average remaining contractual life of outstanding options was 4 years. In addition, there were no options available for grant at September 30, 1995, 1996 or 1997.

13. EMPLOYEE BENEFIT PLANS

     The Company maintains defined contribution savings plans and an employee stock ownership plan. The accompanying financial statements reflect contributions to these plans in the approximate amount of $498, $489 and $1,209 for the years ended September 30, 1995, 1996 and 1997, respectively.

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. LITIGATION

  L-tryptophan

     The Company and certain other companies in the industry have been named as defendants in cases arising out of the ingestion of products containing L-tryptophan. The Company had been named in more than 265 lawsuits, of which four are still pending against the Company. The other 261 lawsuits have been settled at no cost to the Company. The Company's supplier of L-tryptophan agreed to indemnify the Company and the other companies named in the lawsuits through the final resolution of all cases involving L-tryptophan. In addition, the supplier has posted, for the benefit of the Company and the other companies named in the lawsuits, a revolving, irrevocable letter of credit of $20,000 to be used in the event that the supplier is unable or unwilling to satisfy any claims or judgments. While not all of these suits quantify the amount demanded, the Company believes that the amount required to either settle these cases or to pay judgments rendered therein will be paid by the supplier or by the Company's product liability insurance carrier.

     While the outcome of any litigation is uncertain, it is the opinion of management and legal counsel of the Company that it is remote that the Company will incur a material loss as a result of the L-tryptophan litigation and claims. Accordingly, no provision for liability, if any, that may result therefrom has been made in the Company's financial statements.

  Shareholder litigation

     In October 1994, two lawsuits were commenced in the U.S. District Court, Eastern District of New York, against the Company and two of its officers. On October 17, 1997, a Memorandum of Understanding was entered into between the Company and the attorneys representing the Plaintiff class agreeing to an $8,000 ($4,400 cash, $3,600 stock) settlement of the lawsuit. Subsequently, the Company entered into a Capital Stipulation of Settlement calling for, among other things, a total cash payment of $8,000. The Company has been notified by its insurance carrier that it is willing to reimburse the Company to the extent of $2,400. Accordingly, as of September 30, 1997, the Company recorded a $5,600 provision for its portion of the settlement which, along with related legal fees of approximately $768, has been reflected separately in the statement of income.

  Other litigation

     The Company is also involved in miscellaneous claims and litigation which management believes, taken individually or in the aggregate, would not have a material adverse effect on the Company's financial position or its business.

15. FOREIGN OPERATIONS

     In connection with the Company's recent acquisition of H&B which operates primarily in the United Kingdom, the Company has significantly expanded its operations outside of the United States. The following information has been summarized by geographic area as of September 30, 1997 and for the year then ended.

                                                                      IDENTIFIABLE                OPERATING
                                                                         ASSETS        SALES       INCOME
                                                                      ------------    --------    ---------
United States......................................................     $328,548      $254,910    $  36,619
United Kingdom.....................................................      214,190        26,497       (3,281)
                                                                      ------------    --------    ---------
                                                                        $542,738      $281,407    $  33,338
                                                                      ------------    --------    ---------
                                                                      ------------    --------    ---------

                          NBTY, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for fiscal 1996 and 1997:

                                                      DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                                      ------------    ---------    --------    -------------
1996:
  Net sales........................................     $ 38,589       $55,605     $ 47,900       $52,309
  Gross profit.....................................       17,779        27,760       24,453        28,773
  Income before income taxes.......................         (412)        7,502        6,503         8,780(a)
  Net income.......................................         (251)        4,576        3,763         5,264
  Net income per diluted share.....................     $     --       $  0.07     $   0.06       $  0.09

1997:
  Net sales........................................     $ 47,327       $75,019     $ 61,761       $97,300
  Gross profit.....................................       24,757        39,342       31,803        49,619
  Income before income taxes.......................        5,484        12,723        8,548         1,961(a)
  Net income.......................................        3,290         7,634        5,129         1,177
  Net income per diluted share.....................     $   0.06       $  0.13     $   0.08       $  0.02

------------------
(a) Year-end adjustments resulting in an increase to pre-tax income of approximately $2 million and $2.1 million primarily related to adjustments of inventory amounts in 1996 and 1997, respectively.

                  [COMPANY ARTWORK FOR INSIDE BACK COVER]

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................      3
Risk Factors...................................      9
Use of Proceeds................................     15
Price Range of Common Stock....................     15
Dividend Policy................................     16
Capitalization.................................     16
Selected Supplemental Consolidated Financial
  Data.........................................     17
Selected Consolidated Financial Data...........     19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................     20
Business.......................................     25
Management.....................................     38
Principal and Selling Stockholders.............     40
Description of Capital Stock...................     41
Description of Certain Indebtedness............     42
Shares Eligible for Future Sale................     43
Underwriting...................................     45
Legal Matters..................................     47
Experts........................................     47
Available Information..........................     47
Incorporation of Certain Information by
  Reference....................................     48
Index to Consolidated Financial Statements.....    F-1

            ------------------------------------------------------
            ------------------------------------------------------

            ------------------------------------------------------
            ------------------------------------------------------


                                8,600,000 SHARES

                                  COMMON STOCK

                                   ----------

                                   PROSPECTUS

                                  JULY 1, 1998

                                   ----------

                              SALOMON SMITH BARNEY
                                LEHMAN BROTHERS
                          ADAMS, HARKNESS & HILL, INC.

                                RAYMOND JAMES &
                                ASSOCIATES, INC.
                               PIPER JAFFRAY INC.
            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that expenses payable by the Company in connection with the offering described in this Registration Statement (other than the underwriting discounts and commissions) will be as follows:


TOTAL
-----------------------------------------------------------
SEC registration fee (actual)..............................   $ 69,692.37
NASD filing fee (actual)...................................     24,124.53
Blue Sky fees and expenses (including counsel fees)........     50,000.00
Accounting fees and expenses...............................    175,000.00
Legal fees and expenses....................................    200,000.00
Printing and engraving expense.............................    175,000.00
Transfer Agent and Registrar fees and expenses.............      5,000.00
Miscellaneous expenses.....................................      1,183.10
     Total.................................................   $700,000.00


------------------
* To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the 'DGCL'), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Second Amended and Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     The Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by the DGCL.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Company against certain civil liabilities that may be incurred in connection with the Offering, including certain liabilities under the Securities Act.

     The Company provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

ITEM 16. EXHIBITS.

     (a) The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein.


EXHIBIT
  NO.     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------
   1.1     --   Form of Underwriting Agreement.
   3.1     --   Certificate of Incorporation of NBTY, Inc. as amended. Filed as Exhibit 3.1 to the Company's
                Registration Statement (No. 333-39527) on Form S-4 and incorporated herein by reference.
   3.2     --   Certificate of Amendment of Certificate of Incorporation Amended and Restated By-Laws of NBTY, Inc.
                Filed as Exhibit 3.2 to the Company's Registration Statement (No. 333-39527) on Form S-4 and
                incorporated herein by reference.
   4.1     --   Indenture, dated as of September 23, 1997, between NBTY, Inc. and IBJ Schroder Bank & Trust Company, as Trustee, relating to $150,000 in aggregate principal amount of 8- 5/8% Senior Subordinated Notes due 2007, Series A and Series B. Filed as Exhibit 4.1 to the Company's Registration Statement (No.
                333-39527) on Form S-4 and incorporated herein by reference.
   5.1     --   Opinion of Michael C. Duban, P.C.****
  10.1     --   Credit and Guarantee Agreement ('Revolving Credit Agreement'), dated September 23, 1997, as amended
                April 20, 1998, between the Company and The Chase Manhattan Bank. Filed as Exhibit 10.1 to the
                Company's Registration Statement (No. 333-39527) on Form S-4 and incorporated herein by reference.
  10.2     --   Third Amendment, dated May 1, 1998, to Credit and Guarantee Agreement between the Company and The
                Chase Manhattan Bank.
  23.1     --   Consent of Michael C. Duban, P.C.**
  23.3     --   Consent of Coopers & Lybrand L.L.P. (Melville, New York)****
  23.4     --   Consent of Coopers & Lybrand L.L.P. (St. Louis, Missouri)****
  23.5     --   Consent of Amper, Politziner & Mattia P.A.****
  24.1     --   Power of Attorney of NBTY, Inc. (included on signature page to this Registration Statement on Form
                S-3).****


------------------
   * To be filed by amendment.

  ** Included in the opinion filed as exhibit 5.1.

 *** Included in the signature page to this Registration Statement.

**** Previously filed.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions described in Item 15 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock covered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Common Stock therein, and the offering of such Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

          (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act.

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JUNE 30, 1998.


                                          NBTY, INC.

                                          By:        /s/ SCOTT RUDOLPH
                                              -------------------------------
                                                        Scott Rudolph
                                                   Chairman of the Board,
                                                Chief Executive Officer and
                                                        President


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                SIGNATURE                                    TITLE(S)                            DATE
------------------------------------------  -------------------------------------------   -------------------
            /s/ SCOTT RUDOLPH               Chairman of the Board, Chief Executive               June 30, 1998
------------------------------------------  Officer and President
              Scott Rudolph

             /s/ HARVEY KAMIL               Executive Vice President, Secretary                  June 30, 1998
------------------------------------------
               Harvey Kamil

             ARTHUR RUDOLPH*                                 Director                            June 30, 1998
------------------------------------------
              Arthur Rudolph

             ARAM GARABEDIAN*                                Director                            June 30, 1998
------------------------------------------
             Aram Garabedian

             BERNARD G. OWEN*                                Director                            June 30, 1998
------------------------------------------
             Bernard G. Owen

              ALFRED SACKS*                                  Director                            June 30, 1998
------------------------------------------
               Alfred Sacks

               MURRAY DALY*                                  Director                            June 30, 1998
------------------------------------------
               Murray Daly

               GLENN COHEN*                                  Director                            June 30, 1998
------------------------------------------
               Glenn Cohen

                BUD SOLK*                                    Director                            June 30, 1998
------------------------------------------
                 Bud Solk

            NATHAN ROSENBLATT*                               Director                            June 30, 1998
------------------------------------------
            Nathan Rosenblatt

                SIGNATURE                                    TITLE(S)                            DATE
------------------------------------------  -------------------------------------------   -------------------
            MICHAEL L. ASHNER*                               Director                            June 30, 1998
------------------------------------------
            Michael L. Ashner

*By         /s/ SCOTT RUDOLPH
   ---------------------------------------
              Scott Rudolph

             /s/ HARVEY KAMIL
------------------------------------------
               Harvey Kamil
            Attorneys-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.     DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------
   1.1     --   Form of Underwriting Agreement.
   3.1     --   Certificate of Incorporation of NBTY, Inc. as amended. Filed as Exhibit 3.1 to the Company's
                Registration Statement (No. 333-39527) on Form S-4 and incorporated herein by reference.
   3.2     --   Certificate of Amendment of Certificate of Incorporation Amended and Restated By-Laws of NBTY, Inc.
                Filed as Exhibit 3.2 to the Company's Registration Statement (No. 333-39527) on Form S-4 and
                incorporated herein by reference.
   4.1     --   Indenture, dated as of September 23, 1997, between NBTY, Inc. and IBJ Schroder Bank & Trust Company, as Trustee, relating to $150,000 in aggregate principal amount of 8- 5/8% Senior Subordinated Notes due 2007, Series A and Series B. Filed as Exhibit 4.1 to the Company's Registration Statement (No.
                333-39527) on Form S-4 and incorporated herein by reference.
   5.1     --   Opinion of Michael C. Duban, P.C.****
  10.1     --   Credit and Guarantee Agreement ('Revolving Credit Agreement'), dated September 23, 1997, as amended
                April 20, 1998, between the Company and The Chase Manhattan Bank. Filed as Exhibit 10.1 to the
                Company's Registration Statement (No. 333-39527) on Form S-4 and incorporated herein by reference.
  10.2     --   Third Amendment, dated May 1, 1998, to Credit and Guarantee Agreement between the Company and The
                Chase Manhattan Bank.
  23.1     --   Consent of Michael C. Duban, P.C.**
  23.3     --   Consent of Coopers & Lybrand L.L.P. (Melville, New York)****
  23.4     --   Consent of Coopers & Lybrand L.L.P. (St. Louis, Missouri)****
  23.5     --   Consent of Amper, Politziner & Mattia P.A.****
  24.1     --   Power of Attorney of NBTY, Inc. (included on signature page to this Registration Statement on Form
                S-3).****


------------------
   * To be filed by amendment.

  ** Included in the opinion filed as exhibit 5.1.

 *** Included in the signature page to this Registration Statement.

**** Previously filed.